Exhibit 10.23

EXECUTION COPY

NOBLE INTERNATIONAL, LTD.

SIXTH AMENDED AND RESTATED

CREDIT AGREEMENT

DATED AS OF DECEMBER 11, 2006

COMERICA BANK,

AS JOINT BOOKRUNNER,

CO-LEAD ARRANGER AND ADMINISTRATIVE AGENT

NATIONAL CITY BANK,

AS JOINT BOOKRUNNER, CO-LEAD ARRANGER AND CO-

SYNDICATION AGENT

JPMORGAN CHASE BANK, N.A.,

AS CO-SYNDICATION AGENT

BMO CAPITAL MARKETS FINANCING, INC.,

AS DOCUMENTATION AGENT

TABLE OF CONTENTS

SCHEDULES			VII

EXHIBITS			VIII

1.	DEFINITIONS		1

2.	REVOLVING CREDIT		33
	2.1	Commitment	33
	2.2	Accrual of Interest and Maturity; Evidence of Indebtedness.	33
	2.3	Requests for and Refundings and Conversions of Advances	34
	2.4	Disbursement of Advances.	36
	2.5	Swing Line Advances	38
	2.6	Prime-based Interest Payments	42
	2.7	Eurocurrency-based Interest Payments and Quoted Rate Interest Payments.	43
	2.8	Interest Payments on Conversions	43
	2.9	Interest on Default	43
	2.10	Prepayment of Revolving Credit Advances	43
	2.11	Prime-based Advance in Absence of Election or upon Default	44
	2.12	Revolving Credit Facility Fee	44
	2.13	Mandatory Reduction of Indebtedness.	45
	2.14	Mandatory Repayment of Revolving Advances; Mandatory Reduction or Termination of Revolving Credit Aggregate Commitment.	46
	2.15	Optional Reduction or Termination of Revolving Credit Aggregate Commitment	46
	2.16	Extension of Revolving Credit Maturity Date.	47
	2.17	Application of Advances	48
	2.18	Optional Increase in Revolving Credit Aggregate Commitment	48
	2.19	Determination, Denomination and Redenomination of Alternate Currency Advances	49
	2.20	Existing Advances	50

3.	LETTERS OF CREDIT		50
	3.1	Letters of Credit	50
	3.2	Conditions to Issuance	50
	3.3	Notice	52
	3.4	Letter of Credit Fees	52
	3.5	Other Fees	53
	3.6	Draws and Demands for Payment Under Letters of Credit.	53
	3.7	Obligations Irrevocable	56
	3.8	Risk Under Letters of Credit.	57
	3.9	Indemnification	58
	3.10	Right of Reimbursement	59
	3.11	Existing Letters of Credit.	59

i

	3A.	TERM LOAN		60
		3A.1	Term Loan	60
		3A.2	Accrual of Interest and Maturity; Evidence of Indebtedness	60
		3A.3	Repayment of Principal	61
		3A.4	Term Loan Rate Requests; Refundings and Conversions of Advances of the Term Loan	61
		3A.5	Prime-based Advance in Absence of Election or Upon Default	62
		3A.6	Prime-based Interest Payments	62
		3A.7	Eurocurrency-based Interest Payments	62
		3A.8	Interest Payments on Conversions	62
		3A.9	Interest on Default	63
		3A.10	Optional Prepayment of Term Loan	63
		3A.11	Mandatory Prepayment of Term Loan	63
		3A.12	Use of Proceeds	65

4.		MARGIN ADJUSTMENTS		65
		4.1	Margin Adjustments	65

5.		CONDITIONS		65
		5.1	Execution of Notes and this Agreement	65
		5.2	Corporate Authority	65
		5.3	Guaranties, Collateral Documents and Other Loan Documents	66
		5.4	Compliance with Certain Documents and Agreements	66
		5.5	Borrower’s Certificate	66
		5.6	Payment of Fees	66
		5.7	Continuing Conditions	67

6.		REPRESENTATIONS AND WARRANTIES		67
		6.1	Corporate Authority	67
		6.2	Due Authorization – Borrower	67
		6.3	Due Authorization – Guarantors	67
		6.4	Good Title; Leases; No Liens	68
		6.5	Taxes	68
		6.6	No Defaults	68
		6.7	Enforceability of Agreement and Loan Documents – Borrower	68
		6.8	Enforceability of Loan Documents – Guarantors	69
		6.9	Compliance with Laws	69
		6.10	Non-contravention – Borrower	69
		6.11	Non-contravention – Guarantors	69
		6.12	No Litigation	70
		6.13	Consents, Approvals and Filings, Etc	70
		6.14	Agreements Affecting Financial Condition	70
		6.15	No Investment Company or Margin Stock	71
		6.16	ERISA	71
		6.17	Conditions Affecting Business or Properties	71
		6.18	Environmental and Safety Matters	71
		6.19	Subsidiaries	72

	6.20	Accuracy of Information	72
	6.21	Labor Relations	72
	6.22	Solvency	72
	6.23	Capitalization	73
	6.24	Acquisition Documents.	73

7.	AFFIRMATIVE COVENANTS		73
	7.1	Financial Statements	74
	7.2	Certificates; Other Information	74
	7.3	Payment of Obligations	75
	7.4	Conduct of Business and Maintenance of Existence	75
	7.5	Maintenance of Property; Insurance	75
	7.6	Inspection of Property; Books and Records, Discussions	78
	7.7	Notices	78
	7.8	Hazardous Material Laws	79
	7.9	Consolidated Fixed Charge Coverage Ratio	80
	7.10	Maintain Total Debt to EBITDA Ratio	80
	7.11	Maintain Senior Debt to EBITDA Ratio	80
	7.12	Maintain Consolidated Tangible Net Worth	80
	7.13	Taxes	80
	7.14	Governmental and Other Approvals	80
	7.15	Compliance with ERISA	80
	7.16	ERISA Notices	81
	7.17	Security	81
	7.18	Defense of Collateral	81
	7.19	Use of Proceeds	81
	7.20	Future Subsidiaries; Additional Collateral.	81
	7.21	Accounts	83
	7.22	Hedging Transaction	83
	7.23	Dissolution of Certain Subsidiaries	83
	7.24	Further Assurances	84

8.	NEGATIVE COVENANTS.		84
	8.1	Limitation on Debt	84
	8.2	Limitation on Liens	85
	8.3	Limitation on Guarantee Obligations	86
	8.4	Acquisitions	86
	8.5	Limitation on Mergers, or Sale of Assets	87
	8.6	Restricted Payments	88
	8.7	Limitation on Investments, Loans and Advances	88
	8.8	Transactions with Affiliates	89
	8.9	Limitation on Other Restrictions	89
	8.10	Prepayment of Debts	90
	8.11	Amendment of Subordinated Debt Documents	90
	8.12	Modification of Certain Agreements	90
	8.13	Capital Expenditures	91
	8.14	Fiscal Year	91

9.	DEFAULTS		91
	9.1	Events of Default	91
	9.2	Exercise of Remedies	93
	9.3	Rights Cumulative	93
	9.4	Waiver by Borrower of Certain Laws	93
	9.5	Waiver of Defaults	94
	9.6	Set Off	94

10.	PAYMENTS, RECOVERIES AND COLLECTIONS		94
	10.1	Payment Procedure.	94
	10.2	Application of Proceeds of Collateral	96
	10.3	Pro-rata Recovery	96

11.	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS		97
	11.1	Reimbursement of Prepayment Costs	97
	11.2	Eurocurrency Lending Office	97
	11.3	Circumstances Affecting Eurocurrency-based Rate Availability	98
	11.4	Laws Affecting Eurocurrency-based Advance Availability	98
	11.5	Increased Cost of Eurocurrency-based Advances	98
	11.6	Capital Adequacy and Other Increased Costs	99
	11.7	Availability of Alternative Currency; Refunding Advances in Same Currency	100
	11.8	Substitution of Lenders	100
	11.9	Right of Lenders to Fund through Branches and Affiliates	101

12.	AGENT		101
	12.1	Appointment of Agent	101
	12.2	Deposit Account with Agent	102
	12.3	Scope of Agent’s Duties	102
	12.4	Successor Agent	102
	12.5	Agent in its Individual Capacity	103
	12.6	Credit Decisions	103
	12.7	Authority of Agent to Enforce This Agreement	103
	12.8	Indemnification	104
	12.9	Knowledge of Default	104
	12.10	Agent’s Authorization; Action by Lenders	104
	12.11	Enforcement Actions by the Agent	105
	12.12	Collateral Matters.	105
	12.13	Agent’s Fees.	105
	12.14	Co-Agent	106

13.	MISCELLANEOUS		106
	13.1	Accounting Principles	106
	13.2	Consent to Jurisdiction	106
	13.3	Law of Michigan	106
	13.4	Interest	107
	13.5	Closing Costs and Other Costs; Indemnification.	107

13.6	Notices; Patriot Act Notice	108
13.7	Further Action	109
13.8	Successors and Assigns; Participations; Assignments.	109
13.9	Indulgence	112
13.10	Counterparts	112
13.11	Amendment and Waiver	112
13.12	Confidentiality	113
13.13	Withholding Taxes	114
13.14	Taxes and Fees	114
13.15	WAIVER OF JURY TRIAL	115
13.16	Complete Agreement; Conflicts	115
13.17	Severability	115
13.18	Table of Contents and Headings	115
13.19	Construction of Certain Provisions	115
13.20	Independence of Covenants	115
13.21	Reliance on and Survival of Various Provisions	116
13.22	Judgment Currency	116
13.23	Complete Agreement; Amendment and Restatement	116

v

SCHEDULES

Schedule 1.1	Pricing Matrix
Schedule 1.2	Percentages and Allocations
Schedule 1.3	Existing Letters of Credit
Schedule 1.4	Acquisition Documents
Schedule 5.2	List of Jurisdictions in which Borrower and/or Subsidiaries do business
Schedule 5.3(a)	Real Estate Requirements
Schedule 5.3(b)	List of Jurisdictions in which to file financing statements
Schedule 6.4	Owned and Leased Real Property/Locations of Equipment, Inventory and Books and Records
Schedule 6.9	Compliance with Laws
Schedule 6.12	Litigation
Schedule 6.16	Employee Pension Benefit Plans
Schedule 6.18	Environmental Matters
Schedule 6.19	Subsidiaries / Significant Subsidiaries
Schedule 6.20(c)	Contingent Obligations
Schedule 6.23	Capitalization
Schedule 8.1	Existing Funded Debt
Schedule 8.2(f)	Permitted Liens
Schedule 8.3	Existing Guaranties
Schedule 8.7(b)	Existing Investments
Schedule 13.6	Notices

EXHIBITS

A	FORM OF REQUEST FOR REVOLVING CREDIT ADVANCE
B	FORM OF REVOLVING CREDIT NOTE
C	FORM OF SWING LINE NOTE
D	FORM OF REQUEST FOR SWING LINE ADVANCE
E-1	FORM OF NOTICE OF LETTERS OF CREDIT STANDBY
E-2	FORM OF NOTICE OF LETTER OF CREDIT DOCUMENTARY
F	FORM OF SWING LINE LENDER PARTICIPATION CERTIFICATE
G	[RESERVED]
H	FORM OF ASSIGNMENT AGREEMENT
I	FORM OF COVENANT COMPLIANCE REPORT
J	FORM OF TERM NOTE
K	FORM OF INTERCOMPANY NOTE
L	FORM OF TERM LOAN RATE REQUEST
M	FORM OF GUARANTY
N	FORM OF BORROWING BASE CERTIFICATE
O	FORM OF SECURITY AGREEMENT

SIXTH AMENDED AND RESTATED

CREDIT AGREEMENT

This Sixth Amended and Restated Credit Agreement (“Agreement”) is made as of the 11th day of December, 2006, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as Bookrunner, Co-Lead Arranger and Administrative Agent for the Lenders (in such capacity, “Agent”), National City Bank, as Co-Lead Arranger, Joint Bookrunner and Co-Syndication Agent, JPMorgan Chase Bank, N.A., as Co-Syndication Agent, BMO Capital Markets Financing, Inc., as Documentation Agent and Noble International, Ltd., a Delaware corporation (“Noble” or “Borrower”).

RECITALS:

A. Noble has requested that the Lenders extend to it credit and letters of credit as previously extended to it by Comerica Bank under that certain Amended and Restated Revolving Loan Agreement dated as of December 30, 1997, by and between Noble and Comerica Bank, as amended and restated by the Second Amended and Restated Revolving Credit Agreement dated as of May 27, 1999, as amended, the Third Amended and Restated Revolving Credit Agreement dated as of December 20, 2002, as amended, the Fourth Amended and Restated Revolving Credit Agreement dated as of July 31, 2003, and the Fifth Amended and Restated Revolving Credit Agreement dated as of October 12, 2006 as amended (collectively, the “Prior Credit Agreement”), for the purpose of funding the Acquisition and to provide working capital, financing and funds for general corporate purposes of the Borrower, on the terms and conditions set forth herein.

B. The Lenders are prepared to extend such credit as aforesaid, but only upon the terms and conditions set forth in this Agreement.

C. This Agreement shall constitute an amendment and restatement of the Prior Credit Agreement as provided in Section 13.23 hereof.

NOW THEREFORE, in consideration of the covenants contained herein, Borrower, the Lenders and Agent agree as follows:

1. DEFINITIONS

For the purposes of this Agreement the following terms will have the following meanings:

“Account Control Agreement(s)” shall mean those certain account control agreements, or similar agreements that are delivered pursuant to Section 7.21 of this Agreement, as the same may be amended, restated or otherwise modified from time to time.

“Account Party(ies)” shall mean, with respect to any Letter of Credit, the account party or parties (which shall be Borrower) as named in an application to the Agent for the issuance of such Letter of Credit.

“Acquisition” shall mean the acquisition by Buyer of 100% of the stock of the Target pursuant to the terms of the Acquisition Documents.

“Acquisition Documents” shall mean the Purchase Agreement, each of the documents listed on Schedule 1.4 hereto, and any other material related agreements arising from or entered into pursuant to the terms of the Purchase Agreement, in each case as amended or otherwise modified from time to time as permitted hereunder.

“Advance(s)” shall mean, as the context may indicate, a borrowing requested by Borrower, and made by the applicable Lenders under Sections 2.1 or 3A.1 hereof or requested by Borrower and made by the Swing Line Lender under Section 2.5 hereof, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3, 2.5 or 3A.4 hereof, any advance in respect of a Letter of Credit under Section 3.6 hereof (including without limitation the unreimbursed amount of any draws under any Letters of Credit), and shall include, as applicable, a Eurocurrency-based Advance, a Prime-based Advance, and a Quoted Rate Advance.

“Affected Lender” shall have the meaning set forth in Section 11.8.

“Affiliate” shall mean, with respect to any Person, any other Person or group acting in concert in respect of the first Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such first Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Unless otherwise specified to the contrary herein, or the context requires otherwise, Affiliate shall refer to Affiliates of Borrower.

“Agent” shall mean Comerica Bank, in its capacity as agent for the Lenders hereunder, or any successor agent appointed in accordance with Section 12.4 hereof.

“Agent’s Correspondent” shall mean for Advances in eurodollars, Agent’s Grand Cayman Branch (or for the account of said branch office, at Agent’s main office in Detroit, Michigan, United States).

“Alternate Base Rate” shall mean, for any day, an interest rate per annum equal to the Federal Funds Effective Rate in effect on such day, plus one percent (1%).

“Applicable Fee Percentage” shall mean, as of any date of determination thereof, the applicable percentage used to calculate certain of the fees due and payable hereunder, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1.

“Applicable Interest Rate” shall mean (a) for Advances in Dollars of the Revolving Credit, the Eurocurrency-based Rate or the Prime-based Rate, (b) for Advances in euros of the Revolving Credit, the Eurocurrency-based Rate and (c) for Advances of the Swing Line, the Prime-based Rate or a Quoted Rate.

“Applicable Margin” shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the Pricing Matrix attached to this Agreement as Schedule 1.1.

“Asset Sale” shall mean the sale, transfer or other disposition by any US/Canadian Company of any asset to any Person, other than (i) sales, transfers or other dispositions of assets by any US/Canadian Subsidiary to any Borrower or any Guarantor, (ii) sales, transfers or other dispositions of assets by any Canadian Subsidiary to any other Canadian Subsidiary, (iii) sales, transfers or other dispositions of inventory in the ordinary course of business, sales of assets that have been damaged, become obsolete or are no longer useable and (iv) the sale or transfer of less than one hundred percent (100%) of the Equity Interests in any Subsidiary.

“Assignment Agreement” shall mean any Assignment Agreement substantially in the form of the Assignment Agreement attached hereto as Exhibit H, as amended or otherwise modified from time to time.

“Australian Pledge Agreement” shall mean that certain pledge agreement executed and delivered by Noble Metal Processing, Inc., in favor of Agent, in form and substance satisfactory to Agent, whereby Noble Metal Processing, Inc grants to Agent a security interest in the Equity Interests of Noble Metal Processing-Australia, Pty., as the same may be amended, amended and restated or otherwise modified from time to time.

“Base Tangible Net Worth” shall mean, as of the last day of any fiscal quarter, an amount equal to the sum of $44,000,000 plus fifty percent (50%) of Consolidated Net Income (not reduced by losses) for each fiscal quarter, commencing with the quarter ending on December 31, 2006.

“Borrower” shall have the meaning ascribed to such term in the opening paragraph to this Agreement.

“Borrowing Base” shall mean, as of any date of determination, an amount equal to the sum of (i) eighty-five percent (85%) of Eligible Accounts, plus (ii) the lesser of (A) sixty percent (60%) of Eligible Inventory and (B) $25,000,000, plus (iii) the lesser of (A) thirty percent (30%) of Eligible Work-In-Process Inventory and (B) $5,000,000, minus (iv) the aggregate amount of all accounts payable owing by any Borrowing Base Obligor which are more than five (5) days past due, minus (v) an amount equal to the aggregate outstanding principal amount of Debt or aggregate amount of Guarantee Obligations of any Canadian Subsidiary incurred pursuant to Sections 8.1(j) and 8.3(d) respectively, without duplication; provided that (x) the Borrowing Base shall be determined on the basis of the most current Borrowing Base Certificate required or permitted to be submitted hereunder, and (y) the amount determined as the Borrowing Base shall be subject to, without duplication, any reserves for contras/offsets, drop ship receivables, inventory-in-transit, potential offsets due to customer deposits, discount arrangements, chargebacks, disputed accounts (or potential chargebacks or disputed accounts), and such other reserves as reasonably established by the Agent upon not less than five (5) days advance written notice, in good faith, at the direction or with the concurrence of the Majority Revolving Credit Lenders from time to time, including, without limitation, any reserves or other adjustments established by the Agent or the Majority Revolving Credit Lenders on the basis of any subsequent collateral audits conducted hereunder, all in accordance with ordinary and customary asset-based lending standards, as reasonably determined by the Agent and the Majority Revolving Credit Lenders from time to time.

“Borrowing Base Certificate” shall mean a Borrowing Base Certificate, substantially in the form of Exhibit N, with appropriate insertions and executed by a Responsible Officer of Borrower.

“Borrowing Base Obligors” shall mean the Borrower, the Guarantors and the Canadian Subsidiaries.

“Business Day” shall mean any day, other than a Saturday or a Sunday, on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, London and New York, and if funds are to be paid or made available in any euros, on such day in the place where such funds are to be paid or made available and, if the applicable Business Day relates to the borrowing or payment of a Eurocurrency-based Advance denominated in euros, on which banks and foreign exchange markets are open for business in the city where disbursements of or payments on such Advance are to be made which is a Trans-European Business Day.

“Buyer” shall mean Noble Tube Technologies, LLC, a Michigan limited liability company.

“Canadian Pledge Agreement” shall mean that certain pledge agreement executed and delivered by Noble Metal Processing, Inc., in favor of Agent, in form and substance satisfactory to Agent, whereby Noble Metal Processing, Inc grants to Agent a security interest in the Equity Interests of Noble Metal Processing Canada, Inc., as the same may be amended, amended and restated or otherwise modified from time to time.

“Canadian Subsidiaries” shall mean, collectively, each Subsidiary of Borrower incorporated in or organized under the laws of Canada, any province or other political subdivision thereof, and “Canadian Subsidiary” shall mean any one of them.

“Capital Expenditures” shall mean, for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person.

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

“Change in Control” shall mean any of the following events or circumstances: (a) any Person or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended) other than Robert J. Skandalaris (or trusts, limited liability companies or partnerships established for his benefit or the benefit of his family members in which he is the trustee, manager or managing general partner) shall either (i) acquire beneficial ownership of more than 30% of any outstanding class of common stock of Borrower having ordinary voting power in the election of directors of Borrower or (ii) obtain the power (whether or not exercised) to elect a majority of Borrower’s directors, (b) Robert J. Skandalaris shall cease to exercise substantially the same or greater duties and responsibilities as those he exercises as of the Restatement Date as Chairman of Borrower or (c) any “Change of Control”, as such term or similar concept is defined in any Subordinated Debt Document.

“Collateral” shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Lenders is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise.

“Collateral Access Agreement” shall mean an agreement executed and delivered by a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Loan Party, which acknowledges the Liens of the Lenders under the Collateral Documents and includes such other agreements with respect to the Collateral as Agent may require in its sole discretion, and which is otherwise in form and substance satisfactory to Agent, as the same may be amended, restated or otherwise modified from time to time.

“Collateral Documents” shall mean the Security Agreements, the Mortgages, the Leasehold Mortgages, the Consent and Acknowledgments, the Foreign Pledge Agreements, the Collateral Access Agreements, the Consent to Assignment and all of the other acknowledgments, certificates, stock powers, financing statements, instruments and other security documents executed by Borrower or any Subsidiary in favor of the Agent for the benefit of the Lenders and delivered to the Agent, as security for the Indebtedness, whether as of or prior to the Effective Date, or from time to time subsequent thereto, in connection with this Agreement or any other Loan Document, in each case, as such collateral documents may be amended, restated, supplemented or otherwise modified from time to time.

“Comerica Bank” shall mean Comerica Bank, a Michigan banking corporation, and its successors or assigns.

“Commonly Controlled Entity” shall mean an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or which is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Internal Revenue Code.

“Consent and Acknowledgment” shall mean an agreement in form and substance satisfactory to the Agent in its reasonable discretion, pursuant to which a lessor of real property, which is encumbered by a Leasehold Mortgage, acknowledges and consents to the granting of a mortgage on the tenant’s leasehold interest in the real property, and subordinates or waives any Liens held by such lessor on the tenant’s leasehold interest and personal property, and includes such other agreements with respect to the Collateral as Agent may reasonably require in its reasonable discretion.

“Consent to Assignment” shall mean the letter agreement containing the Sellers’ consent to Agent’s Lien on the interest of Buyer under the Purchase Agreement, in form and substance satisfactory to Agent, executed and delivered to the Agent by the Sellers (and acknowledged by Buyer), as the same may be amended, restated or otherwise modified from time to time.

“Consolidated” (or “consolidated”) or “Consolidating” (or “consolidating”) shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP. Unless otherwise specified herein, references to Consolidated financial statements or data of Borrower includes consolidation with its Subsidiaries in accordance with GAAP.

“Consolidated EBITDA” shall mean for any period, Consolidated Net Income for such period plus, without duplication and only to the extent reflected as a charge or reduction in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) Consolidated Interest Expense, (c) depreciation and amortization expense (including amortized debt financing costs), (d) any extraordinary non-cash expenses or losses including non-cash losses on sales of assets outside the ordinary course of business, and (e) any fees, costs expenses and/or charges, not to exceed $3,000,000 in the aggregate, incurred in connection with the Acquisition during the quarter in which the Acquisition occurs, minus, to the extent included in Consolidated Net Income for such period, any extraordinary non-cash gains including non-cash gains on sales of assets outside the ordinary course of business; provided, however, that notwithstanding the foregoing, “Consolidated EBITDA” shall be determined on a pro forma basis for each period during which a Permitted Acquisition shall have occurred, giving effect to such Permitted Acquisition as if it had occurred on the first day of the relevant period; and provided further that “Consolidated EBITDA” shall include the results of any Non-US/Canadian Company, but only to the extent that the earnings of such Non-US/Canadian Company are repatriated in cash to a US/Canadian Company.

“Consolidated Fixed Charge Coverage Ratio” shall mean for any period, the ratio of (a) the sum of Consolidated EBITDA for such period, minus Maintenance Capital Expenditures of the US/Canadian Companies on a Consolidated basis for such period and minus all cash income tax expense of each US/Canadian Company for such period, to (b) Consolidated Fixed Charges of the US/Canadian Companies for such period.

“Consolidated Fixed Charges” shall mean, for any period, the sum of Consolidated Interest Expense for such period, plus all payments of principal on Debt (other than payments in respect of the Revolving Credit and mandatory prepayments of the Term Loan) paid or due and payable during such period by any US/Canadian Company, plus all dividends paid by Borrower during such period, plus all cash payments by Borrower in respect of restructuring reserves during such period.

“Consolidated Interest Expense” shall mean for any period total cash interest expense (including that attributable to Capitalized Leases and capitalized interest expense) of the US/Canadian Companies, minus all cash interest income of the US/Canadian Companies.

“Consolidated Net Income” shall mean for any period, the consolidated net income (or loss) of the US/Canadian Companies, determined on a consolidated basis in accordance with GAAP; provided that, subject to the definition of “Consolidated” or “Consolidating”, there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a US/Canadian Company or is merged into or consolidated with Borrower or any of the US/Canadian Companies and (b) the undistributed earnings of any US/Canadian Company which is a Subsidiary of Borrower to the extent that the declaration or payment of dividends or similar distributions by such US/Canadian Company is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) or Requirement of Law applicable to such Subsidiary; and provided further that “Consolidated Net Income” shall include the income (or deficit) of any Non-US/Canadian Company, but only to the extent that the earnings of such Non-US/Canadian Company are repatriated in cash to a US/Canadian Company.

“Consolidated Net Worth” shall mean, as of any date of determination, the total common shareholders’ equity of the US/Canadian Companies, together with the amount, if any, of preferred stock which is classified as part of shareholders’ equity, as reflected on the most recent regularly prepared quarterly balance sheet of US/Canadian Companies, which balance sheet shall be prepared in accordance with GAAP.

“Consolidated Tangible Net Worth” shall mean, as of any date of determination, the sum of Consolidated Net Worth minus all goodwill, patents, trademarks, copyrights, licenses, and similar intangible assets of the US/Canadian Companies, as determined in accordance with GAAP, plus all Subordinated Debt.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound, including, without limitation, the Acquisition Documents.

“Convertible Subordinated Notes” shall mean the unsecured Convertible Subordinated Notes dated as of October 11, 2006, with an original aggregate principal amount of $32,500,000, issued by Borrower and due October 11, 2011 as the same may be amended, modified or supplemented from time to time in compliance with this Agreement.

“Covenant Compliance Report” shall mean the report to be furnished by Borrower to the Agent pursuant to Section 7.2(a) hereof, in the form attached hereto as Exhibit I and certified by a Responsible Officer, in which report Borrower shall set forth, among other things, detailed calculations and the resultant ratios or financial tests with respect to the financial covenants contained in Sections 7.9 through 7.12 of this Agreement.

“De Minimis Matters” shall mean environmental or other matters, the existence of which and any liability which may result therefrom, would not, individually or in the aggregate,

reasonably be expected to have a material adverse effect on the financial condition or businesses of Borrower and its Consolidated Subsidiaries (taken as a whole) or on the ability of Borrower and its Consolidated Subsidiaries (taken as a whole) to pay their debts, as such debts become due.

“Debt” shall mean (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such person under Capitalized Leases, (c) all obligations of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities secured by any lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (e) all Guarantee Obligations of such Person, (f) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (g) interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by such Person, (h) all recourse Debt of any partnership of which such Person is the general partner, and (f) any Off Balance Sheet Liabilities.

“Default” shall mean any event which with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

“Defaulting Lender” is defined in Section 2.4(c).

“Documentary Letter of Credit” shall mean any documentary or trade letter of credit or similar instrument issued for the account of Borrower for the purpose of providing the primary payment mechanism in connection with the purchase of any material, goods or services by Borrower in the ordinary course of business, issued by the Issuing Lender pursuant to Section 3 hereof and in accordance with its usual customs and practices for documentary or trade letters of credit and in any event providing for drafts payable at sight or within ninety (90) days of the date of presentment.

“Documentary Letter of Credit Obligations” shall mean at any date of determination, all Letter of Credit Obligations in respect of Documentary Letters of Credit.

“Documentary L/C Maximum Amount” shall mean, as of any date of determination, the lesser of (a) $1,000,000 and (b) the Unused Revolving Credit Availability.

“Dollars,” “U.S. Dollars” and the sign “$” shall mean lawful money of the United States of America.

“Dollar Amount” shall mean (a) with respect to Dollars or an amount denominated in Dollars, such amount and (b) with respect to an amount of euros or an amount denominated in euros, the amount of Dollars that may be purchased with such amount of euros in the interbank foreign exchange market, at the most favorable spot rate of exchange (including all related costs of conversion) applicable to the relevant transaction determined by the Agent to be available to it at or about 11:00 a.m. Detroit time (i) on the date on which such calculation is required to be made hereunder or, with respect to any Advance, on which it would be necessary to fund the applicable Advance on the applicable date contemplated in this Agreement or (ii) for interest rate setting purposes only, on the date which is two Business Days prior to the commencement of an Interest Period (or such other number of days as shall be reasonably deemed necessary by Agent, for purposes of this Agreement).

“Domestic Subsidiary” shall mean any Subsidiary of Borrower incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof or which is considered to be a “disregarded entity” for United States federal income tax purposes and which is not a “controlled foreign corporation” as defined under Section 957 of the Internal Revenue Code, in each case provided such Subsidiary is owned by Borrower or a Domestic Subsidiary of Borrower, and “Domestic Subsidiaries” shall mean any or all of them.

“Effective Date” shall mean October 12, 2006.

“Eligible Accounts” shall mean an Account which has been included in a Borrowing Base Certificate to determine the Borrowing Base, and as to which Account, unless otherwise approved by Agent and the Majority Revolving Credit Lenders, the following is true and accurate as of the time it was utilized to determine the Borrowing Base and as of the time Borrower has requested a Revolving Credit Advance or a Swing Line Advance based in part thereon:

(a) such Account arose in the ordinary course of the business of any Borrowing Base Obligor out of either (i) a bona fide sale of Inventory by any Borrowing Base Obligor, and in such case such Inventory has been shipped to the applicable Account Debtor or (ii) services rendered by a Borrowing Base Obligor and such services have been performed;

(b) such Account represents a legally valid and enforceable claim which is due and owing by such Account Debtor to any Borrowing Base Obligor and for such amount as is represented by Borrower to Agent in the applicable Borrowing Base Certificate;

(c) it is evidenced by an invoice dated not later than the date of shipment or performance, rendered to such Account Debtor;

(d) the unpaid balance of such Account as represented to Agent in the applicable Borrowing Base Certificate is not subject to any defense, counterclaim, setoff, contra account, credit, allowance or adjustment by the Account Debtor because of returned, inferior or damaged Inventory or services, or for any other reason;

(e) the transactions leading to the creation of such Account comply with all applicable local, state and federal laws and regulations of the jurisdiction in which such Account was created where the failure to comply therewith could reasonably be expected to impair the collectibility of such Account;

(f)(i) a Borrowing Base Obligor has granted to the Agent pursuant to or in accordance with the Collateral Documents a perfected first priority security interest in such

Account prior in right to all other Persons, provided, however, that with respect to any Accounts owned by any Borrowing Base Obligor which is a Canadian Subsidiary which would otherwise be deemed to be eligible hereunder, the failure to satisfy subclause (i) of this clause (f) shall not cause any such Accounts to be deemed ineligible until the Required Date; and (ii) such Account has not been sold, transferred or otherwise assigned or encumbered by any Borrowing Base Obligor to any Person;

(g) it is not owing more than ninety (90) days after the date of the original invoice or other writing evidencing such Account;

(h) it is not owing by an Account Debtor who, together with any Affiliate of such Account Debtor, as of the date of determination, has failed to pay twenty-five percent (25%) or more of the aggregate amount of its/their respective Accounts owing to any Borrowing Base Obligor within ninety (90) days after the original invoice date;

(i) such Account is not represented by any note, trade acceptance, draft or other negotiable instrument or by any chattel paper, except any such as has been endorsed and delivered by any Borrowing Base Obligor pursuant to or in accordance with the Collateral Documents or this Agreement on or prior to such Account’s inclusion in any applicable Borrowing Base Certificate;

(j) it is not owing by any Account Debtor as to which any Borrowing Base Obligor has received actual notice of the death of the related Account Debtor or any general partner thereof, nor of the dissolution, liquidation, termination of existence, insolvency, business failure, appointment of a receiver for any part of the property of, assignment for the benefit of creditors by, or the filing of a petition in bankruptcy or the commencement of any proceeding under any bankruptcy or insolvency laws by or against, such Account Debtor;

(k) the Account Debtor on such Account is not:

(i) an Affiliate of Borrower or any of its Subsidiaries,

(ii)(A) with respect to any Borrowing Base Obligor (other than any Canadian Subsidiary), the United States of America or any state or political subdivision thereof, or by any department, agency, or instrumentality thereof, unless all necessary steps are taken to comply with the Federal Assignment of Claims Act or any state law equivalent thereof, if applicable, and all other necessary steps are taken to perfect the Lenders’ security interest in such Account; and (B) with respect to any Borrowing Base Obligor which is a Canadian Subsidiary, the United States of America or Canada, or any state, province or political subdivision thereof, or by any department, agency, or instrumentality thereof, unless all necessary steps are taken to comply with the Federal Assignment of Claims Act, the Federal Administrative Act (Canada) or any state or provincial law equivalent thereof, if applicable, and all other necessary steps are taken to perfect the Lenders’ security interest in such Account; provided, however, that until the Required Date, no Account which would otherwise be deemed to be eligible under this definition shall be deemed to be ineligible under this clause (B) due to the failure by the applicable Canadian Subsidiary to take steps to comply with the Federal Assignment of Claims Act, the Federal Administrative Act (Canada) or any state or provincial law equivalent thereof, or to otherwise perfect the Lenders’ security interest in such Accounts;

(iii)(A) with respect to any Accounts owned by a Borrowing Base Obligor (other than any Canadian Subsidiary), a Foreign Person, unless such Account is secured by a letter of credit or a guaranty issued by a bank acceptable to the Agent and in form and substance acceptable to the Agent, in its sole discretion; and (B) with respect to any Accounts owned by a Borrowing Base Obligor which is a Canadian Subsidiary, a Non-US/Canadian Foreign Person unless such Account is secured by a letter of credit or a guaranty issued by a bank acceptable to the Agent and in form and substance acceptable to the Agent, in its sole discretion; provided, however, that until the Required Date, no Account which would otherwise be deemed to be eligible under this definition shall be deemed to be ineligible under this clause (B) due to the fact that such Account is not secured by a letter of credit or guaranty as required under clause (B);

(iv) an Account Debtor whose obligations the Agent, acting in its reasonable commercial discretion, has notified Borrower are deemed not to constitute Eligible Accounts; or

(l) it is not an Account billed in advance of transfer of title to the Inventory being sold, payable on delivery, for consigned goods, for guaranteed sales, for unbilled sales, for progress billings, payable at any future date in accordance with its terms, subject to a retainage or holdback, or insured by a surety company.

Any Account which is at any time an Eligible Account but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be an Eligible Account. In addition, the Agent may at any time in its sole discretion notify the Borrower that all Accounts owned by any Borrowing Base Obligor which is a Canadian Subsidiary shall be excluded from the Borrowing Base unless such Canadian Subsidiary executes and delivers to the Agent, for the benefit of the Lenders, such guaranties, security agreements and other documents as required by the Agent to establish a first priority security interest in such Accounts in favor of the Agent (for the benefit of the Lenders).

“Eligible Assignee” shall mean (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least U.S.$500,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least U.S.$500,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (iii) a Person that is primarily engaged in the business of commercial banking and that is (A) a Subsidiary of a Lender, (B) a Subsidiary of a Person of which a Lender is a Subsidiary, or (C) a Person of which a Lender is a Subsidiary; (iv) an insurance company, mutual fund or other financial institution organized under the laws of the United States, any state thereof, any other country which is a member of the OECD or a political subdivision of any such country; and (v) any other Person (other than a natural person) approved by the Agent and, unless an Event of Default has occurred and is continuing, Borrower; provided that no Person shall be an Eligible

Assignee in respect of the Revolving Credit Aggregate Commitment unless, at the time of the proposed assignment to such Person, such Person is able to make Revolving Advances in U.S. Dollars.

“Eligible Inventory” shall mean Inventory of any Borrowing Base Obligor which has been included in a Borrowing Base Certificate to determine the Borrowing Base and as to which Inventory the following is true and accurate as of the time it was utilized to determine the Borrowing Base and as of the time Borrower has requested a Revolving Credit Advance or a Swing Line Advance based in part thereon:

(a) such item of Inventory is of merchantable quality and is usable or saleable in the ordinary course of its business and is not obsolete or discontinued;

(b) such item of Inventory is properly classified under GAAP as “raw materials inventory” or “finished goods inventory” and not as “work-in-process”;

(c) such item of Inventory has not been sold, transferred or otherwise assigned by Borrower or any Subsidiary to any other Person;

(d)(i) with respect to any Inventory owned by any Borrowing Base Obligor (other than any Canadian Subsidiary), such item of Inventory is located within the United States of America at such location or locations owned by a Borrowing Base Obligor or, if such locations are not so owned Agent is in possession of a Collateral Access Agreement or similar waiver or acknowledgment agreements in form and substance reasonably satisfactory to Agent with respect thereto; provided, however, that with respect to any such Inventory which would otherwise be deemed to be eligible this subclause (i), until November 11, 2006, no Collateral Access Agreement or similar waiver shall be required for eligibility hereunder; and (ii) with respect to any Inventory owned by any Borrowing Base Obligor which is a Canadian Subsidiary, such item of Inventory is located within the United States of America or Canada at such location or locations owned by such Borrowing Base Obligor or, if such locations are not so owned Agent is in possession of a Collateral Access Agreement or similar waiver or acknowledgment agreements in form and substance reasonably satisfactory to Agent with respect thereto; provided, however, that with respect to any such Inventory which would otherwise be deemed to be eligible under this subclause (ii), no Collateral Access Agreement or similar waiver shall be required for eligibility hereunder until the Required Date;

(e) such item of Inventory is not subject to a Lien in favor of any Person other than the Agent for the benefit of the Lenders, and the Agent, for the benefit of the Lenders, shall have a valid and perfected first priority Lien therein; provided, however, that with respect to any Inventory owned by any Borrowing Base Obligor which is a Canadian Subsidiary which would otherwise be deemed to be eligible hereunder, until the Required Date, the failure to satisfy of the requirements of this clause (e) shall not cause any such Inventory to become ineligible;

(f) such item of Inventory is not “in-transit” to any Borrowing Base Obligor and is not consigned goods or subject to a seller’s right to repurchase; and

(g) the value of each item of Inventory utilized to determine the Borrowing Base was determined in accordance with GAAP.

Any Inventory which is at any time Eligible Inventory, but which subsequently fails to meet any of the foregoing requirements, shall forthwith cease to be Eligible Inventory. In addition, the Agent may at any time in its sole discretion notify the Borrower that all Inventory owned by any Borrowing Base Obligor which is a Canadian Subsidiary shall be excluded from the Borrowing Base unless such Canadian Subsidiary executes and delivers to the Agent, for the benefit of the Lenders, such guaranties, security agreements and other documents as required by the Agent to establish a first priority security interest in such Inventory in favor of the Agent (for the benefit of the Lenders).

“Eligible Work-In-Process Inventory” shall mean Inventory which would be classified under GAAP as “work-in-process” and which would meet the requirements of “Eligible Inventory” (other that the requirement set forth in clause (b) of the definition of “Eligible Inventory”). The Agent may at any time in its sole discretion notify the Borrower that all “work-in-process” Inventory owned by any Borrowing Base Obligor which is a Canadian Subsidiary shall be excluded from the Borrowing Base unless such Canadian Subsidiary executes and delivers to the Agent, for the benefit of the Lenders, such guaranties, security agreements and other documents as required by the Agent to establish a first priority security interest in such “work-in-process” Inventory in favor of the Agent (for the benefit of the Lenders).

“Equity Interests” means, with respect to any Person, any and all shares, share capital, interests, participations, warrants, options or other equivalents (however designated) of capital stock of a corporation and any and all equivalent ownership interests in a Person (other than a corporation).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

“Escrow Amounts” shall be the amounts paid into escrow pursuant to Section 1.2(b) of the Purchase Agreement.

“Eurocurrency-based Advance” shall mean any Advance which bears interest at the Eurocurrency-based Rate.

“Eurocurrency-based Rate” shall mean a per annum interest rate which is equal to the sum of (a) the Applicable Margin (subject, if applicable, to adjustment under Section 4.1 hereof), plus the quotient of:

(a)(i) the per annum interest rate at which deposits in the relevant eurocurrency are offered to Agent’s Eurocurrency Lending Office by other prime banks in the relevant eurocurrency market in an amount comparable to the relevant Eurocurrency-based Advance and for a period equal to the relevant Eurocurrency-Interest Period at approximately 11:00 a.m. Detroit time two (2) Business Days prior to the first day of such Eurocurrency-Interest Period, divided by

(ii) a percentage equal to 100% minus the maximum rate on such date at which Agent is required to maintain reserves on ‘eurocurrency liabilities’ as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as Agent is required to maintain reserves against a category of liabilities which includes eurocurrency deposits or includes a category of assets which includes eurocurrency loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

“Eurocurrency-Interest Period” shall mean, (a) for Swing Line Advances carried at the Eurocurrency-based Rate, an interest period of one month (or any lesser number of days agreed to in advance by the relevant Borrower, Agent and the Swing Line Lender) and (b) for all other Eurocurrency-based Advances, an interest period of one, two or three months (or any lesser or greater number of days agreed to in advance by the relevant Borrower, Agent and the Lenders), in each case as selected by Borrower, as applicable, for a Eurocurrency-based Advance pursuant to Section 2.3, 2.5 or 3A.4 hereof, as the case may be; provided, however that the Borrower may only select one month Interest Periods (unless Agent otherwise consents) until Agent has completed a successful syndication of the credit facilities hereunder.

“Eurocurrency Lending Office” shall mean, (a) with respect to the Agent, Agent’s office located at its Grand Caymans Branch or such other branch of Agent, domestic or foreign, as it may hereafter designate as its Eurocurrency Lending Office by written notice to Borrower and the Lenders and (b) as to each of the Lenders, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurocurrency Lending Office), or at such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurocurrency Lending Office by written notice to Borrower and Agent.

“Event of Default” shall mean each of the Events of Default specified in Section 9.1 hereof.

“Excess Cash Flow” shall mean, for any Fiscal Year, the sum of (a) Consolidated Net Income of the US/Canadian Companies for such Fiscal Year plus (b) to the extent deducted in determining Consolidated Net Income, depreciation and amortization, minus (c) the sum of (i) the Working Capital Adjustment, (ii) Capital Expenditures made by any US/Canadian Company during such Fiscal Year, (iii) the amount of all scheduled payments of principal on Funded Debt (excluding any payment on the Revolving Credit or any other revolving loan facility), and (iv) the amount of any optional prepayment made on any Term Loan or any other prepayment of other term Debt.

“Existing Letters of Credit” shall mean the Letters of Credit described on Schedule 1.3.

“Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/100th of 1%.

“Fees” shall mean the Revolving Credit Facility Fee, the Letter of Credit Fees and the other fees and charges payable by Borrower or any of its Subsidiaries to the Lenders or Agent under this Agreement, any other Loan Document or any fee letter in effect from time to time between Agent and Borrower.

“Financial Statements” shall mean all those balance sheets, earnings statements, statement of cash flows, and other financial data (whether of Borrower or its Subsidiaries) which have been furnished to the Agent or the Lenders for the purposes of, or in connection with, this Agreement and the transactions contemplated hereby.

“Fiscal Year” shall mean the twelve-month period ending on each December 31.

“Foreign Person” shall mean an Account Debtor which (i) does not maintain its chief executive office in the United States of America, or (ii) is not organized under the laws of the United States of America, or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality or other instrumentality thereof.

“Foreign Pledge Agreements” shall mean, collectively, the Mexican Pledge Agreement, the Canadian Pledge Agreement and the Australian Pledge Agreement, and such other pledge agreements executed and delivered by any Loan Party from time to time in favor of the Agent whereby such Loan Party grants to Agent a security interest in the Equity Interests of any Foreign Subsidiary owned by such Loan Party, in each case in form and substance satisfactory to Agent and as amended, amended and restated or otherwise modified from time to time.

“Foreign Subsidiary” shall mean any of the Subsidiaries, other than a Domestic Subsidiary, and “Foreign Subsidiaries” shall mean any or all of them.

“Funding Conditions” shall mean those conditions required to be satisfied prior to or concurrently with the funding of any Future Debt, as follows:

(a) not less than thirty (30) Business Days prior to the date any such indebtedness is to be incurred, Borrower provides to the Agent and the Lenders a certificate, signed by a Responsible Officer, (i) attaching pro forma historical financial information for Borrower and the other US/Canadian Companies, taking into account the amount of additional indebtedness requested by Borrower to be incurred as Future Debt and including sufficient detail for at least the two fiscal quarters immediately preceding the date such indebtedness is requested to be incurred, and (ii) calculating the financial ratios set forth in Sections 7.9 through 7.12 hereof and specifying all material assumptions underlying the historical information;

(b) not less than thirty (30) Business Days prior to the date any such indebtedness is to be incurred, Borrower provides to the Agent and the Lenders a certificate, signed by a Responsible Officer, (i) attaching pro forma projected financial information for Borrower and the other US/Canadian Companies taking into account the amount of additional indebtedness requested by Borrower to be incurred as Future Debt and including sufficient detail for at least the four fiscal quarters immediately following the date such indebtedness is requested to be incurred, and (ii) calculating the financial ratios set forth in Sections 7.9 through 7.12 hereof and specifying in reasonable detail all material assumptions underlying such projections;

(c) both immediately before and immediately after such additional Indebtedness is incurred, no Default or Event of Default (whether or not related to such additional indebtedness, and taking into account the incurring of such additional indebtedness) has occurred and is continuing under this Agreement or any of the other Loan Documents; and

(d) if such additional indebtedness shall be issued pursuant to loan documents containing covenants which are more restrictive than the covenants contained in this Agreement, Borrower shall, upon the written request of the Majority Lenders, enter into amendments to this Agreement to extend the benefit of such covenants to the Lenders.

“Future Debt” shall mean any unsecured term indebtedness to be obtained (directly or indirectly) by Borrower from a commercial bank(s), insurance company(ies) or other financial institutions(s) provided that:

(a) such indebtedness shall have a term extending at least beyond the later of the Revolving Credit Maturity Date and the Term Loan Maturity Date then in effect, with no amortization until the later of the Revolving Credit Maturity Date and the Term Loan Maturity Date then in effect and with no call option or other provision for mandatory early repayment except for acceleration on default;

(b) such indebtedness shall be subordinated in right of payment and priority to the Indebtedness, all on terms and conditions satisfactory to the Agent and the Majority Lenders; and

(c) at the time any such indebtedness is incurred, the Funding Conditions shall have been satisfied.

“Future Debt Documents” shall mean the promissory note(s), guaranty(ies), agreement(s) or other documents, instruments and certificates executed and delivered, subject to the terms of this Agreement, to evidence (or otherwise relating to) Future Debt, as the same may be amended from time to time and any and all other documents executed in exchange therefor or replacement or renewal thereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect on the date hereof, consistently applied.

“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Governmental Obligations” means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing person in respect of any obligation of another Person (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, counter indemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Borrower in good faith.

“Guaranties” shall mean certain Second Amended and Restated Guaranty substantially in the form of the Guaranty attached hereto as Exhibit M, executed and delivered in favor of the Agent as of the Effective Date, and such additional Guaranties (including any joinders to any Guaranties) executed and delivered by any Guarantor to the Agent, on behalf of the Lenders, from time to time, and “Guaranty” shall mean any such document, in each case as amended, amended and restated or otherwise modified from time to time.

“Guarantor(s)” shall mean each Domestic Subsidiary which shall have executed and delivered to the Agent a Guaranty (or a joinder thereto).

“Hazardous Material” shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Hazardous Material Laws.

“Hazardous Material Law(s)” shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any Governmental Authority pertaining to any hazardous, toxic or dangerous waste, substance or material on or about any facilities owned, leased or operated by Borrower or any of its Subsidiaries, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the ambient air; and any state, provincial and local laws and regulations pertaining to any hazardous, toxic or dangerous waste, substance or material and/or asbestos; any so-called “superfund” or “superlien” law; and any other federal, state, provincial, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

“Hedging Transaction” means each interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by Borrower from time to time; provided that such transaction is entered into for risk management purposes and not for speculative purposes.

“Hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

“Indebtedness” shall mean all indebtedness and liabilities (including, without limitation, interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the Revolving Credit Maturity Date and the Term Loan Maturity Date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees and other charges arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of Borrower or any Subsidiary to any of the Lenders or Affiliates thereof or to the Agent, in any manner and at any time, whether arising under this Agreement, or under any Guaranty, or any of the other Loan Documents, due or hereafter to become due, now owing or that may hereafter be incurred by Borrower or any Subsidiary to, any of the Lenders or Affiliates thereof or to the Agent (and which shall be deemed to include any liabilities of Borrower or any Subsidiary to any Lender arising in connection with any Lender Products), and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, any payment obligations, if any, under Hedging Transactions evidenced by Interest Rate Protection Agreements, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under the Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of Borrower and the Subsidiaries (whether direct or contingent) shall be determined without duplication.

“Insolvency Proceeding” shall mean, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up, administration or relief of debtors, or (b) any general assignment for the benefit of creditors, arrangement, compromise, composition, marshaling of assets for creditors, or other, similar arrangement in respect of such Person’s creditors generally or any substantial portion of its creditors.

“Intercompany Notes” shall mean the promissory notes, substantially in the form attached hereto as Exhibit K, issued or to be issued by Borrower or any Subsidiary to evidence an intercompany loan.

“Interest Period” shall mean (a) with respect to a Eurocurrency-based Advance, a Eurocurrency-Interest Period commencing on the day a Eurocurrency-based Advance is made, or on the effective date of an election of the Eurocurrency-based Rate and (b) with respect to a Swing Line Advance carried at the Quoted Rate, an interest period of one month (or any lesser number of days agreed to in advance by Borrower, Agent and the Swing Line Lender); provided, however that (i) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to a Eurocurrency-Interest Period, if the next succeeding Business Day falls in another calendar month, such Eurocurrency-Interest Period shall end on the next preceding Business Day, and (ii) when a Eurocurrency-Interest Period begins on a day which has no numerically corresponding day in the calendar month during which such Eurocurrency-Interest Period is to end, it shall end on the last Business Day of such calendar month, and (iii) no Interest Period shall extend beyond the Revolving Credit Maturity Date or the Term Loan Maturity Date, as applicable.

“Interest Rate Protection Agreement” means any Hedging Transaction entered into between Borrower and any Lender or an Affiliate of a Lender.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Investment” shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any contingent obligation) in respect of any Equity Interest, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in stock or other ownership interests in any other Person, including, without limitation, any investment made in exchange for the issuance of Equity Interests of such Person.

“Issuing Lender” shall mean Comerica Bank in its capacity as issuer of one or more Letters of Credit hereunder, or its successor designated by the Borrower and the Lenders.

“Issuing Office” shall mean Issuing Lender’s office located at One Detroit Center, 500 Woodward Avenue, Detroit, Michigan 48226-3289 or such other office as Issuing Lender shall designate as its Issuing Office.

“JP Morgan Release Documentation” shall mean, collectively, a payoff letter, UCC terminations, discharges and other release documentation requested by Agent, in each case in form and substance satisfactory to Agent.

“Leasehold Mortgages” shall mean, collectively, such leasehold mortgages, deeds of trust and any other similar documents related thereto or required thereby executed and delivered by a Loan Party from time to time to secure the Indebtedness or any portion thereof, and “Leasehold Mortgage” shall mean any such document, as such documents may be amended, restated or otherwise modified from time to time.

“Lender Products” shall mean any one or more of the following types of services or facilities extended to a Loan Party by any Lender: (i) credit cards, (ii) credit card processing services, (iii) debit cards, (iv) purchase cards, (v) Automated Clearing House (ACH) transactions, (vi) cash management, including controlled disbursement services, and (vii) establishing and maintaining deposit accounts.

“Lenders” shall mean Comerica Bank and such other financial institutions from time to time parties hereto as lenders and shall include the Revolving Credit Lenders, the Swing Line Lender, the Term Loan Lenders, the Issuing Lender and any assignee which becomes a Lender pursuant to Section 13.8 hereof.

“Letter of Credit Agreement” shall mean, in respect of each Letter of Credit, the application and related documentation satisfactory to the Issuing Lender of an Account Party or Account Parties requesting Issuing Lender to issue such Letter of Credit, as amended from time to time.

“Letter of Credit Documents” is defined in Section 3.7.

“Letter of Credit Fees” shall mean the fees payable to Agent for the accounts of the Lenders in connection with Letters of Credit pursuant to Section 3.4 hereof.

“Letter of Credit Maximum Amount” shall mean Twenty Million Dollars ($20,000,000).

“Letter of Credit Obligations” shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, and (b) the aggregate amount of Reimbursement Obligations which have not been reimbursed by Borrower as of such date.

“Letter of Credit Payment” shall mean any amount paid or required to be paid by the Issuing Lender in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

“Letters of Credit” shall mean Standby Letters of Credit or Documentary Letters of Credit, or any or all Standby Letters of Credit and Documentary Letters of Credit as the context indicates, and in the absence of such indication, all such letters of credit and “Letters of Credit” shall include all Existing Letters of Credit.

“Lien” shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, financing statement or comparable notice or other filing or recording, Capitalized Lease, subordination of any claim or right, or any other type of lien, charge, encumbrance, preferential or priority arrangement, whether based on common law or statute.

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if issued), the Letter of Credit Agreements, the Letters of Credit, the Guaranty(ies), the Collateral Documents, any Interest Rate Protection Agreement and any other documents, certificates, instruments or agreements executed pursuant to or in connection with any such document or this Agreement, as such documents may be amended from time to time.

“Loan Parties” shall mean collectively Borrower and any or all of the Guarantors, and “Loan Party” shall mean any one of them, as the context indicates or otherwise requires.

“Maintenance Capital Expenditures” shall mean, for any period of four consecutive fiscal quarters, an amount equal to the lesser of (i) two and one half percent (2.5%) of Consolidated gross revenues for the US/Canadian Companies during such period and (ii) the actual amount of Capital Expenditures incurred by the US/Canadian Companies during such period.

“Majority Lenders” shall mean (a) so long as the Revolving Credit Aggregate Commitment is outstanding hereunder, at any time Lenders holding more than 50.0% of the sum of the aggregate principal amount of the Revolving Credit Aggregate Commitment plus the aggregate principal amount of Indebtedness then outstanding under the Term Loan and (b) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), Lenders holding more than 50.0% of the aggregate principal amount then outstanding under the Revolving Credit and the Term Loan (provided that, for purposes of determining Majority Lenders hereunder, the aggregate principal amount of any outstanding Swing Line Advances or any outstanding Letter of Credit Obligations shall be allocated among the Lenders based on their respective Revolving Credit Percentages); provided, however, that during any time period in which there are less than three (3) Lenders, “Majority Lenders” shall mean all of such Lenders. In connection with determining the amount of any Indebtedness or the sum of any commitments expressed in both Dollars and euros, such amount shall be based on the Dollar Amount.

“Majority Revolving Credit Lenders” shall mean (a) so long as the Revolving Credit Aggregate Commitment is outstanding hereunder, at any time Revolving Credit Lenders holding more than 50.0% of the aggregate principal amount of the Revolving Credit Aggregate Commitment and (b) if the Revolving Credit Aggregate Commitment has been terminated, at any time Revolving Credit Lenders holding more than 50.0% of the aggregate principal amount of the Indebtedness then outstanding under the Revolving Credit (provided that, for purposes of determining Majority Revolving Credit Lenders hereunder, the aggregate principal amount of any outstanding Swing Line Advances or any outstanding Letter of Credit Obligations shall be allocated among the Lenders based on their respective Revolving Credit Percentages); provided, however, that so long as here are fewer than three Revolving Credit Lenders, “Majority Revolving Credit Lenders” shall mean all Revolving Credit Lenders. In connection with determining the amount of any Indebtedness or the sum of any commitments expressed in both Dollars and euros, such amount shall be based on the Dollar Amount.

“Majority Term Loan Lenders” shall mean at any time with respect to the Term Loan, Term Loan Lenders holding more than 50.0% of the aggregate principal amount of the Indebtedness then outstanding under the Term Loan; provided however, that so long as there are fewer than three Term Loan Lenders “Majority Term Loan Lenders” shall mean with respect to the Term Loan all Term Loan Lenders.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business or financial condition of the Borrower and the other US/Canadian Companies, taken as a whole, (b) the ability of any Loan Party to perform its obligations under this Agreement, the Notes (if issued) or any other Loan Document to which any of them is a party, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

“Material Contract” shall mean (i) each agreement or contract to which any Loan Party is a party or in respect of which any Loan Party has any liability, that by its terms (without reference to any indemnity or reimbursement provision therein) provides for aggregate future guaranteed payments in respect of any such individual agreement or contract of at least $2,500,000 and (ii) any other agreement or contract the loss of which would be reasonably likely to result in a Material Adverse Effect.

“Measuring Period” shall mean, as of any date of determination, the four fiscal quarters then ending.

“Mexican Pledge Agreement” shall mean that certain pledge agreement executed and delivered by Noble Metal Processing, Inc., in favor of Agent, in form and substance satisfactory to Agent, whereby Noble Metal Processing, Inc. grants to Agent a security interest in the Equity Interests of NMP Holding de Mexico, S. de R.L. de C.V., as be amended, amended and restated or otherwise modified from time to time.

“Mortgages” shall mean, collectively, such mortgages, deeds of trust and any other similar documents related thereto or required thereby executed and delivered by a Loan Party from time to time to secure the Indebtedness or any portion thereof, and “Mortgage” shall mean any such document, as such documents may be amended, restated or otherwise modified from time to time.

“Multiemployer Plan” shall mean a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean, (a) with respect to any Asset Sale, the aggregate cash payments received by any US/Canadian Company, as the case may be, from such Asset Sale, net of the reasonable direct expenses of sale such as commissions, pro rated property taxes, transfer taxes and actual attorneys’ fees and (b) with respect to the issuance of any Equity Interests, the aggregate cash proceeds received by any US/ Canadian Company pursuant to such issuance, net of the direct costs relating to such issuance (including sales and underwriting commissions and actual attorneys’ fees).

“Non-Defaulting Lender” is defined in Section 2.4(c).

“Non-US/Canadian Company” shall mean, collectively, all Subsidiaries of Borrower that are not Domestic Subsidiaries or Canadian Subsidiaries, and “Non-US/Canadian Company” shall mean any one of them.

“Non-US/Canadian Foreign Person” shall mean an Account Debtor which (i) does not maintain its chief executive office in the United States of America or Canada, or (ii) is not organized under the laws of the United States of America or Canada, or any state or province thereof, or (iii) is the government of any country or sovereign state (other than the United States of America or Canada), or of any state, province, municipality or other instrumentality thereof.

“Notes” shall mean the Revolving Credit Notes, the Swing Line Notes and the Term Notes.

“Off Balance Sheet Liability(ies)” of a Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of Debt or any of the liabilities set forth in subsections (i)-(iii) of this definition, but which does not constitute a liability on the balance sheets of such Person.

“Pension Plan” shall mean any plan established and maintained by Borrower which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.

“Percentage” shall mean, as applicable, the Revolving Credit Percentage, the Term Loan Percentage or the Weighted Percentage.

“Permitted Acquisition” shall mean any acquisition (including by way of merger or amalgamation) by any Loan Party or any Canadian Subsidiary of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or the Equity Interests of another Person, which is conducted in accordance with the following requirements:

(a)(i) with respect to an acquisition by any Loan Party, such acquisition is of a business or Person organized under the laws of the United States of America or any state thereof which is engaged in a reasonably related line of business and a majority of whose assets are located in the United States of America; and (ii) with respect to an acquisition by any Canadian Subsidiary, such acquisition is of a business or Person organized under the laws of Canada or any state or province thereof which is engaged in a reasonably related line of business and a majority of whose assets are located in Canada;

(b) Borrower shall have delivered to the Agent and the Lenders not less than ten (10) nor more than ninety (90) days prior to the date of such acquisition, notice of such acquisition together with Pro Forma Projected Financial Information, copies of all material documents relating to such acquisition, and an opinion of Borrower’s general counsel stating that to the best knowledge of such counsel such acquisition complies with this Agreement and all laws and regulations, and a certificate of a Responsible Officer stating that all Funding Conditions have been met, in each case in form and substance satisfactory to the Agent and the Majority Lenders;

(c) Both before and after giving effect to such acquisition, Borrower shall be in compliance with all financial covenants in this Agreement, in each case on a pro forma basis acceptable to the Agent and the Majority Lenders;

(d) Both before and after giving effect to such acquisition, Unused Revolving Credit Availability shall not be less than $10,000,000;

(e) Both immediately before and after such acquisition no Default or Event of Default shall have occurred and be continuing;

(f) The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the Equity Interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved;

(g) If such acquisition is structured as an acquisition of the Equity Interests of any Person, then the Person so acquired shall, (i) if such acquisition is made by a Loan Party, (X) become a wholly-owned direct Subsidiary of Borrower or of a Guarantor and the Borrower or the applicable Guarantor shall cause such acquired Person to comply with Section 7.20 hereof or (Y) provided that the Borrower and its Subsidiaries continue to comply with Section 7.4(a) hereof, be merged with and into Borrower or such a Guarantor (and, in the case of the Borrower, with the Borrower being the surviving entity); or (ii) if such acquisition is made by a Canadian Subsidiary, (X) become a wholly-owned direct Subsidiary of such Canadian Subsidiary or (Y) provided that the such Canadian Subsidiary continues to comply with Section 7.4(a) hereof, be merged with and into such Canadian Subsidiary;

(h) Both before and after giving effect to such acquisition, the Total Debt to EBITDA Ratio shall be at least .25 to 1 below the maximum level permitted under this Agreement, as determined in a pro forma basis acceptable to the Agent and the Majority Lenders;

(i) If such acquisition includes Seller Debt, such Seller Debt shall be acceptable to the Agent and the Majority Lenders; and

(j) If the sum of the purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or to be paid or incurred, by the US/Canadian Companies with respect thereto, including the amount of Debt assumed or to which such assets, businesses or business or ownership interests or shares, or any Person so acquired, is subject plus the amount of any Seller Notes, but excluding the value of any common shares transferred as a part of such acquisition, is greater than Fifteen Million Dollars ($15,000,000), the acquisition shall have been approved in writing by the Majority Lenders prior to its consummation.

“Permitted Investments” shall mean with respect to any Person:

(a) Governmental Obligations;

(b) Obligations of a state of the United States, the District of Columbia or any possession of the United States, or any political subdivision thereof, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

(c) Banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, or depository receipts issued by or maintained with any Lender or a bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by Borrower or any of its Subsidiaries in the ordinary course of business;

(d) Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

(e) Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(f) Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.

“Permitted Liens” shall mean with respect to any Person:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s liens or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

(d) deposits to secure (i) the performance of bids, trade contracts (other than for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature or (ii) the performance of leases permitted hereunder, in each case given or incurred on terms, in amounts and otherwise in the ordinary course of business; and

(e) easements, rights-of-way, restrictions and other similar encumbrances or Liens incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such Person.

“Person” shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

“Potential Financial Institution” is defined in Section 2.4(c).

“Prime-based Advance” shall mean an Advance which bears interest at the Prime-based Rate.

“Prime-based Rate” shall mean, for any day, that rate of interest that is equal to the sum of the Applicable Margin plus the greater of (i) the Prime Rate and (ii) the Alternate Base Rate.

“Prime Rate” shall mean the per annum rate of interest announced by the Agent, at its main office from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

“Prior Credit Agreement” shall have the meaning set forth in the Recitals.

“Pro Forma Projected Financial Information” shall mean, as to any proposed acquisition, a statement executed by a Responsible Officer (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition, and pro forma combined projected financial information for Borrower and the other US/Canadian Companies and the acquisition target (if applicable), consisting of projected balance sheets as of the proposed effective date of the acquisition or the closing date and as of the end of at least the next succeeding two (2) Fiscal Years of Borrower following the acquisition and projected statements of income and cash flows for each of those years, including sufficient detail to permit calculation of the amounts and the ratios described in Sections 7.9 through 7.12 hereof, as projected as of the effective date of the acquisition and for those Fiscal Years and accompanied by (i) a statement setting forth a calculation of the ratios and amounts so described, (ii) a statement in reasonable detail specifying all material assumptions underlying the projections and (iii) such other information as any Lender shall reasonably request.

“Purchase Agreement” shall mean that certain Stock Purchase Agreement (including all schedules, exhibits and attachments to same) by and among Buyer, Borrower and the Sellers dated as of October 12, 2006, as amended, restated or otherwise modified from time to time after the Effective Date to the extent permitted hereunder.

“Purchasing Lender” shall have the meaning set forth in Section 11.8.

“Quoted Rate” shall mean the rate of interest per annum offered by the Swing Line Lender in its sole discretion with respect to a Swing Line Advance.

“Quoted Rate Advance” means any Swing Line Advance which bears interest at the Quoted Rate.

“Rating Agency” shall mean Moody’s Investor Services, Standard and Poor’s Ratings Group or any other nationally recognized statistical rating organization which is acceptable to the Agent.

“Reaffirmation of Loan Documents” shall mean that certain Reaffirmation of Loan Documents in form and substance satisfactory to the Agent, executed and delivered as of the Restatement Date by the applicable Loan Parties in favor of the Agent.

“Register” shall have the meaning set forth in Section 13.8(e) hereof.

“Reimbursement Obligation(s)” shall mean the aggregate amount of all unreimbursed drawings under all Letters of Credit (excluding for the avoidance of doubt, reimbursement obligations that are deemed satisfied pursuant to a deemed disbursement under Section 3.6(a)).

“Request for Advance” shall mean a Request for Revolving Credit Advance or a Request for Swing Line Advance as the context may indicate.

“Request for Revolving Credit Advance” shall mean a Request for Revolving Credit Advance issued by Borrower under Section 2.3 of this Agreement in the form attached hereto as Exhibit A, as amended or otherwise modified.

“Request for Swing Line Advance” shall mean a Request for Swing Line Advance issued by Borrower under Section 2.5(b) of this Agreement in the form attached hereto as Exhibit D, as amended or otherwise modified.

“Required Date” shall mean, with respect to any notice delivered by the Agent to the Borrower pursuant to the last sentence of the definitions of “Eligible Accounts”, “Eligible Inventory” or “Eligible Work-In-Process Inventory”, the date which is fifteen (15) days following the date that the Agent gives the Borrower such notice.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean the chief executive officer, chief financial officer, president, treasurer or the general counsel of Borrower, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of Borrower or any other officer having substantially the same authority and responsibility.

“Restatement Date” shall mean the date on which all the conditions precedent set forth in Sections 5.1 through 5.7 have been satisfied or waived by Agent.

“Revolving Credit” shall mean the revolving credit loan to be advanced to Borrower by the Revolving Credit Lenders pursuant to Article 2 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

“Revolving Credit Advance” shall mean a borrowing requested by Borrower and made by the Revolving Credit Lenders under Section 2.1 of this Agreement, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 hereof and any advance in respect of a Letter of Credit under Section 3.6 hereof, and shall include, as applicable, a Eurocurrency-based Advance and/or a Prime-based Advance.

“Revolving Credit Aggregate Commitment” shall mean Forty Million Dollars ($40,000,000), subject to any increases in the Revolving Credit Aggregate Commitment from time to time pursuant to Section 2.18 of this Agreement, by an amount not to exceed the Revolving Credit Optional Increase, and further subject to reduction or termination under Sections 2.14, 2.15 or 9.2 hereof.

“Revolving Credit Commitment Amount” shall mean with respect to any Revolving Credit Lender, (i) if the Revolving Credit Aggregate Commitment has not been terminated, the amount specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Commitment Amount” on Schedule 1.2, as adjusted from time to time in accordance with the terms hereof; and (ii) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Revolving Credit Percentage of the aggregate principal amount outstanding under the Revolving Credit (including the outstanding Letter of Credit Obligations and any outstanding Swing Line Advances).

“Revolving Credit Facility Fee” shall mean the fees payable to Agent for distribution to the Lenders pursuant to Section 2.12 hereof.

“Revolving Credit Lender” shall mean the financial institutions from time to time parties hereto as lenders of the Revolving Credit.

“Revolving Credit Maturity Date” shall mean the earlier to occur of (i) October 10, 2011, as such date may be extended from time to time pursuant to Section 2.16 hereof, and (ii) the date on which the Revolving Credit Aggregate Commitment shall be terminated pursuant to Section 2.14, 2.15 or 9.2 hereof.

“Revolving Credit Notes” shall mean the revolving credit notes described in Section 2.1 hereof, made by Borrower to each of the Lenders in the form attached hereto as Exhibit B, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Revolving Credit Optional Increase” shall mean an amount up to Thirty Million Dollars ($30,000,000), minus the portions thereof applied from time to time under Section 2.18 hereof to increase the Revolving Credit Aggregate Commitment.

“Revolving Credit Percentage” shall mean with respect to each Lender, its percentage share, as set forth on Schedule 1.2 attached hereto under column 1, of the Revolving Credit and its risk participation in Letters of Credit and its participation in any outstanding Swing Line Advances as such Schedule may be revised from time to time by Agent in accordance with Section 13.8.

“Security Agreements” shall mean the Third Amended and Restated Security Agreement substantially in the form of the Security Agreement attached hereto as Exhibit O, executed and delivered in favor of the Agent as of the Effective Date, and such additional Security Agreements (including any joinders to any Security Agreements) to be executed and delivered from time to time after the Effective Date by the Loan Parties in favor of the Agent, and “Security Agreement” shall mean any such document, in each case as amended, amended and restated or otherwise modified from time to time.

“Sellers” shall mean the Sellers as defined in the Purchase Agreement.

“Seller Confirmation Letter” shall mean that certain letter executed and delivered by a representative of the Sellers, in form and substance satisfactory to the Agent, pursuant to which the Sellers confirm that all conditions precedent to the closing of the Acquisition, except for the payment of the purchase price, have been satisfied.

“Seller Debt” shall mean unsecured, subordinated Debt of Borrower or any Loan Party incurred pursuant to a Permitted Acquisition and having a term extending at least beyond the later of the Revolving Credit Maturity Date and the Term Loan Maturity Date, with no amortization until such date and with no call option or other provision for mandatory repayment except for acceleration on default, and as to which the terms of the subordination and all of the material terms of which, including, without limitation, the maturity date, terms of amortization, interest rate, restrictive covenants and defaults, shall be reasonably acceptable to the Majority Lenders.

“Seller Notes” shall mean the unsecured, subordinated notes issued by Borrower or any Loan Party to evidence Seller Debt.

“Senior Debt” shall mean Total Debt minus all Subordinated Debt.

“Senior Debt to EBITDA Ratio” shall mean as at the last day of any fiscal quarter, the ratio of without duplication, (a) Senior Debt of the US/Canadian Companies minus all cash of the US/Canadian Companies to (b) Consolidated EBITDA for the Measuring Period then ending; provided, however, for purposes of calculating Consolidated EBITDA in this ratio, for any Measuring Period, the Consolidated EBITDA of US/Canadian Company acquired by Borrower or any of its Subsidiaries, which during such period shall be included as if the consummation of such acquisition occurred on the first day of such period if the Consolidated balance sheet of such acquired Person and its Subsidiaries as at the end of the period preceding the acquisition of such Person and the related Consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (i) have been provided to the Agent and the Lenders and (ii) either (A) have been reported on arising out of the scope of the audit by independent certified public accountants acceptable to the Agent, or, at Noble’s discretion, (B) have been approved by the Agent and the Majority Lenders, such approval not to be unreasonably withheld.

“Significant US/Canadian Companies” shall mean those Significant Subsidiaries that are US/Canadian Companies, and “Significant US/Canadian Company” shall mean any one of them.

“Significant Non-US/Canadian Companies” shall mean those Significant Subsidiaries that are Non-US/Canadian Companies, and “Significant Non-US/Canadian Company” shall mean any one of them.

“Significant Subsidiary(ies)” shall mean, on the Restatement Date, those Subsidiaries identified as “Significant Subsidiaries” on Schedule 6.19 attached hereto as of the Restatement Date and thereafter, each other Subsidiary, whether existing on the Restatement Date or created or acquired (directly or indirectly) by Borrower thereafter:

(a) the total assets of which, on an individual basis, on any date of determination, are equal to or exceed $1,000,000, and determined in accordance with GAAP; or

(b) which has, as of the most recent fiscal quarter than ending, for the four preceding fiscal quarters, gross revenues equal to or exceeding $10,000,000, and determined in accordance with GAAP; or

(c) which owns any Equity Interests of any Significant Subsidiary.

“Standby Letter of Credit Obligations” shall mean at any date of determination, all Letter of Credit Obligations in respect of Standby Letters of Credit.

“Standby Letters of Credit” shall mean any standby letter of credit or similar instrument issued for the account of Borrower for the purpose of supporting (i) workers’ compensation liabilities of Borrower, (ii) the obligations of third-party insurers of Borrower arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit, or (iii) performance, payment, deposit or surety obligations of Borrower if required by law or governmental rule or regulation or in accordance with custom and practice in the industry (including but not limited to providing security for certain vendors), in each case issued by the Issuing Lender pursuant to Article 3 hereof.

“Subordinated Debt” shall mean (a) Debt evidenced by the Convertible Subordinated Notes, (b) any Future Debt, (c) any Seller Debt and (d) any other Debt of Borrower which, in each case, has been subordinated in right of payment and priority to the Indebtedness, on terms and conditions otherwise satisfactory to the Agent and the Majority Lenders, and all of the material terms of which, including, without limitation, the maturity date, terms of amortization, interest rate, restrictive covenants and defaults, are reasonably acceptable to the Agent and the Majority Lenders.

“Subordinated Debt Documents” shall mean and include (a) Convertible Subordinated Notes, (b) Future Debt Documents, (c) any Seller Notes and (d) any other documents, instruments or agreements executed to evidence or otherwise relating to any Subordinated Debt, in each case, as the same may be amended, modified or supplemented from time to time in compliance with the terms of this Agreement.

“Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of Borrower.

“Sweep Agreement” means any agreement relating to the “Sweep to Loan” automated system of the Agent or any other cash management arrangement which the Borrower and the Agent have executed for the purposes of effecting the borrowing and repayment of Swing Line Advances.

“Swing Line” shall mean the revolving credit loan to be advanced to Borrower by the Swing Line Lender pursuant to Section 2.5 hereof, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

“Swing Line Advance” shall mean a borrowing made by Swing Line Lender to Borrower pursuant to Section 2.5 hereof.

“Swing Line Lender” shall mean Comerica Bank in its capacity as lender under Section 2.5 of this Agreement or its successor as lender of the Swing Line.

“Swing Line Maximum Amount” shall mean Seven Million Five Hundred Thousand Dollars ($7,500,000).

“Swing Line Notes” shall mean the swing line notes which may be issued by Borrower at the request of Swing Line Lender pursuant to Section 2.5(a) hereof in the form attached hereto as Exhibit C, as the case may be, as such Notes may be amended or supplemented from time to time, and any notes issued in substitution, replacement or renewal thereof from time to time.

“Target” shall mean Pullman Industries, Inc., a Michigan corporation.

“Term Loan” shall mean the term loan to be made to Borrower by the Term Loan Lenders pursuant to Section 3A.1 hereof, in the aggregate amount of Seventy Million Dollars ($70,000,000).

“Term Loan Amount” shall mean with respect to any Term Loan Lender, the amount equal to its Term Loan Percentage of the aggregate principal amount outstanding under the Term Loan.

“Term Loan Lenders” shall mean the financial institutions from time to time parties hereto as lenders of the Term Loan.

“Term Loan Maturity Date” shall mean October 10, 2011.

“Term Loan Percentage” shall mean with respect to any Term Loan Lender, its percentage share of the Term Loan as set forth on Schedule 1.2 attached hereto under column 2 as such schedule may be revised from time to time by Agent in accordance with Section 13.8.

“Term Loan Rate Request” shall mean a request for refunding or conversion of any Advance of the Term Loan submitted by Borrower under Section 3A.4 of this Agreement in the form attached hereto as Exhibit L as such Exhibit may be amended or modified.

“Term Notes” shall mean the term notes described in Section 3A.1 hereof, made by Borrower to each of the Term Loan Lenders in the form attached hereto as Exhibit J, as such notes may be amended or supplemented from time to time, and any notes issued in substitution, replacement, or renewal thereof from time to time.

“Total Debt” of any Person shall mean, as of the applicable date of determination, all Debt of such Person, determined on a Consolidated basis.

“Total Debt to EBITDA Ratio” shall mean as of the last day of any fiscal quarter, the ratio of (a) without duplication, Total Debt of the US/Canadian Companies minus all cash of the US/Canadian Companies to (b) Consolidated EBITDA for the Measuring Period then ending; provided, however, that, for purposes of calculating Consolidated EBITDA in this ratio, for any Measuring Period, the Consolidated EBITDA of any US/Canadian Company acquired by Borrower or any of its Subsidiaries during such period shall be included as if the consummation of such acquisition occurred on the first day of such period if the Consolidated balance sheet of such acquired Person and its Consolidated Subsidiaries as at the end of the period preceding the acquisition of such Person and the related Consolidated statements of income and stockholders’ equity and of cash flows for the period in respect of which Consolidated EBITDA is to be calculated (i) have been provided to the Agent and the Lenders and (ii) either (A) have been reported on arising out of the scope of the audit by independent certified public accountants acceptable to the Agent, or, at Borrower’s discretion, (B) have been approved by the Agent and the Majority Lenders, such approval not to be unreasonably withheld.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code of any applicable state, and, unless specified otherwise the Uniform Commercial Code as in effect in the State of Michigan.

“Unused Revolving Credit Availability” shall mean as of any date of determination, the lesser of the then applicable Revolving Credit Aggregate Commitment and the Borrowing Base minus the sum of (i) the aggregate principal amount of all Advances of the Revolving Credit and of the Swing Line then outstanding hereunder (or the Dollar Amount of any such Advances outstanding in euros) plus (ii) the aggregate Dollar Amount of Letter of Credit Obligations outstanding as of the date of the requested Advance, in each case determined pursuant to the terms hereof as of the date of the requested Advance or the issuance of the requested Letter of Credit, as the case may be.

“USA Patriot Act” is defined in Section 6.9 hereof.

“US/Canadian Companies” shall mean, collectively, the Borrower, each Domestic Subsidiary and each Canadian Subsidiary, and “US/Canadian Company” shall mean any one of them.

“Weighted Percentage” shall mean with respect to any Lender, its Percentage share as set forth in Schedule 1.2 under the column entitled “Weighted Percentage”, as such Schedule may be revised by the Agent from time to time, which Percentage shall be calculated as follows:

(a) as to such Lender, so long as the Revolving Credit Aggregate Commitment is still outstanding, its weighted percentage calculated by dividing (i) the sum of (x) its Revolving Credit Commitment Amount plus (y) its Term Loan Amount, by (ii) the sum of (x) the Revolving Credit Aggregate Commitment plus (y) the aggregate principal amount of Indebtedness outstanding under the Term Loan; and

(b) as to such Lender, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), its weighted percentage calculated by dividing (i) the sum of (x) its applicable Revolving Credit Commitment Amount plus (y) its

Term Loan Amount, by (ii) the sum of the aggregate principal amount outstanding under (x) the Revolving Credit (including any outstanding Letter of Credit Obligations and outstanding Swing Line Advances) and (y) the Term Loan.

In connection with determining the amount of any Indebtedness or the sum of any commitments expressed in both Dollars and euros, such amount shall be based on the Dollar Amount.

“Working Capital Adjustment” shall mean, for any Fiscal Year, the increase or decrease from the prior Fiscal Year of the remainder of: (a) (i) the Consolidated current assets of the US/Canadian Companies less (ii) the amount of Permitted Investments, cash and cash equivalents included in such Consolidated current assets minus (b) (i) Consolidated current liabilities of the US/Canadian Companies less (ii) the amount of short-term Debt (including current maturities of long-term Debt) of the US/Canadian Companies included in such Consolidated current liabilities, provided that in the case of any increase, “Working Capital Adjustment” will be positive and in the case of any decrease, it will be negative.

2. REVOLVING CREDIT

2.1 Commitment. Subject to the terms and conditions of this Agreement (including without limitation Section 2.3 hereof), each Revolving Credit Lender severally and for itself alone agrees to make Advances of the Revolving Credit in Dollars or euros to Borrower from time to time on any Business Day during the period from the Restatement Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount, based on the Dollar Amount of all Revolving Credit Advances outstanding, not to exceed at any one time outstanding such Revolving Credit Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.

2.2 Accrual of Interest and Maturity; Evidence of Indebtedness.

(a) Borrower hereby unconditionally promises to pay to the Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Revolving Credit Lender to Borrower on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement.

(b) Each Revolving Credit Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrower to the appropriate lending office of such Revolving Credit Lender resulting from each Revolving Credit Advance made by such lending office of such Revolving Credit Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Lender from time to time under this Agreement.

(c) The Agent shall maintain the Register pursuant to Section 13.8(e), and a subaccount therein for each Revolving Credit Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance made hereunder, the type thereof and each Interest Period applicable to any Eurocurrency-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower, as the case may be, to each Revolving Credit Lender hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by the Agent hereunder from the Borrower in respect of the Revolving Credit Advances and each Revolving Credit Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Revolving Credit Lender maintained pursuant to paragraphs (b) and (c) of this Section 2.2 shall absent manifest error, to the extent permitted by applicable law, be conclusive evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Revolving Credit Lender or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrower to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made to Borrower by such Revolving Credit Lender in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon written request to the Agent (with a copy to Borrower) by any Revolving Credit Lender, Borrower will execute and deliver to such Revolving Credit Lender, at Borrower’s own expense, a Revolving Credit Note evidencing the outstanding Revolving Credit Advances owing to such Revolving Credit Lender; provided, that the delivery of such Revolving Credit Notes shall not be a condition precedent to the Restatement Date.

2.3 Requests for and Refundings and Conversions of Advances. Borrower may request an Advance of the Revolving Credit, refund any such Advance in the same type of Advance or convert any such Advance to any other type of Advance of the Revolving Credit only after delivery to Agent of a Request for Revolving Credit Advance executed by a person previously authorized (in a writing delivered to the Agent by Borrower to execute such Request, subject to the following and to the remaining provisions hereof:

(a) each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance form, including without limitation:

(i) the proposed date of such Advance, which must be a Business Day;

(ii) whether such Advance is a refunding or conversion of an outstanding Advance;

(iii) whether such Advance is to be provided in Dollars or euros; provided, however that any Revolving Credit Advance made on the Restatement Date shall be provided in Dollars; and

(iv) whether such Advance is to be a Prime-based Advance or a Eurocurrency-based Advance, and, except in the case of a Prime-based Advance, the first Interest Period applicable thereto; provided, however, that the initial Revolving Credit Advance made on the Restatement Date shall be a Prime-based Advance;

(b) each such Request for Revolving Credit Advance shall be delivered to Agent by noon (Detroit time) three (3) Business Days prior to the proposed date of Advance, except in the case of a Prime-based Advance, for which the Request for Advance must be delivered by 11:00 a.m. (Detroit time) on such proposed date for Prime-based Advances in Dollars or in the case of Advances to be made in euros, for which the Request for Advance must be delivered by noon (Detroit time) three (3) Business Days prior to the proposed date of Advance;

(c) on the proposed date of such Advance, after giving effect to the Dollar Amount of all Advances and Letters of Credit requested by Borrower on such date (including, without duplication, the deemed Advances funded by Agent under Section 3.6(a) hereof in respect of Borrower’s or an applicable Account Party’s Reimbursement Obligation hereunder), the sum of (x) the Dollar Amount of the aggregate principal amount of all Advances of the Revolving Credit and of the Swing Line requested or outstanding on such date plus (y) Dollar Amount of all Letter of Credit Obligations as of such date, shall not exceed the lesser of the then applicable Revolving Credit Aggregate Commitment and the Borrowing Base; provided however, that, in the case of any Advance being applied to refund an outstanding Advance, the aggregate principal amount of such Advances to be refunded shall not be included for purposes of calculating availability under this Section 2.3(c);

(d) in the case of a Prime-based Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least $1,500,000;

(e) in the case of a Eurocurrency-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Revolving Credit Advance to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be in the case of Advances in Dollars, at least Two Million Dollars ($2,000,000) or the equivalent thereof in euros (or a larger integral multiple of One Hundred Thousand Dollars ($100,000) or the equivalent thereof in euros) and, in any case, at any one time there shall not be in effect more than six (6) Applicable Interest Rates and Interest Periods;

(f) a Request for Revolving Credit Advance, once delivered to Agent, shall not be revocable by the Borrower unless approved by Agent;

(g) each Request for Revolving Credit Advance shall constitute a certification by Borrower as of the date thereof that:

(i) both before and after such Advance, the obligations of the Borrower and the Guarantors set forth in this Agreement and the other Loan Documents to which such Persons are parties are valid, binding and enforceable obligations of the Borrower and Guarantors;

(ii) all conditions to Advances of the Revolving Credit have been satisfied, and shall remain satisfied to and including the date of such Advance (both before and after giving effect to such Advance);

(iii) there is no Default or Event of Default in existence, and none will exist upon the making of such Advance (both before and after giving effect to such Advance);

(iv) the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the making of such Advance (both before and after giving effect to such Advance); and

(v) the execution of such Request for Advance will not violate the material terms and conditions of any material contract, agreement or other borrowing of the Borrower.

Agent, acting on behalf of the Revolving Credit Lenders, may, at its option, lend under this Section 2 upon the telephone request of a person previously authorized (in a writing delivered to the Agent) by the Borrower to make such requests and, in the event Agent, acting on behalf of the Revolving Credit Lenders, makes any such Advance upon a telephone request, the requesting officer shall fax to Agent, on the same day as such telephone request, a Request for Advance. Borrower hereby authorizes Agent to disburse Advances under this Section 2.3 pursuant to the telephone instructions of any person purporting to be a person identified by name on a written list of persons authorized by Borrower and delivered to Agent prior to the date of such request to make Requests for Advance on behalf of the Borrower. Notwithstanding the foregoing, Borrower acknowledges that Borrower shall bear all risk of loss resulting from disbursements made upon any telephone request. Each telephone request for an Advance shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Advance.

2.4 Disbursement of Advances.

(a) Upon receiving any Request for Revolving Credit Advance from Borrower under Section 2.3 hereof, Agent shall promptly notify each Revolving Credit Lender by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount and currency of such Advance to be made and the date such Advance is to be made by said Revolving Credit Lender pursuant to its Percentage of such Advance. Unless such Revolving Credit Lender’s commitment to make Advances of the Revolving Credit hereunder shall have been suspended or terminated in accordance with this Agreement, each such Revolving Credit Lender shall make available the amount of its Percentage of each Advance in immediately available funds, as follows:

(i) for Prime-based Advances, at the office of Agent located at One Detroit Center, Detroit, Michigan 48226, not later than 3:00 p.m. (Detroit time) on the date of such Advance; and

(ii) for Eurocurrency-based Advances, at the Agent’s Correspondent for the account of the Eurocurrency Lending Office of the Agent, not later than 12 noon (the time of the Agent’s Correspondent) on the date of such Advance.

(b) Subject to submission of an executed Request for Revolving Credit Advance by the Borrower without exceptions noted in the compliance certification therein, Agent shall make available to the Borrower, the aggregate of the amounts so received by it from the Revolving Credit Lenders in like funds and currencies:

(i) for Prime-based Advances, not later than 4:00 p.m. (Detroit time) on the date of such Advance by credit to an account of Borrower maintained with Agent or to such other account or third party as Borrower may reasonably direct; and

(ii) for Eurocurrency-based Advances, not later than 4:00 p.m. (the time of the Agent’s Correspondent) on the date of such Advance, by credit to an account of Borrower maintained with Agent’s Correspondent or to such other account or third party as Borrower may reasonably direct.

(c) Agent shall deliver the documents and papers received by it for the account of each Revolving Credit Lender to such Revolving Credit Lender or upon its order. Unless Agent shall have been notified by any Revolving Credit Lender prior to the date of any proposed Revolving Credit Advance that such Revolving Credit Lender does not intend to make available to Agent such Revolving Credit Lender’s Percentage of such Advance, Agent may assume that such Revolving Credit Lender has made such amount available to Agent on such date and in such currency, as aforesaid and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not in fact made available to Agent by such Revolving Credit Lender, as aforesaid, Agent shall be entitled to recover such amount on demand from such Revolving Credit Lender. If such Revolving Credit Lender does not pay such amount forthwith upon Agent’s demand therefor, the Agent shall promptly notify Borrower, and the Borrower shall pay such amount to Agent. Agent shall also be entitled to recover from such Revolving Credit Lender or the Borrower, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by Agent to Borrower, to the date such amount is recovered by Agent, at a rate per annum equal to:

(i) in the case of such Revolving Credit Lender, for the first two (2) Business Days such amount remains unpaid, with respect to Prime-based Advances, the Federal Funds Effective Rate, and with respect to Eurocurrency-based Advances, Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent as a result of such failure to deliver funds hereunder) of carrying such amount and thereafter, at the rate of interest then applicable to such Revolving Credit Advances; and

(ii) in the case of Borrower, the rate of interest then applicable to such Advance of the Revolving Credit.

The obligation of any Revolving Credit Lender to make any Advance of the Revolving Credit hereunder shall not be affected by the failure of any other Revolving Credit Lender to make any Advance hereunder, and no Revolving Credit Lender shall have any liability to Borrower or any of its Subsidiaries, the Agent, any other Revolving Credit Lender, or any other party for another Revolving Credit Lender’s failure to make any loan or Advance hereunder. In the event any Revolving Credit Lender shall fail to advance any amounts required to be advanced in accordance with the terms of this Article 2 (a “Defaulting Revolving Credit Lender”), the Agent

shall promptly provide written notice thereof to the Borrower and to each other Revolving Credit Lender (each such other Revolving Credit Lender being referred to in this Section as a “Non-Defaulting Revolving Credit Lender”). Each Non-Defaulting Revolving Credit Lender shall have ten (10) Business Days from receipt of said notice to exercise its option to agree to enter into an agreement pursuant to which the Non-Defaulting Revolving Credit Lender shall assume the Defaulting Revolving Credit Lender’s rights and obligations under this Agreement, its Notes and the other Loan Documents. The Non-Defaulting Revolving Credit Lender shall exercise such option by providing written notice of same to the Defaulting Revolving Credit Lender (and if there is more than one Non-Defaulting Revolving Credit Lender, the assignment agreement shall be entered into with the Non-Defaulting Revolving Credit Lender who first notifies the Defaulting Revolving Credit Lender of its decision to exercise said option) and to Borrower. If no Non-Defaulting Revolving Credit Lender shall exercise the above-described option within the said ten (10) Business Day period and if Borrower shall, subject to Section 13.8(c) hereof, within thirty (30) days of delivering the notice described above, advise such Defaulting Revolving Credit Lender of another bank or financial institution to which assignments are permitted pursuant to Section 13.8(c) hereof and which is willing to assume such Defaulting Revolving Credit Lender’s rights and obligations under this Agreement, its Notes and the other Loan Documents (each such bank or financial institution being hereinafter referred to as a “Potential Financial Institution”), such Defaulting Revolving Credit Lender shall, subject to Section 13.8(c), assign its said rights and obligations to the Potential Financial Institution; provided however that any such assignment shall not alter Borrower’s remedies vis a vis the Defaulting Revolving Credit Lender.

2.5 Swing Line Advances. The Swing Line Lender may, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.5(c) hereof), but shall not be required to, make one or more advances (each such advance being a “Swing Line Advance”) in Dollars to Borrower, from time to time on any Business Day during the period from the date hereof to (but excluding) the Revolving Credit Maturity Date in an amount not to exceed at any time outstanding the Swing Line Maximum Amount. Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to Swing Line Lender resulting from each Swing Line Advance of such Revolving Credit Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Lender from time to time. The entries made in such account or accounts of Swing Line Lender shall, to the extent permitted by applicable law, be conclusive evidence, absent manifest error, of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of Swing Line Lender to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrower to repay the Swing Line Advances (and all other amounts owing with respect thereto) made to Borrower by Swing Line Lender in accordance with the terms of this Agreement. Advances, repayments and readvances under the Swing Line may be made, subject to the terms and conditions of this Agreement. Each Swing Line Advance shall mature and the principal amount thereof shall be due and payable by the Borrower on the last day of the Interest Period applicable thereto (if any) and, in the case of any Prime-based Advance, on the Revolving Credit Maturity Date.

The Borrower agrees that, upon the written request of Swing Line Lender (with a copy to Borrower), Borrower will execute and deliver to Swing Line Lender Swing Line Notes; provided, that the delivery of such Swing Line Notes shall not be a condition precedent to the Restatement Date.

(a) Accrual of Interest. Each Swing Line Advance shall, from time to time after the date of such Advance, bear interest at its Applicable Interest Rate. The amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment shall be noted on Swing Line Lender’s account maintained pursuant to Section 2.5(a), which records will be conclusive evidence thereof, absent manifest error; provided, however, that any failure by the Swing Line Lender to record any such information shall not relieve the Borrower of its obligation to repay the outstanding principal amount of such Advance, all interest accrued thereon and any amount payable with respect thereto in accordance with the terms of this Agreement and the other Loan Documents.

(b) Requests for Swing Line Advances. Borrower may request a Swing Line Advance only after delivery to Swing Line Lender of a Request for Swing Line Advance executed by a person authorized (in a writing a copy of which has been previously delivered to the Agent) by the Borrower to make such requests, subject to the following and to the remaining provisions hereof:

(i) each such Request for Swing Line Advance shall set forth the information required on the Request for Swing Line Advance, including without limitation:

(A) the proposed date of such Swing Line Advance, which must be a Business Day;

(B) whether such Swing Line Advance is to be a Prime-based Advance or a Quoted Rate Advance;

(C) whether such Advance is to be provided in Dollars or euros; and

(D) in the case of a Quoted Rate Advance, the duration of the Interest Period applicable thereto.

(ii) after giving effect to all Swing Line Advances requested by Borrower on such date of determination, the aggregate Dollar Amount of all Swing Line Advances outstanding on such date shall not exceed the Swing Line Maximum Amount;

(iii) on the proposed date of such Swing Line Advance, after giving effect to all Advances and Letters of Credit requested by Borrower on such date of determination, the sum of (x) the aggregate Dollar Amount of all Revolving Credit Advances and Swing Line Advances outstanding on such date plus (y) the aggregate Dollar Amount of all Letter of Credit Obligations on such date shall not exceed the lesser of the then applicable Revolving Credit Aggregate Commitment and the Borrowing Base;

(iv) in the case of a Prime-based Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least Two Hundred Fifty Thousand Dollars ($250,000) (or such lesser amount as agreed to by the Swing Line Lender);

(v) in the case of a Quoted Rate Advance, the principal amount of such Swing Line Advance plus any other outstanding Swing Line Advance to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be, at least Two Hundred Fifty Thousand Dollars ($250,000) (or a larger integral multiple of One Hundred Thousand Dollars ($100,000)) (or such lesser amount as agreed to by the Swing Line Lender), and at any one time there shall not be in effect more than two (2) Applicable Interest Rates and Interest Periods;

(vi) each such Request for Swing Line Advance shall be delivered to the Swing Line Lender by 2:00 p.m. (Detroit time) on the proposed date of the Advance;

(vii) each Request for Swing Line Advance, once delivered to Swing Line Lender, shall be irrevocable by the Borrower, and shall constitute and include a certification by the Borrower as of the date thereof that:

(A) both before and after such Swing Line Advance, the obligations of the Borrower and Guarantors set forth in this Agreement and the other Loan Documents, are valid, binding and enforceable obligations of the Borrower and Guarantors;

(B) all conditions to the making of Swing Line Advances have been satisfied (both before and after giving effect to such Advance);

(C) both before and after the making of such Swing Line Advance, there is no Default or Event of Default in existence; and

(D) both before and after such Swing Line Advance, the representations and warranties contained in this Agreement and the other Loan Documents are true and correct in all material respects.

Swing Line Lender shall promptly deliver to Agent by telecopy a copy of any Request for Advance received hereunder.

(viii) At the option of the Agent, subject to revocation by Agent at any time and from time to time and so long as the Agent is the Swing Line Lender, Borrower may utilize the Agent’s “Sweep to Loan” automated system for obtaining Swing Line Advances and making periodic repayments. At any time during which the “Sweep to Loan” system is in effect, Swing Line Advances shall be advanced to fund borrowing needs pursuant to the terms of the Sweep Agreement. Each time a Swing Line Advance is made using the “Sweep to Loan” system, Borrower shall be deemed to have certified to the Agent and the Lenders each of the matters set forth in clause (vii) of this Section 2.5(b). Principal and interest on Swing Line Advances requested, or deemed requested, pursuant to this Section shall be paid pursuant to the terms and conditions of the Sweep Agreement without any deduction, setoff or counterclaim whatsoever. Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Agreement, the principal amount of the Swing Loans shall be paid in full, together with accrued interest thereon, on the Revolving Credit Maturity Date. Agent may suspend or revoke Borrower’s privilege to use the “Sweep to Loan” system at any time and from time to time for any reason and, immediately upon any such revocation, the “Sweep to Loan” system shall no longer be available to Borrower for the funding of Swing Line Advances hereunder (or otherwise), and the regular procedures set forth in this Section 2.5 for the making of Swing Line Advances shall be deemed immediately to apply. Agent may, at its option, also elect to make Swing Line Advances upon Borrower’s telephone requests on the basis set forth in the last paragraph of Section 2.3, provided that the Borrower complies with the provisions set forth in this Section 2.5.

(c) Disbursement of Swing Line Advances. Subject to submission of an executed Request for Swing Line Advance by Borrower without exceptions noted in the compliance certification therein and to the other terms and conditions hereof, Swing Line Lender shall make available to the Borrower the amount so requested, in like funds and currencies, not later than 4:00 p.m. (Detroit time) on the date of such Advance by credit to an account of the Borrower maintained with Agent or to such other account or third party as the Borrower may reasonably direct in writing.

Swing Line Lender shall promptly notify Agent of any Swing Line Advance by telephone, telex or telecopier.

(d) Refunding of or Participation Interest in Swing Line Advances.

(i) The Agent, at any time in its sole and absolute discretion, may on behalf of the Borrower (each of which hereby irrevocably directs the Agent to act on its behalf) request each of the Revolving Credit Lenders (including the Swing Line Lender in its capacity as a Revolving Credit Lender) to make an Advance of the Revolving Credit to Borrower, in an amount equal to such Revolving Credit Lender’s Percentage of the principal amount of the aggregate Swing Line Advances outstanding on the date such notice is given (the “Refunded Swing Line Advances”); provided, however, that Swing Line Advances which are carried at the Quoted Rate or the Eurocurrency-based Rate which are converted to Revolving Credit Advances at the request of the Agent at a time when no Default or Event of Default has occurred and is continuing, shall not be subject to Section 11.1 and no losses, costs or expenses may be assessed by the Swing Line Lender against Borrower or the Revolving Credit Lenders as a consequence of such conversion. In the case of each Refunded Swing Line Advance outstanding, the applicable Advance of the Revolving Credit used to refund such Swing Line Advance shall be a Prime-based Advance. In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.5(d)(ii) hereof, the Swing Line Lender shall retain its claim against the Borrower for any unpaid interest or fees in respect thereof. Unless any of the events described in Section 9.1(k) hereof shall have occurred (in which event the procedures of subparagraph (ii) of this Section 2.5(d) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of an Advance of the Revolving Credit are then satisfied but subject to Section 2.5(d)(iii), each Revolving Credit Lender shall make the proceeds of its Advance of the Revolving Credit available to the Agent for the benefit of the Swing Line Lender at the office of the Agent specified in Section 2.4(a) hereof prior to 11:00 a.m. Detroit time on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Advances of the Revolving Credit shall be immediately applied to repay the Refunded Swing Line Advances in accordance with the provisions of Section 10.1 hereof.

(ii) If, prior to the making of an Advance of the Revolving Credit pursuant to subparagraph (i) of this Section 2.5(d), one of the events described in Section 9.1(k) hereof shall have occurred, each Revolving Credit Lender will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Swing Line Lender an undivided participating interest in each Refunded Swing Line Advance in an amount equal to its Percentage of such Refunded Swing Line Advance. Each Revolving Credit Lender within the time periods specified in Section 2.5(d)(i) hereof, as applicable, shall immediately transfer to the Agent, in immediately available funds, the amount of its participation and upon receipt thereof the Agent will deliver to such Revolving Credit Lender a Swing Line Participation Certificate in the form attached hereto as Exhibit F evidencing such participation.

(iii) Each Revolving Credit Lender’s obligation to make Advances of the Revolving Credit and to purchase participation interests in accordance with clauses (i) and (ii) of this Section 2.5(d) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (1) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against Swing Line Lender, the Borrower or any other Person for any reason whatsoever; (2) the occurrence or continuance of any Default or Event of Default; (3) any adverse change in the condition (financial or otherwise) of Borrower or any other Person; (4) any breach of this Agreement by Borrower or any other Person; (5) any inability of the Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such participating interest is to be purchased; (6) the termination of the Revolving Credit Aggregate Commitment hereunder; or (7) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Credit Lender does not make available to the Agent the amount required pursuant to clause (1) or (2) above, as the case may be, the Agent shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two (2) Business Days such amount remains unpaid, at the Federal Funds Effective Rate for Prime-based Advances and for Eurocurrency-based Advances, the Agent’s marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent as a result of such failure to deliver funds hereunder) of carrying such amount and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Revolving Credit Lender to make available its pro rata portion of the amounts required pursuant to clauses (i) or (ii) above shall not be affected by the failure of any other Revolving Credit Lender to make such amounts available, and no Revolving Credit Lender shall have any liability to Borrower, the Agent, the Swing Line Lender or any other Revolving Credit Lender or any other party for another Revolving Credit Lender’s failure to make the amounts required under clauses (i) or (ii) available.

2.6 Prime-based Interest Payments. Interest on the unpaid balance of all Prime-based Advances of the Revolving Credit and all Swing Line Advances carried at a Prime-based Rate from time to time outstanding shall accrue from the date of such Advance to the Revolving Credit Maturity Date (and until paid), at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds quarterly commencing on January 15, 2007 and on the fifteenth day of each January, April, July and October thereafter in respect of the three month period then ended. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

2.7 Eurocurrency-based Interest Payments and Quoted Rate Interest Payments.

(a) Interest on each Eurocurrency-based Advance of the Revolving Credit shall accrue at its Applicable Interest Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto (and, if any Interest Period shall exceed three months, then on the last Business Day of the third month of such Interest Period, and at three month intervals thereafter). Interest accruing at the Eurocurrency-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to but not including the last day thereof. Interest due on a Eurocurrency-based Advance made in euros shall be paid in euros.

(b) Interest on each Quoted Rate Advance of the Swing Line shall accrue at its Quoted Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest on Advances to Borrower at a Quoted Rate shall be computed on the basis of a 360 day year, assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including the last day thereof.

2.8 Interest Payments on Conversions. Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Advance converted pursuant to Section 2.3 hereof shall be due and payable in full on the date such Advance is converted.

2.9 Interest on Default. In the case of Borrower in the event and so long as any Event of Default shall exist, in the case of any Event of Default under Section 9.1(a), 9.1(b) or 9.1(k), immediately upon the occurrence thereof, and in the case of all other Events of Default, upon notice from the Majority Revolving Credit Lenders, interest shall be payable daily on all Eurocurrency-based Advances of the Revolving Credit and Quoted Rate Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate plus three percent (3%) for the remainder of the then existing Interest Period, if any, and at all other such times, with respect to Prime-based Advances from time to time outstanding, at a per annum rate equal to the Prime-based Rate plus three percent (3%).

2.10 Prepayment of Revolving Credit Advances. The Borrower may prepay all or part of the outstanding balance of any Prime-based Advance(s) of the Revolving Credit at any time, provided that the amount of any partial prepayment shall be at least One Million Dollars ($1,000,000) and, after giving effect to any such partial prepayment, the aggregate Dollar Amount of Prime-based Advance(s) of the Revolving Credit remaining outstanding, if any, shall be at least Two Million Dollars ($2,000,000). The Borrower may prepay all or part of any Eurocurrency-based Advance (subject to not less than two (2) Business Days’ notice to Agent); provided that the minimum amount of any such partial prepayment shall be One Million Dollars ($1,000,000), and, after giving effect to any such partial prepayment, the unpaid portion of such Advance which is refunded or converted under Section 2.3 hereof shall be a minimum of Two Million Dollars ($2,000,000); provided, further, however, that if the prepayment of a Eurocurrency-based Advance is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurocurrency-based Advance, then, pursuant to Section 11.1, the Borrower shall compensate the Lenders for any losses.

(b) Borrower may prepay all or part of the outstanding balance of any Swing Line Advance carried at the Prime-based Rate at any time, provided that the minimum amount of any partial prepayment shall be Twenty-Five Thousand Dollars ($25,000) and, after giving effect to any such partial prepayment, the aggregate Dollar Amount of any Swing Line Advances remaining outstanding, if any, shall be at least One Hundred Thousand Dollars ($100,000). The Borrower may prepay all or part of any Swing Line Advances carried at the Eurocurrency Rate or the Quoted Rate (subject to not less than two (2) Business Days’ notice to Swing Line Lender and Agent); provided that the amount of any such partial payment shall be at least Twenty-Five Thousand Dollars ($25,000), after giving effect of any such partial prepayment, and the unpaid portion of such Advance which is refunded or converted under Section 2.5(d) hereof shall be at least Two Hundred Thousand Dollars ($200,000); provided further, however that if the prepayment of a Eurocurrency-based Advance or a Quoted Rate Advance is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurocurrency-based Advance or Quoted Rate Advance, then, pursuant to Section 11.1, the Borrower shall compensate the Lenders for any losses.

(c) Any prepayment made in accordance with this Section shall be subject to Section 11.1 hereof, but otherwise without premium, penalty or prejudice to the right to readvance under the terms of this Agreement.

2.11 Prime-based Advance in Absence of Election or upon Default. Unless the Majority Lenders shall have otherwise agreed, upon the expiration of any Interest Period applicable to any Eurocurrency-based Advance, (a) if the Borrower has failed to timely select a new Interest Period to be applicable to such Eurocurrency Advance, Borrower shall be deemed to have elected to convert such Eurocurrency-based Advance into Prime-based Advance effective as of the expiration date of such Interest Period; (b) on such day as a Default or Event of Default shall exist, then subject to Sections 2.9 and 11.1 hereof, and notwithstanding the foregoing clause (a), at the election of the Majority Revolving Credit Lenders the outstanding principal amount of such Eurocurrency-based Advance shall be converted to a Prime-based Advance and the Agent shall promptly notify Borrower of such action; and (c) if any Advance denominated in euros cannot be refunded or made, as the case may be, in euros by virtue of Section 11.7(a) hereof, then the principal amount thereof which is not then prepaid shall, absent a contrary election of the Majority Lenders, be converted automatically to a Prime-based Advance and the Agent shall promptly notify Borrower of such action. If a Eurocurrency-based Advance converted hereunder is payable in euros, the Prime-based Advance shall be in an amount equal to the Dollar Amount of such Eurocurrency-based Advance at such time and the Agent and the Lenders shall use said Prime-based Advance to fund payment of such euro obligation, all subject to the provisions of Section 2.13 hereof. The Borrower shall reimburse the Agent and the Lenders on demand for any costs incurred by the Agent or any of the Lenders, as applicable, resulting from the conversion pursuant to this Section 2.11 of Eurocurrency-based Advances payable in euros to Prime-based Advances.

2.12 Revolving Credit Facility Fee. From the Restatement Date to the Revolving Credit Maturity Date, the Borrower shall pay to the Agent for distribution to the Revolving

Credit Lenders pro rata in accordance with their respective Revolving Credit Percentages, a Revolving Credit Facility Fee quarterly in arrears commencing on January 15, 2007 (in respect of the prior fiscal quarter or portion thereof), and on the fifteenth day of each January, April, July and October thereafter in respect of the three month period then ended. The Revolving Credit Facility Fee shall be equal to the Revolving Credit Aggregate Commitment (whether used or unused) multiplied by the Applicable Fee Percentage computed on a daily basis. The Revolving Credit Facility Fee shall be computed on the basis of a year of three hundred sixty (360) days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, Agent shall make prompt payment to each Revolving Credit Lender of its share of the Revolving Credit Facility Fee based upon its respective Revolving Percentage. It is expressly understood that the Revolving Credit Facility Fees described in this Section are not refundable under any circumstances.

2.13 Mandatory Reduction of Indebtedness.

(a) Revolving Credit Aggregate Commitment. If at any time and for any reason, the sum of (A) the Dollar Amount of the aggregate outstanding principal amount of all Revolving Credit Advances plus (B) the Dollar Amount of the aggregate outstanding principal amount of all Swing Line Advances plus (C) the Dollar Amount of the outstanding Letter of Credit Obligations, exceeds the lesser of the then applicable Revolving Credit Aggregate Commitment and the Borrowing Base (as used in this clause (a), the “Excess”), the Borrower shall:

(i) immediately repay that portion of the Revolving Credit then carried as a Prime-based Advance, if any, by the amount of such Excess, and/or reduce any pending request for an Advance on such day by the Excess, to the extent thereof;

(ii) immediately deposit that portion of the Revolving Credit then carried as a Eurodollar-based Advance in a cash collateral account as described and to be applied as provided in Section 2.14(b); and

(iii) if any Excess remains thereafter to provide cash collateral in support of any Letter of Credit Obligations in an amount equal to the lesser of the amount of any Letter of Credit Obligations and the amount of such remaining Excess, with such cash collateral to be provided on the basis set forth in Section 9.2 hereof.

Compliance with this Section 2.13(a) shall be tested on a daily or other basis satisfactory to Agent in its sole discretion. Notwithstanding the foregoing, upon the occurrence and during the continuance of any Default or Event of Default, or if any Excess remains after recalculating said Excess based on ninety-five percent (95%) of the Dollar Amount of any Revolving Credit Advances denominated in euros (and one hundred percent (100%) of any Advances or Letters of Credit denominated in Dollars), Borrower shall be obligated immediately to reduce the foregoing Indebtedness hereunder by an amount sufficient to eliminate such Excess.

(b) If at any time and for any reason, the Dollar Amount of the aggregate principal amount of all Swing Line Advances outstanding on such date to Borrower exceeds the Swing Line Maximum Amount (“Swing Line Excess”), Borrower shall immediately reduce any pending request for a Swing Line Advance made by Borrower on such day in an amount sufficient to eliminate the Swing Line Excess, and to the extent any Swing Line Excess remains thereafter, Borrower shall prepay all outstanding Swing Line Advances by the Dollar Amount of such Swing Line Excess.

2.14 Mandatory Repayment of Revolving Advances; Mandatory Reduction or Termination of Revolving Credit Aggregate Commitment.

(a) Subject to clause (b) hereof, in the event that, after giving effect to any mandatory prepayment under Section 3A.11(a), the Term Loan has been paid in full, immediately upon receipt by Borrower or any Domestic Subsidiary of any Net Cash Proceeds from any Asset Sale pursuant to Section 8.5(f)(i) hereof occurring after the Restatement Date, individually or in the aggregate in excess of $1,000,000 in any Fiscal Year, Borrower shall be obligated to repay (or cause to be repaid) the Revolving Credit Advances and Swing Line Advances then outstanding by an amount equal to one hundred percent (100%) of such Net Cash Proceeds, until such Advances have been repaid in full. Any mandatory prepayments under this Section 2.14(a) in excess of $15,000,000 shall reduce the Revolving Credit Aggregate Commitment on a dollar-for-dollar basis.

(b) To the extent that, on the date any mandatory repayment of the Revolving Advances under this Section 2.14 is due, the Indebtedness under the Revolving Credit or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurocurrency-based Rate and no Default or Event of Default has occurred and is continuing, the Borrower may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Agent and the Lenders (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and the Lenders. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Interest Period attributable to the Eurocurrency-based Advances of such Revolving Advance.

2.15 Optional Reduction or Termination of Revolving Credit Aggregate Commitment. Provided that no Default or Event of Default has occurred and is continuing, the Borrower may upon at least five (5) Business Days’ prior written notice to the Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to Five Million Dollars ($5,000,000) or a larger integral multiple of One Million Dollars ($1,000,000); (ii) each reduction shall be accompanied by the payment of the Revolving Credit Facility Fee, if any, accrued to the date of such reduction; (iii) the Borrower shall prepay in accordance with the terms hereof the amount, if any, by which the Dollar Amount of the aggregate principal amount of all Advances (including, without duplication, any Swing Line Advances and Advances deemed to be made under Section 3.6 hereof) outstanding hereunder, plus the Dollar Amount of the aggregate amount of all Letter of Credit Obligations, exceeds the amount of the then applicable Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; (iv) no reduction shall reduce the Revolving Credit Aggregate Commitment to an amount which is less than the Swing Line Maximum Amount; and (v) no reduction shall reduce the Revolving Credit Aggregate Commitment to an amount which is less than the Dollar Amount of the aggregate undrawn amount of any Letters of Credit outstanding at such time; provided, however that if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a Eurocurrency-based Advance or a Quoted Rate Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurocurrency-based Advance or such Quoted Rate Advance, then, pursuant to Section 11.1, the Borrower shall compensate the Revolving Credit Lenders for any losses. Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Revolving Credit shall be distributed by Agent to each Revolving Credit Lender in accordance with such Lender’s Percentage thereof, and will not be available for reinstatement by or readvance to Borrower. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Lender’s portion thereof proportionately (based on the applicable Revolving Credit Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Prime-based Advances under the Revolving Credit, next to Swing Line Advances carried at the Prime-based Rate, next to Eurocurrency-based Advances of the Revolving Credit and then to Swing Line Advances carried at the Quoted Rate.

2.16 Extension of Revolving Credit Maturity Date.

(a) Provided that no Default or Event of Default has occurred and is continuing, Borrower may, by written notice to Agent (with sufficient copies for each Lender) (which notice shall be irrevocable and which shall not be deemed effective unless actually received by Agent) (i) prior to April 30, but not before April 1 of 2007, request that the Revolving Credit Lenders extend the then applicable Revolving Credit Maturity Date to May 1, 2012, and (ii) prior to April 30, but not before April 1 of each year thereafter, request that the Revolving Credit Lenders extend the then applicable Revolving Credit Maturity Date to a date that is one (1) year later than the Revolving Credit Maturity Date then in effect (each such request, a “Request”). Each Revolving Credit Lender shall, not later than June 1 of such year, give written notice to the Agent stating whether such Revolving Credit Lender is willing to extend the Revolving Credit Maturity Date as requested. If Agent has received the aforesaid written approvals of such Request from each of the Revolving Credit Lenders, then, effective upon the date of Agent’s receipt of all such written approvals from the Revolving Credit Lenders, as aforesaid, the Revolving Credit Maturity Date shall be so extended for such additional one (1) year period, the term Revolving Credit Maturity Date shall mean such extended date, and Agent shall promptly notify the Borrower that such extension has occurred.

(b) If (i) any Revolving Credit Lender gives the Agent written notice that it is unwilling to extend the Revolving Credit Maturity Date as requested or (ii) any Revolving Credit Lender fails to provide written approval to Agent of such a Request within thirty (30) days of receipt thereof, then (w) the Revolving Credit Lenders shall be deemed to have declined to extend the Revolving Credit Maturity Date, (x) the then-current Revolving Credit Maturity Date shall remain in effect (with no further right on the part of Borrower to request extensions thereof under this Section 2.16), and (y) the commitments of the Revolving Credit Lenders to make Advances of the Revolving Credit hereunder shall terminate on the Revolving Credit Maturity Date then in effect, and Agent shall promptly notify Borrower thereof.

2.17 Application of Advances. Advances of the Revolving Credit (including Swing Line Advances) shall be available, subject to the terms hereof, to finance, in part, the Acquisition and all fees, costs and transaction expenses incurred in connection with the Acquisition and shall be available to fund working capital needs, Permitted Acquisitions or other general corporate purposes of the Borrower.

2.18 Optional Increase in Revolving Credit Aggregate Commitment. Provided that no Default or Event of Default has occurred and is continuing, and provided that the Borrower has not previously elected to terminate the Revolving Credit Aggregate Commitment under Section 2.15 hereof, Borrower may request that the Revolving Credit Aggregate Commitment be increased in an aggregate amount (for all such Requests under this Section 2.18) not to exceed the Revolving Credit Optional Increase, subject, in each case, to Section 11.1 hereof and to the satisfaction concurrently with or prior to the date of each such request of the following conditions:

(a) Borrower shall have delivered to the Agent, on or before October 12, 2008, a written request for such increase, specifying the amount of Revolving Credit Optional Increase thereby requested (each such request, a “Request for Increase”); provided, however that in the event Borrower has previously delivered a Request for Increase pursuant to this Section 2.18, Borrower may not deliver a subsequent Request for Increase until all the conditions to effectiveness of such first Request for Increase have been fully satisfied hereunder (or such Request for Increase has been withdrawn), and Borrower may not submit more than two Requests for Increases hereunder;

(b) a lender or lenders meeting the requirements of Section 13.8(c) hereof and acceptable to the Borrower, Agent and the Issuing Lender (including, for the purposes of this Section 2.18, any existing Lender which agrees to increase its commitment hereunder, the “New Lender(s)”) shall have become a party to this Agreement by executing and delivering a New Lender Addendum for a minimum amount (including for the purposes of this Section 2.18, the existing commitment of any existing Lender) for each such New Lender of Ten Million Dollars ($10,000,000) and an aggregate amount for all such New Lenders of that portion of the Revolving Credit Optional Increase, taking into account the amount of any prior increase in the Revolving Credit Aggregate Commitment (pursuant to this Section 2.18), covered by the applicable Request, provided, however that each New Lender shall remit to the Agent funds in an amount equal to its Revolving Credit Percentage (after giving effect to this Section 2.18) of all Advances of the Revolving Credit then outstanding, such sums to be reallocated among and paid to the existing Lenders based upon the new Percentages as determined below;

(c) Borrower (i) shall have paid to the Agent for distribution to the existing Lenders, as applicable, all interest, fees (including the Revolving Credit Facility Fee and the Letter of Credit Fees) and other amounts, if any, accrued to the effective date of such increase and any breakage fees attributable to the reduction (prior to the last day of the applicable Interest Period) of any outstanding Eurocurrency-based Advances, calculated on the basis set forth in

Section 11.1 hereof as though Borrower has prepaid such Advances and (ii) shall have paid to each New Lender a special letter of credit fee on the Letters of Credit outstanding on the effective date of such increase, calculated on the basis of the Letter of Credit Fees which would be applicable to such Letters of Credit if issued on the date of such increase, for the period from the effective date of such increase to the expiration date of such Letters of Credit;

(d) the Borrower shall have executed and delivered to the Agent new Revolving Credit Notes payable to each of the New Lenders in the face amount of each such New Lender’s Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.18) and, if applicable, renewal and replacement Revolving Credit Notes payable to each of the existing Lenders in the face amount of each such Lender’s Percentage of the Revolving Credit Aggregate Commitment (after giving effect to this Section 2.18), each of such Revolving Credit Notes to be substantially in the form of Exhibit B to the Credit Agreement, as applicable, and dated as of the effective date of such increase (with appropriate insertions relevant to such Notes and acceptable to the applicable Lender, including the New Lenders);

(e) the representations and warranties made by Borrower, each Guarantor or any other party to any of the Loan Documents (excluding the Agent and Lenders) in this Agreement or any of the other Loan Documents, and the representations and warranties of any of the foregoing which are contained in any certificate, document or financial or other statement furnished at any time hereunder or thereunder or in connection herewith or therewith shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the effective date of such increase, and no Default or Event of Default shall have occurred and be continuing as of such date; and

(f) such other amendments, acknowledgments, consents, documents, instruments, any registrations, if any, shall have been executed and delivered and/or obtained by Borrower as required by Agent or the Majority Lenders, in their reasonable discretion.

Promptly on or after the date on which all of the conditions to such Request for Increase set forth above have been satisfied, Agent shall notify Borrower and each of the Lenders of the amount of the Revolving Credit Aggregate Commitment as increased pursuant this Section 2.18 and the date on which such increase has become effective and shall prepare and distribute to Borrower and each of the Lenders (including the New Lenders) a revised Schedule 1.2 to the Credit Agreement setting forth the applicable new Percentages of the Lenders (including the New Lender(s), taking into account such increase and assignments (if any).

2.19 Determination, Denomination and Redenomination of Alternate Currency Advances. Whenever, pursuant to any provision of this Agreement:

(a) an Advance of the Revolving Credit is initially funded, as opposed to any refunding or conversion thereof, in euros, the amount to be advanced hereunder will be the equivalent of the Dollar Amount of such Advance;

(b) an existing Advance of the Revolving Credit denominated in euros is to be refunded, in whole or in part, with an Advance denominated in the euros, the amount of the new Advance shall be continued in the amount of the euros so refunded;

(c) an existing Advance of the Revolving Credit denominated in euros is to be converted, in whole or in part, to an Advance denominated in Dollars, the amount of the new Advance shall be the Dollar Amount of the existing Advance, or portion thereof being converted (determined as aforesaid).

2.20 Existing Advances. Any Advances of Revolving Credit made under the Prior Credit Agreement and which are outstanding on the Restatement Date shall continue outstanding as Advances hereunder.

3. LETTERS OF CREDIT

3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Issuing Lender shall through the Issuing Office, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Revolving Credit Maturity Date, upon the written request of an Account Party(ies) accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Lender may require, issue Letters of Credit for the account of such Account Party(ies), in Dollars or euros, in an aggregate amount (as determined based on the Dollar Amount of the undrawn portion of any Letter of Credit) not to exceed the Letter of Credit Maximum Amount. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to the Uniform Customs and Practices for Documentary Credits of the International Chamber of Commerce, 1993 Revisions, ICC Publication No. 500 or, if applicable, ISP 98, and any successor documentation thereto, as selected by the Issuing Lender. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.

3.2 Conditions to Issuance. No Letter of Credit shall be issued at the request and for the account of any Account Party(ies) unless, as of the date of issuance of such Letter of Credit:

(a)(i) in the case of Standby Letters of Credit,

(1) after giving effect to the face amount of such Letter of Credit requested, the amount of all outstanding Letter of Credit Obligations (as determined based on the Dollar Amount of the undrawn portion of all Letters of Credit) does not exceed the Letter of Credit Maximum Amount,

(2) such Letter of Credit shall be in a minimum face amount of One Hundred Thousand Dollars ($100,000), and

(3) such Letter of Credit shall expire not later than the earlier of (x) one (1) year from the date of issuance thereof and (y) ten (10) Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof;

(ii) in the case of Documentary Letters of Credit,

(1) after giving effect to the face amount of such Letter of Credit requested, the outstanding Documentary Letter of Credit Obligations as of such date does not exceed the Documentary L/C Maximum Amount,

(2) such Letter of Credit shall be in a minimum face amount of Fifty Thousand Dollars ($50,000), and

(3) such Letter of Credit shall expire not later than the earlier of (x) ninety (90) days from the issuance thereof and (y) ninety-one (91) days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof;

(iii) after giving effect to the face amount of the Letter of Credit requested, the aggregate of all Letter of Credit Obligations outstanding on such date plus the aggregate of all Revolving Credit Advances and Swing Line Advances requested or outstanding on such date does not exceed the lesser of the then applicable Revolving Credit Aggregate Commitment and the Borrowing Base;

(b) the obligations of the Loan Parties set forth in this Agreement and the other Loan Documents are valid, binding and enforceable obligations of the Loan Parties and the valid, binding and enforceable nature of this Agreement and the other Loan Documents has not been disputed by any of the Loan Parties;

(c) the representations and warranties contained in this Agreement and the other Loan Documents are true in all material respects as if made on such date, and both immediately before and immediately after issuance of the Letter of Credit requested, no Default or Event of Default exists;

(d) the execution of the Letter of Credit Agreement with respect to the Letter of Credit requested will not violate the terms and conditions of any contract, agreement or other borrowing of the relevant Account Party;

(e) the Account Party requesting the Letter of Credit shall have delivered to Issuing Lender at its Issuing Office, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Issuing Lender, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be satisfactory to Issuing Lender;

(f) no order, judgment or decree of any Governmental Authority shall purport by its terms to enjoin or restrain Issuing Lender from issuing the Letter of Credit requested, or any Lender from taking an assignment of its Percentage thereof pursuant to Section 3.6 hereof, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit or request that Issuing Lender refrain from issuing, or any Lender refrain from taking an assignment of its Percentage of, the Letter of Credit requested or letters of credit generally;

(g) there shall have been no introduction of or change in the interpretation of any law or regulation that would make it unlawful or unduly burdensome for the Issuing Lender to issue or any Lender to take an assignment of its Percentage of the requested Letter of Credit, no suspension of or material limitation on trading on the New York Stock Exchange or any other national securities exchange, no declaration of a general banking moratorium by banking authorities in the United States, Michigan or the respective jurisdictions in which the Lenders, the applicable Account Party and the beneficiary of the requested Letter of Credit are located, and no establishment of any new restrictions on transactions involving letters of credit or on banks materially affecting the extension of credit by banks; and

(h) Issuing Lender shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.4 hereof.

Each Letter of Credit Agreement submitted to Issuing Lender pursuant hereto shall constitute the certification by the Borrower and the Account Party of the matters set forth in Section 3.2 (a) through (d) hereof. The Agent shall be entitled to rely on such certification without any duty of inquiry.

3.3 Notice. The Issuing Lender will deliver to the Agent, concurrently or promptly following its delivery of any Letter of Credit, a true and complete copy of each Letter of Credit. In the case of Standby Letters of Credit, promptly upon its receipt thereof, Agent shall give notice, substantially in the form attached hereto as Exhibit E-1, to each Revolving Credit Lender of the issuance of each Standby Letter of Credit, specifying the amount thereof and the amount of such Revolving Credit Lender’s Revolving Credit Percentage thereof. In the case of Documentary Letters of Credit, Agent shall give notice (a) quarterly and (b) promptly after the occurrence of and during the continuance of an Event of Default, substantially in the form of notice attached hereto as Exhibit E-2, to each Revolving Credit Lender of the Documentary Letters of Credit then outstanding.

3.4 Letter of Credit Fees.

(a) Borrower shall pay letter of credit fees as follows:

(i) A per annum letter of credit fee with respect to the undrawn amount of each Standby Letter of Credit issued pursuant hereto (based on the Dollar Amount of the undrawn portion of each Standby Letter of Credit) in the amount of the Applicable Fee Percentage (determined with reference to Schedule 1.1 attached hereto) shall be paid to the Agent for distribution to the Revolving Credit Lenders in accordance with their Percentages.

(ii) Letter of Credit Fees (including any per annum fee) in connection with Documentary Letters of Credit as shall be agreed to between Borrower and the Issuing Lender, to be paid by Borrower or the applicable Account Party to the Agent for the benefit of the Revolving Credit Lenders.

(b) If any change in any law or regulation or in the interpretation thereof by any Governmental Authority charged with the administration thereof shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Issuing Lender or any Revolving Credit Lender or (ii) impose on Issuing Lender or any Revolving Credit Lender any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (a) above shall be to increase the cost or expense to Issuing Lender or such Revolving Credit Lender of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Issuing Lender’s or such Revolving Credit Lender’s reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the Issuing Lender or such Revolving Credit Lender, as the case may be, the applicable Account Party shall, within thirty (30) days following demand for payment, pay to Issuing Lender or such Revolving Credit Lender, as the case may be, from time to time as specified by the Issuing Lender or such Revolving Credit Lender, additional amounts which shall be sufficient to compensate the Issuing Lender or such Revolving Credit Lender for such increased cost and expense, together with interest on each such amount from ten days after the date demanded until payment in full thereof at the Prime-based Rate. A certificate as to such increased cost or expense incurred by the Issuing Lender or such Revolving Credit Lender, as the case may be, as a result of any event mentioned in clause (a) above, submitted to the applicable Account Party, shall be conclusive evidence, absent manifest error, as to the amount thereof.

(c) All payments by the Borrower to the Agent for distribution to the Issuing Lender or the Revolving Credit Lenders under this Section 3.4 shall be made in Dollars and in immediately available funds at the Issuing Office or such other office of the Agent as may be designated from time to time by written notice to the Borrower by the Agent. The fees described in clause (a) above (i) shall be nonrefundable under all circumstances, and (ii) in the case of fees due under clause (a)(i) above, shall be payable semi-annually in advance (or such lesser period, if applicable, for Letters of Credit issued with stated expiration dates of less than three months) commencing on the date of issuance of such Letter of Credit. The fees due under clause (a)(i) above shall be determined by multiplying the Applicable Fee Percentage times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof.

3.5 Other Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, the Borrower and the applicable Account Party(ies) shall pay, for the sole account of the Issuing Lender, standard documentation, administration, payment and cancellation charges assessed by Issuing Lender or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time and delivered to the relevant Account Party(ies).

3.6 Draws and Demands for Payment Under Letters of Credit.

(a) Borrower and each applicable Account Party agree to pay to the Agent for the account of the Issuing Lender, on the day on which the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Issuing Lender relative thereto. Unless Borrower or the applicable Account Party shall have made such payment to the Agent for the account of the Issuing Lender on such day, upon each such payment by the Issuing Lender,

(i) in the case of Standby Letters of Credit: the Agent shall be deemed to have disbursed to Borrower or the applicable Account Party, and Borrower or the applicable Account Party shall be deemed to have elected to substitute for its Reimbursement Obligation, in the case of Standby Letters of Credit, a Prime-based Advance of the Revolving

Credit with an Interest Period commencing three (3) business Days following the date of Issuing Lender’s payment pursuant to the applicable Letter of Credit, of one month (or, if unavailable, such other Interest Period as selected by Agent in its sole discretion), in each case from the Revolving Credit Lenders in an amount equal to the amount so paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit; and

(ii) in the case of Documentary Letters of Credit: Borrower or the applicable Account Party shall be deemed to have elected to substitute for its Reimbursement Obligation, in the case of Documentary Letters of Credit, (x) a Prime-based Advance of the Swing Line or (y) a Eurocurrency-based Advance of the Swing Line with an Interest Period commencing on the Business Days following the date of Issuing Lender’s payment pursuant to the applicable Letter of Credit, of one (1) month (or, if unavailable, such lesser number of days as selected by the Swing Line Revolving Credit Lender in its sole discretion), in each case from the Swing Line Revolving Credit Lender in an amount equal to the amount so paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit.

In either case, any such Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Article 2 hereof, and, to the extent of the Advance so disbursed, the Reimbursement Obligation of Borrower or the applicable Account Party to the Agent under this Section 3.6 shall (unless, taking into account any such deemed Advances, the aggregate outstanding principal amount of Advances of the Revolving Credit and the Swing Line on such date exceed the then applicable Revolving Credit Aggregate Commitment) be deemed satisfied, provided that, with respect to any such Eurocurrency-based Advance of the Revolving Credit deemed to have been made hereunder, the Borrower shall also be obligated to pay to the Agent, for Issuing Lender’s sole account, interest on the aggregate amount paid by the Issuing Lender under the applicable draft or other demand for payment at Issuing Lender’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Issuing Lender as a result of such failure to deliver funds hereunder) of carrying such amount plus the Applicable Margin then in effect for Eurocurrency-based Advances, from the date of Issuing Lender’s payment pursuant to any Letter of Credit to the date of the commencement of the Interest Period for the applicable Eurocurrency-based Advance deemed to have been made, as aforesaid, such interest (the “Gap Interest”) to be due and payable on the last day of the initial Interest Period established for such deemed Advance.

(b) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Lender shall provide notice thereof to Borrower and the applicable Account Party on the date such draft or demand is honored, and, to each Revolving Credit Lender on such date unless Borrower or applicable Account Party shall have satisfied its Reimbursement Obligation under Section 3.6(a) hereof by payment to the Agent on such date. The Issuing Lender shall further use reasonable efforts to provide notice to Borrower or applicable Account Party prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of the Issuing Lender with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of Borrower or applicable Account Party under Section 3.6(a) hereof.

(c) Upon issuance by the Issuing Lender of each Letter of Credit hereunder, each Revolving Credit Lender shall automatically acquire a pro rata risk participation interest in such Letter of Credit and related Letter of Credit Payment based on its respective Revolving Credit Percentage, and (i) on the date a draft or demand under any Standby Letter of Credit is honored, each Revolving Credit Lender shall make its Revolving Credit Percentage share of the amount paid by the Issuing Lender, and not reimbursed by Borrower or the applicable Account Party, by payment to the Agent on such day, available in immediately available funds at the principal office of the Agent for the account of the Issuing Lender and (ii) on the date a draft or demand under any Documentary Letter of Credit is honored and not reimbursed by Borrower or the applicable Account Party, the Swing Line Lender shall be deemed to have made an Advance of the Swing Line, as aforesaid, and each Revolving Credit Lender shall make its Revolving Credit Percentage Share of such unreimbursed amount, by payment to the Agent (for the account of the Issuing Lender) on such day, available in immediately available funds at the principal office of the Agent for the account of the Issuing Lender as an Advance of the Revolving Credit or purchase of a participation interest in a Refunded Swing Line Advance pursuant to Section 2.5(d) hereof or otherwise. Notwithstanding the foregoing, however, no Revolving Credit Lender shall acquire a pro rata risk participation in a Letter of Credit or related Letter of Credit Payment if the Issuing Lender was notified prior to the issuance thereof that the Agent had received written notice from a Revolving Credit Lender specifically stating that such Revolving Credit Lender believed that one or more of the conditions precedent to the issuance of Letters of Credit were not be satisfied and, in fact, such conditions precedent were not satisfied at the time of the issuance of such Letter of Credit; provided, however that each Revolving Credit Lender shall acquire a pro rata risk participation in such Letter of Credit and the related Letter of Credit Payment upon the earlier to occur of (x) the date on which the Revolving Credit Lender notifies the Agent that such prior notice is withdrawn and (y) the date on which all conditions precedent to the issuing of such Letter of Credit have been satisfied (or waived by the Majority Revolving Credit Lenders or all Revolving Credit Lenders, as applicable).

In the case of clause (i) or clause (ii) above, if and to the extent such Revolving Credit Lender shall not have made such amount available to the Agent, then each such Revolving Credit Lender or the Swing Line Revolving Credit Lender, as the case may be, and Borrower agrees to pay to the Issuing Lender forthwith on demand such amount together with interest thereon, for each day from the date such amount was paid by the Issuing Lender until such amount is so made available to the Agent for the account of the Issuing Lender at a per annum rate equal to the interest rate applicable during such period to the related Advance disbursed under Section 3.6(a) in respect of the Reimbursement Obligation of Borrower or the applicable Account Party. If such Revolving Credit Lender shall pay such amount to the Agent for the account of the Issuing Lender together with such interest, such amount so paid shall constitute an Advance of the Revolving Credit (in the case of Standby Letters of Credit under clause (i) above) or an Advance of the Swing Line (in the case of Documentary Letters of Credit under clause (ii) above, which refund shall be refunded by an Advance of the Revolving Credit), as the case may be, by such Revolving Credit Lender disbursed in respect of the Reimbursement Obligation of Borrower under Section 3.6(a) for purposes of this Agreement, effective as of the date such amount was paid by the Issuing Lender. The failure of any Revolving Credit Lender to make its pro rata portion of any such amount paid by the Issuing Lender available under clause (i) above to the Agent for the account of the Issuing Lender shall not relieve any other Revolving Credit Lender of its obligation to make available its pro rata portion of such amount, but no Revolving Credit

Lender shall be responsible for failure of any other Revolving Credit Lender to make such pro rata portion available to the Agent for the account Issuing Lender. Furthermore, in the event of the failure by the Borrower to pay the Gap Interest required under the proviso to Section 3.6(a) hereof, each of the Revolving Credit Lenders shall pay to Agent for the account of Issuing Lender, within one Business Day following receipt from Agent of written request thereof, its pro rata portion of said Gap Interest, excluding any portion thereof attributable to the Applicable Margin.

(d) Nothing in this Agreement shall be construed to require or authorize any Lender to issue any Letter of Credit, it being recognized that the Issuing Lender shall be the sole issuer of Letters of Credit under this Agreement.

3.7 Obligations Irrevocable. The obligations of the Borrower and any Account Party to make payments to Agent for the account of Issuing Lender or the Revolving Credit Lenders with respect to Letter of Credit Obligations under Section 3.6 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

(a) Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to any Letter of Credit (the “Letter of Credit Documents”);

(b) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any of the Letter of Credit Documents;

(c) The existence of any claim, setoff, defense or other right which the Borrower or any Account Party may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Issuing Lender or any Lender or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

(d) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e) Payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(f) Any failure, omission, delay or lack on the part of the Agent, Issuing Lender or any Lender or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon the Agent, Issuing Lender, any Lender or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, Issuing Lender, any Lender or any such party; or

(g) Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of the Borrower or any Account Party from the performance or observance of any obligation, covenant or agreement contained in Section 3.6 hereof.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Borrower or any Account Party has or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Borrower or any Account Party against the Agent, Issuing Lender or any Lender. Nothing contained in this Section 3.7 shall be deemed to prevent the Borrower or the Account Parties, after satisfaction in full of the absolute and unconditional obligations of the Borrower and the Account Parties hereunder, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against Agent, Issuing Lender or any Lender.

3.8 Risk Under Letters of Credit.

(a) In the administration and handling of Letters of Credit and any security therefore, or any documents or instruments given in connection therewith, Issuing Lender shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

(b) Subject to other terms and conditions of this Agreement, Issuing Lender shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Lender’s regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Lender shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Issuing Lender with due care and Issuing Lender may rely upon any notice, communication, certificate or other statement from the Borrower, any Account Party, beneficiaries of Letters of Credit, or any other Person which Issuing Lender believes to be authentic. Issuing Lender will, upon request, furnish the Lenders with copies of Letter of Credit Documents related thereto.

(c) In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Lender makes no representation and shall have no responsibility with respect to (i) the obligations of the Borrower or any Account Party or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of, the Borrower, the applicable Account Party or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Lender in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Lenders expressly acknowledges that it has made and will continue to make its own evaluations of the Borrower’s and the Account Parties’ creditworthiness without reliance on any representation of Issuing Lender or Issuing Lender’s officers, agents and employees.

(d) If at any time Issuing Lender shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, Agent or Issuing Lender, as the case may be, shall receive same for the pro rata benefit of the Revolving Credit Lenders in accordance with their respective Revolving Credit Percentages and shall promptly deliver to each Revolving Credit Lender its share thereof, less such Lender’s pro rata share of the costs of such recovery, including court costs and attorney’s fees. If at any time any Revolving Credit Lender shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Revolving Credit Lender’s Percentage of such payment, such Lender will promptly pay over such excess to Agent, for redistribution in accordance with this Agreement.

3.9 Indemnification. The Borrower and each Account Party hereby indemnifies and agrees to hold harmless the Lenders, the Issuing Lender and the Agent, and their respective officers, directors, employees and agents, to the extent that such indemnification and agreement is not limited by applicable law, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Lenders, the Issuing Lender or the Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit, and none of the Issuing Lender, any Lender or the Agent or any of their respective officers, directors, employees or agents shall be liable or responsible for:

(a) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

(b) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(c) payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Issuing Lender), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(d) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or

(e) any other event or circumstance whatsoever arising in connection with any Letter of Credit;

provided, however, that with respect to subparagraphs (a) through (e) hereof, none of the Borrower nor the Account Parties shall be required to indemnify the Issuing Lender, the other Lenders and the Agent and such other persons, and the Issuing Lender shall be liable to the Borrower and the Account Parties to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by Borrower and the Account Parties which were caused by the Issuing Lender’s gross negligence, willful misconduct or wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

(f) It is understood that in making any payment under a Letter of Credit the Issuing Lender will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary. It is further acknowledged and agreed that Borrower or an Account Party may have rights against the beneficiary or others in connection with any Letter of Credit with respect to which the Lenders are alleged to be liable and it shall be a condition of the assertion of any liability of the Lenders under this Section that the Borrower or applicable Account Party shall contemporaneously pursue all remedies in respect of the alleged loss against such beneficiary and any other parties obligated or liable in connection with such Letter of Credit and any related transactions; provided however that, to the extent that the Issuing Lender or the Lenders are finally adjudicated to have been grossly negligent or to have acted with willful misconduct, then the Issuing Lender or the Lenders, as the case may be, shall reimburse the Borrower or such Account Party for the reasonable costs and expenses of pursuing such remedies.

3.10 Right of Reimbursement. Each Revolving Credit Lender agrees to reimburse the Issuing Lender on demand, pro rata in accordance with its respective Revolving Credit Percentage, for (i) the reasonable out-of-pocket costs and expenses of the Issuing Lender to be reimbursed by the Borrower or any Account Party pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by the Borrower or any Account Party and (ii) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Lender in any way relating to or arising out of this Agreement, any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by the Borrower or any Account Party, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Lender as a result of Issuing Lender’s gross negligence or willful misconduct or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

3.11 Existing Letters of Credit. The Existing Letters of Credit shall be deemed for all purposes of this Agreement to be Letters of Credit, and each application submitted in connection with the Existing Letters of Credit shall be deemed for all purposes of this Agreement to be Letter of Credit Agreements. On the Restatement Date, the Issuing Lender shall be deemed automatically to have sold and transferred, and each other Revolving Credit Lender shall be deemed automatically, irrevocably, and unconditionally to have purchased and received from the Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such other Lender’s Revolving Credit Percentage, in the Existing Letters of Credit and the applicable Letter of Credit Obligations with respect thereto and any security therefor or guaranty pertaining thereto. Letter of Credit Fees paid under the Prior Credit Agreement shall not be recalculated, redistributed or reallocated by Agent to the Lenders.

3A. TERM LOAN

3A.1 Term Loan. Subject to the terms and conditions hereof, including without limit, Section 14.23 hereof, each Term Loan Lender that was a “Lender” under the Prior Credit Agreement agrees to maintain outstanding its pro rata share of $70,000,000, and subject to the terms and conditions hereof, including without limitation, Section 14.23 hereof, each Term Loan Lender, severally and for itself alone, agrees to make an initial or additional loan (as the case may be) to Borrower in a single disbursement on the Restatement Date such that after giving effect to such loan such Lender’s Term Loan Percentage shall be as specified in Schedule 1.2.

3A.2 Accrual of Interest and Maturity; Evidence of Indebtedness. Borrower hereby unconditionally promises to pay to the Agent for the account of each Term Loan Lender such Lender’s Term Loan Percentage of the then unpaid aggregate principal amount of the Term Loan outstanding on the Term Loan Maturity Date, and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding under the Term Loan shall, from the Restatement Date (until paid), bear interest at the Applicable Interest Rate.

(b) Each Term Loan Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of Borrower to the appropriate lending office of such Lender resulting from each Advance of the Term Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Lender from time to time under this Agreement.

(c) The Agent shall maintain the Register pursuant to Section 13.8(e), and a subaccount therein for each Term Loan Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Advance of the Term Loan made hereunder, the type thereof and each Interest Period applicable to any Eurocurrency-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Term Loan Lender hereunder in respect of the Advances of the Term Loan and (iii) both the amount of any sum received by the Agent hereunder from Borrower in respect of the Advances of the Term Loan and each Term Loan Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Term Loan Lender maintained pursuant to paragraphs (b) and (c) of this Section 3A.2 shall, absent manifest error, be conclusive evidence of the existence and amounts of the obligations of Borrower therein recorded; provided, however, that the failure of any Term Loan Lender or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of Borrower to repay the Advances of the Term Loan (and all other amounts owing with respect thereto) made by such Term Loan Lender in accordance with the terms of this Agreement.

(e) Borrower agrees that upon written request to the Agent by any Term Loan Lender, it will execute and deliver to such Lender, at its own expense, a Term Loan Note evidencing the outstanding Advances under the Term Loan owing to such Lender; provided, that the delivery of such Term Notes shall not be a condition precedent to the Restatement Date.

3A.3 Repayment of Principal. The Indebtedness outstanding under the Term Loan shall be repaid in equal consecutive principal installments in the amount of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) each, commencing on January 15, 2007, and on the fifteenth day of each April, July, October and January thereafter until the Term Loan Maturity Date, when all unpaid principal plus accrued interest thereon shall be due and payable. There shall be no readvance or reborrowings of any principal reductions of the Term Loan.

3A.4 Term Loan Rate Requests; Refundings and Conversions of Advances of the Term Loan. On the Restatement Date, the Applicable Interest Rate for the Term Loan shall be the Prime-based Rate. Thereafter, Borrower may refund all or any portion of any Advance of the Term Loan as an Advance with a like Interest Period or convert each such Advance of the Term Loan to an Advance with a different Interest Period, but only after delivery to Agent of a Term Loan Rate Request by an authorized officer of Borrower and subject to the terms hereof and to the following:

(a) each such Term Loan Rate Request shall set forth the information required on the Term Loan Rate Request, including without limitation:

(i) whether the Advance is a refunding or conversion of an outstanding Advance;

(ii) in the case of a refunding or conversion of an outstanding Advance, the proposed date of such refunding or conversion, which must be a Business Day; and

(iii) whether such Advance (or any portion thereof) is to be a Prime-based Advance or a Eurocurrency-based Advance, and, except in the case of a Prime-based Advance, the Interest Period(s) applicable thereto, provided, however that any Term Loan Advance made on the Restatement Date shall be a Prime-based Advance;

(b) each such Term Loan Rate Request shall be delivered to Agent by 1:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of Advance, except in the case of a Prime-based Advance, for which the Term Loan Rate Request must be delivered by 11:00 a.m. on the proposed date of Advance;

(c) the principal amount of such Advance of the Term Loan plus the amount of any other Advance of the Term Loan to be then combined therewith having the same Applicable Interest Rate and Interest Period, if any, shall be (i) in the case of a Prime-based Advance at least Three Million Dollars ($3,000,000), or the remaining principal balance outstanding under the Term Loan, whichever is less, and (ii) in the case of a Eurocurrency-based Advance at least Five Million Dollars ($5,000,000) or the remaining principal balance outstanding under the Term Loan, whichever is less, or in each case a larger integral multiple of One Hundred Thousand Dollars ($100,000);

(d) no Advance shall have an Interest Period ending after the Term Loan Maturity Date, and, notwithstanding any provision hereof to the contrary, Borrower shall select Interest Periods (or the Prime-based Rate) for sufficient portions of the Term Loan such that Borrower may make the required principal payments hereunder on a timely basis and otherwise in accordance with Section 3A.5 below;

(e) upon completion of the Advance there shall be no more than four (4) Interest Periods in effect for Advances of the Term Loan; and

(f) a Term Loan Rate Request, once delivered to Agent, shall not be revocable by the Borrower.

Each selection of an Interest Period under this Section 3A.4, and the amount and date of any repayment, shall be noted on Agent’s records, which records will be conclusive evidence thereof, absent manifest error.

3A.5 Prime-based Advance in Absence of Election or Upon Default. In the event Borrower shall fail with respect to any Eurocurrency-based Advance of the Term Loan to timely exercise its option to refund or convert such Advance in accordance with Section 3A.4 hereof (and such Advance has not been paid in full on the last day of the Interest Period applicable thereto according to the terms hereof), or, subject to Section 3A.9 hereof, if on the last day of the applicable Interest Period, a Default or Event of Default shall exist, then, on the last day of the applicable Interest Period, the principal amount of such Advance which has not been prepaid shall be automatically converted to a Prime-based Advance and the Agent shall thereafter promptly notify Borrower thereof.

3A.6 Prime-based Interest Payments. Interest on the unpaid principal of all Prime-based Advances of the Term Loan from time to time outstanding shall accrue until paid at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds monthly commencing on January 15, 2007 and on the fifteenth day of each January, April, July and October thereafter in respect of the three month period then ended. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

3A.7 Eurocurrency-based Interest Payments. Interest on the unpaid principal of each Eurocurrency-based Advance of the Term Loan having a related Eurocurrency-Interest Period of 3 months or less shall accrue at its Eurocurrency-based Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest shall be payable in immediately available funds on each Eurocurrency-based Advance of the Term Loan outstanding from time to time having a Eurocurrency-Interest Period of 6 months or longer, at intervals of 3 months after the first day of the applicable Interest Period, and shall also be payable on the last day of the Interest Period applicable thereto. Interest accruing at the Eurocurrency-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

3A.8 Interest Payments on Conversions. Notwithstanding anything to the contrary in Sections 3A.6 and 3A.7, all accrued and unpaid interest on any Advance refunded or converted pursuant to Section 3A.4 hereof shall be due and payable in full on the date such Advance is refunded or converted.

3A.9 Interest on Default. Notwithstanding anything to the contrary set forth in Sections 3A.6 and 3A.7, in the event and so long as any Event of Default shall exist, in the case of any Event of Default under Sections 9.1(a), 9.1(b) or 9.1(k), immediately upon the occurrence thereof, and in the case of all other Events of Default, upon notice from the Majority Term Loan Lenders, interest shall be payable on demand on the principal amount of all Advances of the Term Loan from time to time outstanding at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance, plus, in the case of Eurocurrency-based Advances, three percent (3%) per annum for the remainder of the then existing Interest Period, if any, and at all other such times and for all Prime-based Advances, at a per annum rate equal to the Prime-based Rate, plus three percent (3%).

3A.10 Optional Prepayment of Term Loan.

(a) At its option Borrower may prepay all or any portion of the outstanding principal of the Term Loan bearing interest at the Prime-based Rate or upon one (1) Business Day’s notice to the Agent by wire, telecopy, telex or by telephone (confirmed by wire, telecopy or telex), bearing interest at the Eurocurrency-based Rate, at any time and from time to time, with accrued interest on the principal being prepaid to the date of such prepayment. Any prepayment of a portion of the Term Loan as to which the Applicable Interest Rate is the Prime-based Rate shall be without premium or penalty. Any other prepayment shall be subject to the provisions of Section 11.1.

(b) Each partial prepayment of the Term Loan shall be applied to the principal payments of the Term Loan due thereunder in the inverse order of their maturities as follows: first to that portion of the Term Loan outstanding as a Prime-based Advance, second to that portion of the Term Loan outstanding as Eurocurrency-based Advances which have Interest Periods ending on the date of payment, and last to any remaining Advances of the Term Loans being carried at the Eurocurrency-based Rate.

All prepayments of the Term Loan shall be made to the Agent for distribution ratably to the Term Loan Lenders in accordance with their respective Term Loan Percentages.

3A.11 Mandatory Prepayment of Term Loan.

(a) Subject to clauses (e) and (f) hereof, promptly upon receipt by Borrower or any Domestic Subsidiary of any Net Cash Proceeds from any Asset Sale occurring after the Effective Date, individually or collectively, in excess of $1,000,000 in any Fiscal Year, Borrower shall prepay the Term Loan by an amount equal to one hundred percent (100%) of such Net Cash Proceeds in excess of $1,000,000 until the Term Loan has been paid in full, with the remainder to be applied as provided in Section 2.14(a); provided, however, that (x) Borrower may use all or any portion of the Net Cash Proceeds of any Asset Sale permitted under Section 8.5(f)(i) to purchase replacement assets used or to be used by Borrower or such Domestic Subsidiary, as the case may be, in the business as permitted under Section 7.4(a) so long as (i) no Default or Event of Default has occurred and is continuing, (ii) each such purchase is made within 180 days following the date of such Asset Sale and (iii) Borrower delivers to the Agent, concurrently with or prior to the date of such Asset Sale, a certificate of an authorized officer of Borrower stating that such Net Cash Proceeds will be so used and (y) except to the extent used to purchase replacement assets in compliance with clause (x) of this proviso, in each case, Borrower shall comply with the mandatory prepayments provisions of this Section 3A.11(a).

(b) Subject to clauses (e) and (f) hereof, promptly upon receipt by Borrower or any Domestic Subsidiary of any Net Cash Proceeds from the issuance of any Subordinated Debt issued after the Effective Date (other than Subordinated Debt which refinances Subordinated Debt in existence on the Effective Date) or from the issuance of any Equity Interests issued after the Effective Date (other than Equity Interests issued to employees or directors of Borrower or any Domestic Subsidiary pursuant to stock option, stock incentive or similar plans), Borrower shall prepay the Term Loan by an amount equal to (i) fifty percent (50%) of Net Cash Proceeds from the issuance of such Subordinated Debt or (ii) fifty percent (50%) of such Net Cash Proceeds from the issuance of such Equity Interests, until such Advances have been repaid in full.

(c) Subject to clauses (e) and (f) hereof, promptly upon receipt by Borrower or any Domestic Subsidiary of any Escrow Amounts or any escrow proceeds received in connection with any Permitted Acquisition, then, except to the extent such proceeds are received to satisfy a specified indemnification obligation of the Sellers or the applicable seller in connection with any Permitted Acquisition, Borrower shall prepay the Term Loan by an amount equal to one hundred percent (100%) of such Escrow Amounts or other escrow proceeds received.

(d) Subject to clauses (e) and (f) hereof, the Term Loan shall be subject to required principal reductions in the amount of fifty percent (50%) of Excess Cash Flow for each Fiscal Year, such prepayments to be payable in respect of each Fiscal Year beginning with the Fiscal Year ending December 31, 2007 and each Fiscal Year thereafter, and to be due on April 15th of the following Fiscal Year.

(e) Subject to clause (f) hereof, mandatory prepayments under this Section 3A.11 shall be in addition to any scheduled installments or optional prepayments made prior thereto and shall be subject to Section 11.1. Each mandatory prepayment of the Term Loan shall be applied to the principal payments of the Term Loan due thereunder in the inverse order of their maturities as follows: first to that portion of the Term Loan outstanding as a Prime-based Advance, second to that portion of the Term Loan outstanding as Eurocurrency-based Advances which have Interest Periods ending on the date of payment, and last to any remaining Advances of the Term Loan being carried at the Eurocurrency-based Rate.

(f) To the extent that, on the date any mandatory prepayment of the Term Loan under this Section 3A.11 is due, the Indebtedness under the Term Loan or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurocurrency-based Rate and no Default or Event of Default has occurred and is continuing, Borrower may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Lenders, on such terms and conditions as are reasonably acceptable to Agent and upon such deposit, the obligation of Borrower to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Term Loan on the last day of each Interest Period attributable to the Eurocurrency-

based Advances of the Term Loan, thereby avoiding breakage costs under Section 11.1. All prepayments of the Term Loan hereunder shall be made to the Agent for distribution ratably to the Term Loan Lenders.

3A.12 Use of Proceeds The Term Loan Advances shall be used to finance the Acquisition and to pay costs, fees and other transaction expenses incurred in connection with the Acquisition and this Agreement.

4. MARGIN ADJUSTMENTS

4.1 Margin Adjustments. Adjustments to the Applicable Margins and the Applicable Fee Percentages, based on Schedule 1.1 attached hereto, shall be implemented on a quarterly basis as follows:

(a) Such adjustments shall be given prospective effect only, effective as to all Advances outstanding hereunder and the Applicable Fee Percentage, upon the date of delivery of the Financial Statements under Sections 7.1(a) and 7.1(b) and the Covenant Compliance Report under Section 7.2(a) hereunder, in each case establishing applicability of the appropriate adjustment, in each case with no retroactivity or claw-back. In the event Borrower fails timely to deliver the Financial Statements required under Section 7.1(a) or 7.1(b) or the Covenant Compliance Report under Section 7.2(a), then from the date delivery of such Financial Statements and certificate was required until such Financial Statements and certificate are delivered, the margins and fee percentages shall be at the highest level on the Pricing Matrix attached hereto as Schedule 1.1.

(b) From the Restatement Date until the receipt of Borrower’s Financial Statements for the fiscal quarter ending December 31, 2006, the margins and fee percentages shall be those set forth under the Level III column of the Pricing Matrix attached hereto as Schedule 1.1.

5. CONDITIONS

The obligations of the Lenders to make Advances or loans pursuant to this Agreement, the obligation of the Issuing Lender to issue Letters of Credit subject to the following conditions:

5.1 Execution of Notes and this Agreement. Each of the Loan Parties shall have executed and delivered to Agent for the account of each Lender requesting Notes, the Revolving Credit Notes, the Swing Line Notes, the Term Notes, this Agreement, and the other Loan Documents to which they are a party (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto), and such Notes, and this Agreement and the other Loan Documents shall be in full force and effect.

5.2 Corporate Authority. Agent shall have received, with a counterpart thereof for each Lender:

(a) For each Loan Party, a certificate of its Secretary or Assistant Secretary as to:

(i) resolutions of the board of directors of such Loan Party evidencing approval of the transactions contemplated by this Agreement and authorizing the execution and delivery thereof and the borrowing of Advances and in the case of Borrower, the requesting of Letters of Credit hereunder,

(ii) the incumbency and signature of the officers of such Loan Party executing any Loan Document,

(iii) copies of such Loan Party’s articles of incorporation and bylaws or other constitutional documents, as in effect on the Restatement Date, or, if appropriate, a certification that such Loan Party’s articles of incorporation, bylaws or other constitutional documents have not been modified since the Effective Date, and continue in full force and effect.

5.3 Guaranties, Collateral Documents and Other Loan Documents. The Agent shall have received the following documents, each in form and substance satisfactory to Agent and fully executed by each party thereto:

(a) the Reaffirmation of Loan Documents,

(b) the Post-Closing Letter, and

(c) any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, stock powers executed in blank and any endorsements) requested by Agent and reasonably required to be provided in connection with the Collateral Documents to create, in favor of the Agent (for and on behalf of the Lenders), a first priority perfected security interest in the Collateral thereunder shall have been filed, registered or recorded, or shall have been delivered to Agent in proper form for filing, registration or recordation.

5.4 Compliance with Certain Documents and Agreements. The Loan Parties (and any of their respective Subsidiaries or Affiliates) shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement, other Loan Documents, or any agreement or other document executed thereunder and required to be performed or complied with by each of them (as of the applicable date) and none of such parties shall be in material default in the performance or compliance with any of the terms or provisions hereof or thereof.

5.5 Borrower’s Certificate. The Agent shall have received a certificate of a Responsible Officer of Borrower dated as of the Restatement Date, stating that to the best of his or her knowledge after due inquiry, (a) the conditions set forth in this Section 5 have been satisfied, (b) the representations and warranties made by Loan Parties or any other party to any of the Loan Documents (excluding the Agent and Lenders) in this Agreement or any of the other Loan Documents, shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Restatement Date; and (c) no Default or Event of Default shall have occurred and be continuing.

5.6 Payment of Fees. Borrower shall have paid (i) to the Agent, for distribution to each Revolving Credit Lender party to the Prior Credit Agreement pro-rata in accordance with their respective Revolving Credit Percentages, the Revolving Credit Facility Fee in accordance with Section 2.12 of the Prior Credit Agreement for the period from October 12, 2006 through but not including the Restatement Date; and (ii) to the Agent any fees due under the terms of the fee letter by and between Noble and the Agent dated October 12, 2006, along with any other fees, costs or expenses due and outstanding to the Agent or the Lenders as of the Restatement Date.

5.7 Continuing Conditions. The obligations of the Lenders to make Advances (including the initial Advance) under this Agreement and the obligation of the Issuing Lender to issue any Letters of Credit shall be subject to the continuing conditions that:

(a) No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit; and

(b) Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance or Letter of Credit.

6. REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants with respect to itself and its Subsidiaries and, to the extent not prohibited or restricted under applicable law, with respect to all other Loan Parties, and such representations and warranties shall survive until the Revolving Credit Maturity Date and the Term Loan Maturity Date and thereafter until the expiration of all Letters of Credit and the final payment in full of the Indebtedness and the performance by Borrower of all other obligations under this Agreement:

6.1 Corporate Authority. Each US/Canadian Company is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation; and each Loan Party and each other US/Canadian Company is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary and where failure to be so qualified would have a Material Adverse Effect.

6.2 Due Authorization – Borrower. Execution, delivery and performance of this Agreement, the other Loan Documents to which Borrower is a party and any other documents and instruments required under or in connection with this Agreement or the other Loan Documents (or to be so executed and delivered), and the issuance of the Notes by Borrower (if requested) are within Borrower’s corporate powers, have been duly authorized, are not in contravention of law or the terms of Borrower’s organizational documents and, except as have been previously obtained (or as referred to in Section 6.13 below), do not require the consent or approval, material to the transactions contemplated by this Agreement and the other Loan Documents, of any governmental body, agency or authority.

6.3 Due Authorization – Guarantors. Execution, delivery and performance of the Guaranty and the other Loan Documents to which such Guarantor is a party, and all other documents and instruments required of Guarantors under or in connection with this Agreement and the other Loan Documents (or to be so executed and delivered), are within the corporate powers of each such Guarantor, have been duly authorized, are not in contravention of law or the terms of such Guarantor’s organizational documents, and, except as have been previously obtained (or as referred to in Section 6.13 below), do not require the consent or approval, material to the transactions contemplated by this Agreement and the other Loan Documents, of any governmental body, agency or authority not previously obtained.

6.4 Good Title; Leases; No Liens

(a) Each Loan Party, to the extent applicable, has good and valid title (or, in the case of owned real property, good and marketable title) to all assets owned by it except for Liens permitted pursuant to Section 8.2, and each Loan Party has a valid leasehold or interest as a lessee or a licensee in all of its leased real property except for Liens permitted pursuant to Section 8.2;

(b) Schedule 6.4 hereof identifies all of the real property owned or leased, as lessee thereunder, by the Loan Parties on the Restatement Date, including all warehouse or bailee locations, and all tenants or subtenants of any Loan Party with respect to any such real property;

(c) To the best knowledge of Borrower, no material condemnation, eminent domain or expropriation action has been commenced or threatened against any such owned or leased real property; and

(d) There are no security interests in, liens, mortgages, or other encumbrances on and no financing statements on file with respect to any of the property owned, pledged, mortgaged or otherwise encumbered (or to be encumbered) by any of the Loan Parties or any of their respective Subsidiaries except for Liens permitted pursuant to Section 8.2.

6.5 Taxes. Each of the Loan Parties, and each of their respective Subsidiaries, has filed on or before their respective due dates or within the applicable grace periods, all federal, state and foreign tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent such tax payments are being actively contested in good faith by appropriate proceedings and with respect to which adequate provision has been made on the books of such Loan Party or such other Subsidiary as may be required by GAAP.

6.6 No Defaults. There exists no default under the provisions of any instrument evidencing any indebtedness for borrowed money of any Loan Party or any of their respective Subsidiaries which is permitted hereunder or of any agreement relating thereto which is likely to have a Material Adverse Effect.

6.7 Enforceability of Agreement and Loan Documents – Borrower. This Agreement, each of the other Loan Documents to which Borrower is a party, and all other certificates, agreements and documents executed and delivered by Borrower under or in connection herewith or therewith have each been duly executed and delivered by their respective duly authorized officers and constitute the valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

6.8 Enforceability of Loan Documents – Guarantors. The Loan Documents to which each of the Guarantors is a party, and all certificates, documents and agreements executed in connection therewith by the Guarantors have each been duly executed and delivered by the duly authorized officers or members or managers, as the case may be, of the Guarantors and constitute the valid and binding obligations of such Guarantors, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

6.9 Compliance with Laws.

(a) Except as disclosed on Schedule 6.9 attached hereto, each of the Loan Parties and each of their respective Subsidiaries, has complied with all material Requirements of Law of any Governmental Authority having jurisdiction over it or its businesses except to the extent that failure to comply therewith would not have a Material Adverse Effect; except for such matters as are not likely to have a Material Adverse Effect, and except as set forth in Schedule 6.9 attached hereto, and without limiting the generality of Section 6.12, there is no pending or, to the actual knowledge of Borrower, threatened, litigation, action, proceeding or controversy affecting any Loan Parties or any of their respective Subsidiaries, and no pending or, to the actual knowledge of Borrower, threatened complaint, notice or inquiry to any of the Loan Parties or any of their respective Subsidiaries, regarding potential liability of any of the Loan Parties or any of their respective Subsidiaries; and

(b) Neither the extension of credit made pursuant to this Agreement or the use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”) Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).

6.10 Non-contravention – Borrower. The execution, delivery and performance of this Agreement and the other Loan Documents and any other documents and instruments required under or in connection with this Agreement by Borrower are not in contravention of the terms of any indenture, agreement or undertaking to which Borrower or any of its Subsidiaries is a party or by which its or their properties are bound or affected where such violation would reasonably be expected to have a Material Adverse Effect.

6.11 Non-contravention – Guarantors. The execution, delivery and performance of those Loan Documents signed by the Guarantors, and any other documents and instruments required under or in connection with this Agreement or any other Loan Document by the

Guarantors are not in contravention of the terms of any indenture, agreement or undertaking to which any Loan Party or any of their respective Subsidiaries is a party or by which it or its properties are bound or affected where such violation would reasonably be expected to have a Material Adverse Effect.

6.12 No Litigation. Except for De Minimis Matters or as set forth on Schedule 6.12 attached hereto, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding, or governmental investigation pending against or, to the actual knowledge of the Borrower, threatened against any Loan Party or any of their respective Subsidiaries (other than any suit, action or proceeding in which such Loan Party or such Subsidiary is the plaintiff and in which no counterclaim or cross-claim against such Loan Party or such Subsidiary has been filed), nor has any Loan Party or any of their respective Subsidiaries or, to the actual knowledge of the Borrower, any of its or their officers, members, managers, or directors, as the case may be, been subject to any suit, action, proceeding or governmental investigation as a result of which any such officer, member, manager or director is or may be entitled to indemnification by any Loan Party or any of their respective Subsidiaries, as applicable, which suits, actions, proceedings or governmental investigations are reasonably likely to be resolved adversely to such Loan Party or such Subsidiary, and if so resolved are reasonably likely to have a Material Adverse Effect. Except as set forth on Schedule 6.12 attached hereto, there is not outstanding against any Loan Party or any Subsidiary any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator nor is any Loan Party or, to their actual knowledge, any other Subsidiary in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court where such matters would reasonably be expected to have a Material Adverse Effect.

6.13 Consents, Approvals and Filings, Etc. Except as have been previously obtained, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any Governmental Authority or any other person or party (whether or not governmental) is required in connection with the execution, delivery and performance: (i) by any of the Loan Parties of this Agreement, any of the other Loan Documents to which they are a party, or any other documents or instruments to be executed and or delivered by any such Loan Parties in connection therewith or herewith; or (ii) by Loan Party, of the liens, pledges, mortgages, security interests or other encumbrances granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, except for such filings to be made concurrently herewith as are required by the Collateral Documents to perfect liens in favor of the Agent. All such authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the actual knowledge of Borrower threatened attack (in any material respect) by appeal or direct proceeding or otherwise.

6.14 Agreements Affecting Financial Condition. None of the Loan Parties nor any of their respective Subsidiaries is party to any agreement or instrument or subject to any charter or other corporate restriction which has a Material Adverse Effect.

6.15 No Investment Company or Margin Stock. None of the Loan Parties nor any of their respective Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. None of the Loan Parties nor any of their respective Subsidiaries is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used for a purpose which violates or would be inconsistent with Regulation U or its successors. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

6.16 ERISA. None of the US/Canadian Companies maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 6.16 attached hereto; and there is no accumulated funding deficiency within the meaning of ERISA, or any existing liability with respect to any of the Pension Plans owed to the Pension Benefit Guaranty Corporation or any successor thereto, and no “reportable event” or “prohibited transaction”, as defined in ERISA, has occurred with respect to any Pension Plan, and all such Pension Plans are in material compliance with the requirements of the Internal Revenue Code and ERISA.

6.17 Conditions Affecting Business or Properties. Neither the respective businesses nor the properties of any Loan Party nor any of their respective Subsidiaries is affected by any fire, explosion, accident, strike, lockout or other dispute (which in the case of any labor dispute is not merely threatened), drought, storm, hail, earthquake, embargo, Act of God or other casualty (not covered by insurance) which is reasonably likely to have a Material Adverse Effect, or if such event or condition were to continue for more than thirty (30) additional days would reasonably be expected to have a Material Adverse Effect.

6.18 Environmental and Safety Matters. Except as set forth in Schedules 6.18 and 6.12 attached hereto and except for such matters as are not likely to have a Material Adverse Effect:

(a) to the Borrower’s actual knowledge, all facilities and property owned or leased by the Loan Parties or any of their respective Subsidiaries, are owned or leased by the Loan Parties and such Subsidiaries in material compliance with all Hazardous Material Laws;

(b) to the actual knowledge of the Borrower, there have been no past, and there are no pending or threatened

(i) claims, complaints, notices or requests for information received by any Loan Party or any of their respective Subsidiaries with respect to any alleged violation of any Hazardous Material Law, or

(ii) complaints, notices or inquiries to any Loan Party or any of their respective Subsidiaries regarding potential liability under any Hazardous Material Law; and

(c) to the actual knowledge of the Borrower, no conditions exist at, on or under any property now or previously owned or leased by the Loan Parties or any of their respective Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any Hazardous Material Law.

6.19 Subsidiaries. As of the Restatement Date, and except as disclosed on Schedule 6.19 attached hereto, Borrower has no Subsidiaries. Schedule 6.19 also identifies those Subsidiaries which would constitute Significant Subsidiaries as of the Restatement Date.

6.20 Accuracy of Information.

(a) Each of Borrower’s financial statements furnished to Agent and the Lenders prior to the date of this Agreement, fairly presents in all material respects (subject to year-end adjustments in the case of interim statements) the financial condition of Borrower and the results of their operations for the periods covered thereby, and has been prepared in accordance with GAAP. The projections and pro forma financial information contained in the materials referenced in this clause are based upon good faith estimates and assumptions believed by management of Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein;

(b) From December 31, 2005, there has been no material adverse change in the business, operations, condition, property or prospects (financial or otherwise) of Borrower and its Subsidiaries taken as a whole;

(c) As of the Restatement Date, to the best knowledge of Borrower, neither Borrower nor any of its Subsidiaries nor has any contingent obligations (including any liability for taxes) not disclosed by or reserved against in the December 31, 2005 balance sheets, as applicable, except as set forth on Schedule 6.20(c) attached hereto, and there are no unrealized or anticipated losses from any present commitment of Borrower or any of its Subsidiaries which contingent obligations and losses in the aggregate are likely to have a Material Adverse Effect.

6.21 Labor Relations. None of the Loan Parties nor any of their respective Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Loan Parties nor any of their respective Subsidiaries or to the knowledge of Borrower, threatened against any of them, before the National Labor Relations Board or any other labor relations board, and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against any of them or, to the knowledge of Borrower, threatened against any of them, that could reasonably expected to have a Material Adverse Effect, (ii) no strike, labor dispute, slowdown or stoppage pending against the Borrower or any Subsidiary or to the knowledge of Borrower, threatened against any of them, and (iii) no union representation question existing with respect to the employees of the Loan Parties or any of their respective Subsidiaries, in each case or in the aggregate which could reasonably be expected to have a Material Adverse Effect.

6.22 Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, Borrower and its Subsidiaries will each be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its business and all business in which it is about to engage. This Agreement is being executed and delivered by the Borrower to Agent and the Lenders in good faith and in exchange for fair, equivalent consideration. The capital and monies remaining in the Borrower and its Subsidiaries are not now and will not become so unreasonably small as to preclude the Borrower or its Subsidiaries from carrying on their businesses. None of the Borrower nor any Subsidiary intends to nor does management of Borrower or any Subsidiary believe it will incur debts beyond its ability to pay as they mature. None of the Borrower nor any Subsidiary contemplates filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to Borrower or any Subsidiary, nor does Borrower or any Subsidiary have any knowledge of any threatened bankruptcy or insolvency proceedings against Borrower or any Subsidiary.

6.23 Capitalization. The authorized capital stock of Borrower and each Subsidiary is as set forth in Schedule 6.23 attached hereto. All issued and outstanding shares of capital stock of Borrower is duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens and such shares were issued in compliance with all applicable state and federal laws concerning the issuance of securities. The capital stock of each Subsidiary is owned by the stockholders and in the amounts set forth on Schedule 6.23 attached hereto. No shares of the capital stock of any Subsidiary, other than those described above, are issued and outstanding. Except as disclosed on Schedule 6.23 attached hereto or in any applicable shareholder agreement or registration rights agreement delivered to the Agent prior to the Restatement Date, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Borrower or any Subsidiary, of any shares of capital stock or other securities of any Subsidiary.

6.24 Acquisition Documents.

(a) As of the Restatement Date, the Loan Parties have delivered to Agent true, accurate and complete copies of each of the Acquisition Documents.

(b) Each Acquisition Document to which any Loan Party is a party has been duly authorized and validly executed, constitutes the valid and binding obligation of such Loan Party and is enforceable against such Loan Party in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity). No Acquisition Document to which any Loan Party is a party has been modified, amended, altered or changed in any manner except in compliance with this Agreement.

(c) No Loan Party shall have granted a collateral assignment of, or a security interest over the Acquisition Documents (other than in favor of Agent for the benefit of the Lenders), and no Loan Party shall have sold, transferred or assigned any Acquisition Document to any Person (other than to or in favor of Agent) without the consent of the Agent.

7. AFFIRMATIVE COVENANTS

Borrower covenants and agrees that it will, and, as applicable, it will cause each of its Subsidiaries, until the later of the Revolving Credit Maturity Date and the Term Loan Maturity

Date and thereafter until expiration of all Letters of Credit and final payment in full of the Indebtedness and the performance by the Borrower and the Subsidiaries of all other obligations under this Agreement and the other Loan Documents, to:

7.1 Financial Statements. Furnish to the Agent with sufficient copies for each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of Borrower a copy of the audited Consolidated and unaudited Consolidating financial statements of Borrower as at the end of such year and the related audited statements of income, accumulated earnings, and cash flows for such year and underlying assumptions, setting forth in each case in comparative form the figures for the previous year, certified as being fairly stated in all material respects by one of nationally recognized certified public accounting firms reasonably satisfactory to the Agent and the Lenders;

(b) as soon as available, but in any event not later than forty-five (45) days after the end of each fiscal quarter, the unaudited Consolidated and Consolidating financial statements of Borrower as at the end of such quarter and the related unaudited statements of income, accumulated earnings and cash flows of Borrower for the portion of the Fiscal Year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, and certified by a Responsible Officer as being fairly stated in all material respects;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by such officer and disclosed therein), provided however that the financial statements delivered pursuant to clause (b) hereof will not be required to include footnotes and will be subject to year-end adjustments.

7.2	Certificates; Other Information. Furnish to the Agent, with sufficient copies for each Lender:

(a) Within forty-five (45) days after and as the end of each fiscal quarter, a fully executed Covenant Compliance Report;

(b) Together with the financial statements delivered pursuant to Section 7.1(a), annual projections for the Borrower which shall include compliance by Borrower with the financial covenants in Sections 7.9 through 7.12 on a quarterly basis for the following Fiscal Year in form reasonably acceptable to the Agent and the Lenders;

(c) Promptly upon their becoming available, copies of (i) all annual reports and proxy statements sent or made available generally by Borrower to its security holders, (ii) all reports (including its annual report on Form 10-K and its quarterly reports on Form 10-Q ) and all registration statements of Borrower filed with the Securities and Exchange Commission, and (iii) all press releases made available generally by Borrower;

(d) Within twenty (20) days after and as of the end of each month, including the last month of each Fiscal Year, or more frequently as requested by the Agent or the Majority Revolving Credit Lenders, a Borrowing Base Certificate; and

(e) Within twenty (20) days after and as of the end of each month, including the last month of each Fiscal Year, or more frequently as requested by the Agent or the Majority Revolving Credit Lenders (i) the monthly aging of the accounts receivable and accounts payable of the Loan Parties, and (ii) an inventory report;

(f) Promptly and in form to be reasonably satisfactory to Majority Lenders, such additional financial and/or other information, or other reports as any Lender may from time to time reasonably request.

7.3 Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower.

7.4 Conduct of Business and Maintenance of Existence.

(a) Continue to engage primarily in the automotive and related line of business and businesses related thereto and preserve, renew and keep in full force and effect its existence, except as otherwise permitted pursuant to Sections 8.4 and 8.5;

(b) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 8.5; and

(c) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

7.5 Maintenance of Property; Insurance.

(a) Keep all property useful and necessary in its business in working order;

(b) Carry and maintain, at their own expense, insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies of similar size and nature. Each Loan Party shall carry and maintain at least the minimum insurance coverage set forth in subclauses (i) through (vii) of this Section 7.5(b). All insurance carried pursuant to this Section 7.5(b) shall be placed with such insurers having a minimum A.M. Best rating of A:X, and be in such form, with terms, conditions, limits and deductibles as shall be acceptable to the Agent.

(i) All Risk Property Insurance. Maintain all risk property insurance covering against physical loss or damage, including but not limited to fire and extended coverage, collapse, flood, earth movement and comprehensive boiler and machinery coverage

(including electrical malfunction and mechanical breakdown). Coverage shall be written on a replacement cost basis in an amount acceptable to the Agent. Such insurance policy shall contain an agreed amount endorsement waiving any coinsurance penalty and shall include expediting expense coverage.

(ii) Business Interruption. As an extension of the insurance required under subsection (b)(i), maintain business interruption insurance in an amount equal to twelve (12) months projected net profits, and continuing expenses (including debt service payments due). Such coverage shall also provide for contingent business interruption covering the major suppliers and customers of such Loan Party. Such insurance shall contain an agreed amount endorsement waiving any coinsurance penalty and also cover service interruption and extra expenses.

(iii) Comprehensive General Liability Insurance. Maintain comprehensive general liability insurance written on an occurrence basis with a limit of not less than $1,000,000. Such coverage shall include, but not be limited to, premises/operations, explosion, collapse, underground hazards, sudden and accidental pollution, contractual liability, independent contractors, products/completed operations, property damage and personal injury liability. Such insurance shall not contain an exclusion for punitive or exemplary damages where insurable by law.

(iv) Workers’ Compensation/Employer’s Liability. Maintain Workers’ Compensation insurance in accordance with statutory provisions covering accidental injury, illness or death of an employee of any Loan Party while at work or in the scope of his employment with such Loan Party and Employer’s Liability in an amount not less than $1,000,000. Such coverage shall not contain any occupational disease exclusions.

(v) Automobile Liability. Maintain automobile liability insurance covering owned, non-owned, leased, hired or borrowed vehicles against bodily injury or property damage. Such coverage shall have a limit of not less than $1,000,000.

(vi) Excess/Umbrella Liability. Maintain excess or umbrella liability insurance in an amount not less than $50,000,000 written on an occurrence basis providing coverage limits excess of the insurance limits required under sections (b)(iii), (b)(iv) (Employer’s Liability only), and (b)(v). Such insurance shall follow form the primary insurances and drop down in case of exhaustion of underlying limits and/or aggregates. Such insurance shall not contain an exclusion for punitive or exemplary damages where insurable under law.

(vii) Cause all insurance policies carried and maintained in accordance with this Section 7.5(b) to be endorsed as follows:

(A) the Agent and the Lenders shall be additional insureds with the Agent as loss payee as respects the property policies described in subsections (b)(i) and (b)(ii). The Agent and the Lenders shall be an additional insureds with respect to liability policies described in subsections (b)(iii), (b)(iv) to the extent allowed by law, (b)(v), and (b)(vi). It shall be understood that any obligation imposed upon any Loan Party, including but not limited to the obligation to pay premiums, shall be the sole obligation of such Loan Party and not that of the Agent and the Lenders;

(B) with respect to property policies described in subsections (b)(i) and (b)(ii), the interests of the Agent and the Lenders shall not be invalidated by any action or inaction of any Loan Party, or any other person, and shall insure the Agent and the Lenders regardless of any breach or violation by any Loan Party or any other person, of any warranties, declarations or conditions of such policies;

(C) inasmuch as the liability policies are written to cover more than one insured, all terms conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured;

(D) each Loan Party and its insurers shall waive all rights of subrogation against the Agent and the Lenders, any right of setoff or counterclaim, and any other right to deduction, whether by attachment or otherwise;

(E) all such Loan Parties’ insurance shall be primary without right of contribution of any other insurance carried by or on behalf of the Agent and the Lenders;

(F) if such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any changes are initiated by any US/Canadian Company or carrier which affect the interests of the Agent and the Lenders, such insurer shall notify the Agent and the Lenders of such cancellation or changes thirty (30) days prior to giving effect to such cancellation of changes, except for non-payment of premium which shall be ten (10) days.

(c) At each policy renewal, but not less than annually, the Loan Parties shall provide to the Agent approved certification from each insurer or by an authorized representative of each insurer. Such certification shall identify the underwriters, the type of insurance, the limits, deductibles, and term thereof and shall specifically list the special provisions delineated in (b(vii) above for such insurance required for this Section 7.5.

(d) The Agent shall be entitled, upon reasonable advance notice, to review the US/Canadian Companies’ books and records regarding all insurance policies carried and maintained in accordance with the obligations of the US/Canadian Companies under this Section 7.5. Upon request, the US/Canadian Companies shall furnish the Agent with copies of all insurance policies, binders, and cover notes or other evidence of such insurance. Notwithstanding anything to the contrary herein, no provision of this Section 7.5 or any provision of this Agreement shall impose on the Agent any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the US/Canadian Companies, nor shall the Agent be responsible for any representations or warranties made by or on behalf of the Borrower to any insurance broker, company or underwriter. The US/Canadian Companies shall also carry and maintain any other insurance that the Agent may reasonably require from time to time. The Agent, at its sole option, may obtain such insurance as herein required, if not provided by the US/Canadian Companies, and in such event, the US/Canadian Companies shall reimburse the Agent upon demand for the cost thereof together with interest.

7.6 Inspection of Property; Books and Records, Discussions. Permit Agent and each Lender (if accompanied by Agent), through their authorized attorneys, accountants and representatives (a) to examine Borrower’s and each Subsidiary’s books, accounts, records, ledgers and assets and properties of every kind and description wherever located at all reasonable times during normal business hours, upon oral or written request of Agent or such Lender; (b) at any time and from time to time, at the request of the Majority Lenders, to conduct full or partial collateral audits of Borrower and the other US/Canadian Companies to be completed by an appraiser as may be selected by Agent and the Majority Lenders, with all reasonable costs and expenses of such audits to be reimbursed by Borrower, provided however that prior to the occurrence and continuance of any Default or Event of Default, the Borrower shall only be required to reimburse the Agent for the reasonable costs and expenses of no more than two (2) such audits conducted in any year and provided further however that Borrower shall be required to reimburse the Agent for all reasonable costs and expenses of all audits conducted after the occurrence and during the continuance of a Default or Event of Default; and (c) permit Agent and each Lender (if accompanied by Agent) or their authorized representatives, at reasonable times and intervals, to visit all of their respective offices, discuss their respective financial matters with their respective officers and independent certified or chartered public accountants, as applicable, and, by this provision, Borrower authorizes such accountants to discuss the finances and affairs of Borrower and its Subsidiaries (provided that Borrower is given an opportunity to participate in such discussions) and examine any of its or their books and other corporate records. Notwithstanding the foregoing, all information furnished to the Agent or the Lenders hereunder shall be subject to the undertaking of the Lenders set forth in Section 13.12 hereof.

7.7 Notices. Promptly upon having actual knowledge, give notice to the Agent of:

(a) the occurrence of any Default or Event of Default of which Borrower or any Subsidiary has knowledge;

(b) any (i) default or event of default under any Contractual Obligation of Borrower or any Subsidiary or (ii) litigation, investigation or proceeding which may exist at any time between Borrower or any Subsidiary and any Governmental Authority or any third party, which in either case, if not cured or if it is reasonably likely to be adversely determined, as the case may be, would have a Material Adverse Effect or (iii) any change in the financial condition of Borrower or any of its Subsidiaries since the date of the last audited financial statements delivered pursuant to Section 7.1(a) hereof which could reasonably be expected to have a Material Adverse Effect;

(c) the following events, as soon as possible and in any event within 30 days after the Borrower know thereof and to the extent the same would have a Material Adverse Effect: (i) the occurrence of any “reportable event” as defined in ERISA with respect to any Pension Plan, or any withdrawal from or the termination, reorganization or insolvency of any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the Pension Benefit Guaranty Corporation or Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from or the terminating, reorganization or insolvency of any Pension Plan;

(d) any event (including any material change in the business of Borrower or its Subsidiaries) which is reasonably likely to have a Material Adverse Effect;

(e) the termination (or the receipt of any written or verbal notice of termination) of any Material Contract promptly after the Borrower becomes aware of such termination or receives such notice; and

(f) promptly after becoming aware of the taking by the Internal Revenue Service of a written tax position which could reasonably be expected to have a Material Adverse Effect upon the Borrower (or any such tax position taken by the Borrower) setting forth the details of such position and the financial impact thereof.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

7.8 Hazardous Material Laws.

(a) Use and operate all of its facilities and properties in material compliance with all material Hazardous Material Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws;

(b) Promptly notify Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by Borrower or any of its Subsidiaries of a material nature relating to its facilities and properties or compliance with Hazardous Material Laws, and shall promptly cure and have dismissed with prejudice to the reasonable satisfaction of the Majority Lenders any actions and proceedings relating to compliance with Hazardous Material Laws to which Borrower or any of Subsidiaries is named as a party and which could reasonably be likely to have a Material Adverse Effect;

(c) To the extent necessary to comply in all material respects with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material, which solely, or together with other releases or disposals of Hazardous Materials could reasonably be expected to have a Material Adverse Effect;

(d) With respect to the property located in Spring Lake, Michigan, promptly perform (or cause to be performed) and complete (or cause to be completed), in each case on or before the dates specified by Agent, the environmental testing, remediation, monitoring and other activities as requested by the Agent; and

(e) Provide such information and certifications which any Lender may reasonably request from time to time to evidence compliance with this Section 7.8.

7.9 Consolidated Fixed Charge Coverage Ratio. Maintain, as of the last day of each fiscal quarter, for the Measuring Period then ending, commencing with the fiscal quarter ending December 31, 2006, a Consolidated Fixed Charge Coverage Ratio of not less than the ratio set forth opposite the applicable period:

Period	Ratio
12/31/06 through 3/30/07	2.50 to 1.0
3/31/07 through 6/29/07	1.50 to 1.0
6/30/07 and each fiscal quarter ending thereafter	1.25 to 1.0

7.10 Maintain Total Debt to EBITDA Ratio. Maintain at all times a Total Debt to EBITDA Ratio of not more than the ratio set forth below opposite the applicable period:

Period	Ratio
12/31/06 through 12/30/07	3.50 to 1.0
12/31/07 through 12/30/08	3.25 to 1.0
12/31/08 and thereafter	3.00 to 1.0

7.11 Maintain Senior Debt to EBITDA Ratio. Maintain at all times a Senior Debt to EBITDA Ratio of not more than the ratio set forth below opposite the applicable period:

Period	Ratio
12/31/06 through 12/30/07	2.75 to 1.0
12/31/07 through 12/30/08	2.50 to 1.0
12/31/08 and thereafter	2.25 to 1.0

7.12 Maintain Consolidated Tangible Net Worth. Maintain at all times Consolidated Tangible Net Worth of not less than Base Tangible Net Worth.

7.13 Taxes. Pay and discharge all taxes and other governmental charges, and all material contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith by appropriate proceedings and is reserved for, as required by GAAP on its balance sheet, or where the failure to pay any such matter could not have a Material Adverse Effect.

7.14 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any Governmental Authority or otherwise) which are necessary in connection with the execution, delivery and performance by such Loan Parties, of this Agreement, the other Loan Documents, or any other documents or instruments to be executed and/or delivered by such Loan Parties in connection therewith or herewith.

7.15 Compliance with ERISA. Comply in all material respects with all requirements imposed by ERISA as presently in effect or hereafter promulgated or the Internal Revenue Code, including, but not limited to, the minimum funding requirements of any Pension Plan, except where the failure to comply could not have a Material Adverse Effect.

7.16 ERISA Notices. Promptly, upon having actual knowledge, notify Agent upon the occurrence of any of the following events:

(a) the termination of any Pension Plan subject to Subtitle C of Title IV of ERISA;

(b) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA;

(c) the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA;

(d) the failure of Borrower or any Subsidiary to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code;

(e) the withdrawal of Borrower or any Subsidiary from any Multiemployer Plan; or

(f) the occurrence of a “reportable event” as defined in ERISA or a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code which in either case is likely to have a Material Adverse Effect.

7.17 Security. Take such actions as the Agent or the Majority Lenders may from time to time reasonably request to establish and maintain first perfected security interests in and Liens on all of its Collateral, subject only to Permitted Liens and other liens permitted under Section 8.2 hereof.

7.18 Defense of Collateral. Defend the Collateral from any Liens other than Liens permitted by Section 8.2.

7.19 Use of Proceeds. Use all Advances of the Revolving Credit to finance the Acquisition, for working capital financing, general corporate purposes, and to finance Permitted Acquisitions. None of the proceeds of any such advances shall be used for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of (x) any applicable statute or regulation or (y) the terms and conditions of this Agreement.

7.20 Future Subsidiaries; Additional Collateral.

(a) With respect to each Person which becomes a Significant Domestic Subsidiary subsequent to the Restatement Date, within thirty (30) days of the date such Person is created, acquired or otherwise becomes a Significant Domestic Subsidiary (whichever first occurs) (or such later date as agreed to by the Agent), Borrower will cause such Subsidiary to (i) execute and deliver to the Agent (A) a Guaranty or a joinder agreement to an existing Guaranty whereby such Subsidiary becomes obligated as a Guarantor under the Guaranty and (B) a Security Agreement or a joinder agreement to an existing Security Agreement whereby such Subsidiary grants to Agent a Lien over its assets pursuant to the terms of the Security Agreement, (ii) take such additional actions as may be necessary to ensure a valid first priority perfected Lien over such assets of such Subsidiary, subject only to the other Liens permitted pursuant to Section 8.2 of this Agreement, and (iii) within the time period specified in and to the extent required under clause (c) of this Section 7.20, executed and deliver a Mortgage, Leasehold Mortgage, Collateral Access Agreements and/or other documents required to be delivered in connection therewith;

(b) With respect to the Equity Interests of each Person which becomes (whether by Permitted Acquisition or otherwise) (i) a Significant Domestic Subsidiary subsequent to the Restatement Date, Borrower will cause the applicable Domestic Subsidiary that holds such Equity Interests to execute and deliver such pledge agreements (or, where appropriate, amendments to existing Security Agreements, or pledge agreements), and take such actions as may be necessary to ensure a valid first priority perfected Lien over one hundred percent (100%) of the Equity Interests of such Significant Domestic Subsidiary held by such -Significant Domestic Subsidiary, such pledge agreements and/or amendments to Security Agreements to be executed and delivered within thirty (30) days after the date such Person becomes a Significant Domestic Subsidiary (or such longer time period as Agent may determine); and (ii) a Significant Foreign Subsidiary subsequent to the Restatement Date, the Equity Interests of which are held directly by Borrower or one of its Domestic Subsidiaries, Borrower will, or will cause the Domestic Subsidiary that holds such Equity Interests to, execute and deliver such Foreign Pledge Agreements (or, where appropriate, amendments to existing Foreign Pledge Agreements), and take such actions as may be necessary to ensure a valid first priority perfected Lien over sixty-five percent (65%) of the Equity Interests of such Significant Foreign Subsidiary, such Foreign Pledge Agreements to be executed and delivered (unless waived by Agent) within thirty (30) days after the date such Person becomes a Significant Foreign Subsidiary (or such longer time period as Agent may determine); and

(c) (i) With respect to real property located in the United States owned or leased (other than with respect to any leased locations which are used solely as office space, and where there are no operations conducted or inventory or equipment located) by Borrower or any other Significant Domestic Subsidiary, after the Restatement Date, not later than forty-five (45) days after such property is acquired, unless extended by Agent, Borrower shall execute or cause to be executed a Mortgage or a Leasehold Mortgage and Consent and Acknowledgment, as applicable, covering such property, together with such additional real estate documentation, environmental reports, title policies and surveys as may be reasonably required by Agent and (ii) with respect to real property located in jurisdictions outside the United States owned or leased (under a long term lease with a tenor, including any possible renewals, of five years or more) by Borrower or any other Significant Domestic Subsidiary after the Restatement Date, to the extent permitted under applicable local law, not later than ninety (90) days after such property is acquired, unless waived or extended by Agent, Borrower shall execute or cause to be executed a Mortgage or Leasehold Mortgage and Consent and Acknowledgment, as applicable, covering such property, together with such additional real estate documentation, environmental reports, title policies and surveys as may be reasonably required by Agent (as determined by counsel acceptable to Agent);

(d) Deliver a fully executed Mexican Pledge Agreement, along with evidence of registration of such pledge in pledgor’s ledger, the applicable stock certificate and stock power executed in blank, and such other documentation as may be requested by the Agent or any Lender in connection with such Mexican Stock Pledge, within thirty (30) days following the request of the Agent or the Majority Lenders;

in each case in form satisfactory to the Agent and the Majority Lenders, in their reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Agent and the Majority Lenders and the Borrower shall take, or cause to be taken, such steps as are necessary or advisable under applicable law to perfect the liens granted under this Section 7.20.

7.21 Accounts.

(a) Maintain all primary bank accounts of any Loan Party with Agent or a Lender, provided that, with respect to any such accounts maintained with any Lender (other than Agent), such Loan Party (i) shall cause to be executed and delivered an Account Control Agreement in form and substance reasonably satisfactory to Agent and (ii) shall take all other steps necessary, or in the opinion of the Agent, desirable to ensure that Agent has a perfected security interest in such account; and

(b) Within ninety (90) days after the Effective Date, the Loan Parties shall have established at such Loan Parties’ sole expense a United States Post Office lock box (the “Lock Box”), and shall execute all documents and authorizations as reasonably required by the Agent to establish and maintain the Lock Box. Each Loan Party expressly authorizes the Agent, from time to time, to remove the contents from the Lock Box for disposition in accordance with this Agreement. It is acknowledged by the parties hereto that any lockbox presently maintained or subsequently established by a Loan Party with the Agent may be used, subject to the terms hereof, to satisfy the requirements set forth in this clause (b).

7.22 Hedging Transaction. Within one hundred eighty (180) days following the Effective Date, Borrower shall enter into a Hedging Transaction sufficient, at the minimum, to cover fifty percent (50%) of the aggregate outstanding principal amount of the Term Loan for a three year period following the consummation of such Hedging Transaction. The documents relating to such Hedging Transaction shall be in form and substance reasonably acceptable to the Agent.

7.23 Dissolution of Certain Subsidiaries.

(a) On or before January 31, 2007 (or such later date that is acceptable to Agent), Noble Logistic Services, Inc. (MI) (“NLS-MI”), Noble Construction Equipment, Inc. (“Noble Construction”) and Central Transportation and Delivery, Inc. (“Central Transportation”) shall be dissolved and any assets owned by such entity at the time of dissolution shall be distributed in compliance with Section 8.5(e) hereof, provided that, with respect to any such entity which is not so dissolved by such date, Borrower shall cause such entity to (i) execute and deliver to Agent, (a) at Agent’s option, a Guaranty or a joinder agreement to the Guaranty whereby such entity becomes obligated as a Guarantor under the Guaranty; and (b) at Agent’s option, a Security Agreement or a joinder agreement to the Security Agreement whereby such entity grants a Lien over its assets as set forth in the Security Agreement, in each case in form reasonably satisfactory to Agent, in its reasonable discretion, (ii) take such additional actions as may be necessary to ensure a valid first priority Lien over its assets, subject only to the other Liens permitted pursuant to Section 8.2 of this Agreement, and (iii) deliver such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Agent; provided further, that until such time as such entity has delivered the agreements and other items described in clauses (i), (ii) and (iii) herein, it shall not (i) maintain or conduct, either directly or indirectly, any business operations, (ii) own any Subsidiary or any real or material personal property or be the payee on any material debt obligations or accounts, or (iii) have any material liabilities or obligations to any third party creditors.

(b) Noble Logistics Services, Inc. (California) (“NLS-CA”) shall not (i) maintain or conduct, either directly or indirectly, any business operations, (ii) own any Subsidiary or any real or material personal property other than a $1,550,000 promissory note payable to NLS-CA previously disclosed to the Agent, or (iii) have any material liabilities or obligations to any third party creditors.

7.24 Further Assurances. Execute and deliver or cause to be executed and delivered to Agent within a reasonable time following Agent’s request, and at the Borrower’s expense, such other documents or instruments as Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.

8. NEGATIVE COVENANTS.

Borrower covenants and agrees that, until the later of the Revolving Credit Maturity Date and the Term Loan Maturity Date and thereafter until expiration of all Letters of Credit and final payment in full of the Indebtedness and the performance by Borrower and the Subsidiaries of all other obligations under this Agreement and the other Loan Documents, it will not, and will not permit (i) with respect to Sections 8.1, 8.2 and 8.3 hereof, any of its Subsidiaries to, and (ii) with respect to all of the provisions of this Article 8, any of the other US/Canadian Companies to:

8.1 Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:

(a) Indebtedness under this Agreement and the other Loan Documents;

(b) any Debt of any US/Canadian Company existing on the Restatement Date and set forth in Schedule 8.1 attached hereto (other than pursuant to this Agreement, and other than any Subordinated Debt existing on the Restatement Date), and any renewals or refinancing of such Debt in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof), on substantially the same terms and otherwise in compliance with this Agreement;

(c) (i) Debt of Borrower or any Domestic Subsidiary other than pursuant to this Agreement and other than Debt set forth in Schedule 8.1 attached hereto incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan or a Capitalized Lease) in an aggregate amount not exceeding $10,000,000 at any time outstanding, and any renewals or refinancing of such Debt in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof), on substantially the same terms and otherwise in compliance with this Agreement; and (ii) Debt of any Canadian Subsidiary other than pursuant to this Agreement and other than Debt set forth in Schedule 8.1 attached hereto incurred to finance the acquisition of fixed or capital assets (whether pursuant to a loan or a Capitalized Lease) in an aggregate amount not exceeding $1,000,000 at any time outstanding, and any renewals or refinancing of such Debt in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof), on substantially the same terms and otherwise in compliance with this Agreement;

(d) (i) Subordinated Debt evidenced by the Convertible Subordinated Notes existing on the Restatement Date, and any renewals or refinancing of such Debt which, in each case have been subordinated on substantially on the same terms, and which shall otherwise be in compliance with this Agreement (including, without limitation, Section 8.11 hereof), and (ii) subject to Section 3A.11 hereof, other Subordinated Debt incurred after the Restatement Date in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding;

(e) Debt of Borrower under any Hedging Transactions;

(f) intercompany loans, but only to the extent permitted under the other applicable terms and limitations of this Agreement, including but not limited to Section 8.7 hereof;

(g) Debt of any Loan Party assumed pursuant to a Permitted Acquisition (expressly excluding Debt evidenced by any Seller Note), provided that such Debt was not entered into, extended or renewed in contemplation of such acquisition (including Debt secured by Liens permitted by Section 8.2(c)), provided that the aggregate amount of all such Debt shall not exceed $10,000,000;

(h) Seller Debt not exceeding $10,000,000 in aggregate principal amount at any one time outstanding;

(i) additional unsecured Debt of any Loan Party not exceeding $20,000,000 in aggregate principal amount at any one time outstanding;

(j) Debt of any Canadian Subsidiary to any financial institution which is a Lender hereunder in an amount not to exceed $15,000,000 in aggregate principal amount at any one time outstanding; and

(k) (i) Debt of any Non-US/Canadian Company to the extent guaranteed by any US/Canadian Company, and (ii) Debt of any Non-US/Canadian Company to the extent not guaranteed by any US/Canadian Company provided that the aggregate principal amount of such Debt, when added to the Guarantee Obligations incurred under Section 8.3(g) hereof, shall not exceed $25,000,000 at any one time outstanding.

8.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Permitted Liens;

(b) Liens securing Debt permitted by Section 8.1(c) incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed 100% of the original purchase price of such property;

(c) any Lien securing Debt assumed pursuant to a Permitted Acquisition, provided that such Lien is limited to the property so acquired, and was not entered into, extended or renewed in contemplation of such acquisition;

(d) Liens in favor of Agent, as security for the Indebtedness;

(e) attachments, judgments and other similar Liens (other than any judgment that is described in clause (i) of Section 9.1 and constitutes an Event of Default thereunder), arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(f) other Liens of any US/Canadian Subsidiary existing on the Restatement Date, set forth on Schedule 8.2(f) attached hereto;

(g) Liens which encumber the assets of any Non-US/Canadian Company securing Debt permitted by Section 8.1(k); and

(h) Liens which encumber the assets of any Canadian Subsidiary securing Debt permitted by Section 8.1(j).

8.3 Limitation on Guarantee Obligations. Create, incur, assume or suffer to exist any Guarantee Obligation, except (a) the Guaranties; (b) any guaranties described on Schedule 8.3 attached hereto; (c) subordinated, unsecured Guarantee Obligations in respect of Debt permitted under Sections 8.1(d), (e) and (h) hereof; (d) Guarantee Obligations by any Canadian Subsidiary in respect of Debt permitted under Section 8.1(j) hereof; (e) unsecured Guarantee Obligations of any US/Canadian Subsidiary in respect of Debt permitted under Section 8.1(k)(i) hereof; (f) an unsecured guaranty by Borrower of indebtedness of SET Enterprises, Inc. to Comerica Bank, which shall be in substitution (and not in addition to) for the guaranty identified as item no. 1 on Schedule 8.3; and (g) Guarantee Obligations by any Non-US/Canadian Subsidiary not otherwise permitted under this Section 8.3, provided that the aggregate amount of such Guarantee Obligations, when added to the aggregate principal amount of Debt outstanding under Section 8.1(k)(ii) hereunder, shall not exceed $25,000,000 at any one time outstanding.

8.4 Acquisitions. Purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests of any Person, firm or corporation, or any Equity Interests of any Person or going concern, or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition, except:

(a) the Acquisition;

(b) Permitted Acquisitions.

8.5 Limitation on Mergers, or Sale of Assets. Enter into any merger, amalgamation or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired or make any material change in its capital structure or its present method of conducting business, except:

(a) Inventory leased or sold in the ordinary course of business;

(b) obsolete or worn out property, property no longer useful in the conduct of any US/Canadian Company’s business or property from closed offices;

(c) acquisitions by merger in which Borrower or Guarantor is the surviving corporation (provided that (i) Borrower must be the surviving corporation in any merger to which it is a party and (ii) a Guarantor must be the surviving corporation in any merger to which any Guarantor is a party (unless Borrower is a party to such merger, in which case subclause (i) of this clause (c) would apply)), and which otherwise meet the definition of “Permitted Acquisition”;

(d) amalgamations, mergers or consolidations of (i) any US/Canadian Company with or into Borrower (so long as Borrower shall be the continuing or surviving corporation), (ii) any US/Canadian Company (other than Borrower) with or into any Guarantor (so long as such Guarantor shall be the continuing or surviving corporation), or (iii) any Canadian Subsidiary with or into any other Canadian Subsidiary;

(e) sales or transfers (other than sales or transfers of Equity Interests) between (i) Borrower or any Guarantor and any other Borrower or Guarantor, so long as the applicable Borrower or Guarantor takes such actions as Agent may request to ensure the perfection and priority of the Liens in favor of the Lenders over such transferred assets; and (ii) any Canadian Subsidiary and any other Canadian Subsidiary;

(f) subject to the mandatory prepayment provisions of Sections 3A.11 and 2.14 hereof (and provided that no Default or Event of Default has occurred and is continuing at the time of each such sale), (i) Asset Sales by Borrower or any of its Domestic Subsidiaries in which the sales price is at least the fair market value of the assets sold and the aggregate amount of such Asset Sales is less than $10,000,000 in any Fiscal Year, (ii) Asset Sales by any Canadian Subsidiary in which the sales price is at least the fair market value of the assets sold and the aggregate amount of such Asset Sales is less than $1,000,000 in any Fiscal Year, and (iii) other Asset Sales approved by the Majority Lenders; and

(g) (i) the dissolution of NLS-MI, Noble Construction and Central Transportation, in accordance with Section 7.23(a) hereof, and (ii) the dissolution or liquidation of any US/Canadian Company (other than the Borrower) if Borrower determines in good faith that such liquidation or dissolution is in the best interests of Borrower, no Default or Event of Default has occurred and is continuing or would result therefrom, and any dispositions or transfers of any remaining assets of such Subsidiary are made in accordance with Section 8.5(e) hereof.

8.6 Restricted Payments. Declare or make, or permit any US/Canadian Company to declare or make, any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any Equity Interests, as applicable, or purchase, redeem or otherwise acquire for value any of its Equity Interests, or any warrants, rights or options to acquire such Equity Interests, now or hereafter outstanding; except:

(a) Distributions by any US/Canadian Company to Borrower; and

(b) so long as (x) at the time of any such purchase no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto, and (y) the Fixed Charge Coverage Ratio exceeded 1.50 to 1 on the last day of the two immediately proceeding fiscal quarters, and (z) Borrower shall be in compliance with all other financial covenants in this Agreement on a pro forma basis acceptable to the Agent and the Majority Lenders, the purchase by Borrower of its Equity Interests from time to time after the Restatement Date, as follows: (i) whether in a single transaction or a series of transactions, up to an aggregate amount of $5,000,000 of capital stock plus (ii) whether in a single transaction or a series of transactions, up to an aggregate amount of $25,000,000 of capital stock, provided that the capital stock so purchased pursuant to this subclause (ii) shall be used in connection with the conversion of all or a portion of the Convertible Subordinated Notes; and

(c) so long as no Default or Event of Default has occurred and is continuing (both before and after giving effect thereto), Distributions by Borrower.

8.7 Limitation on Investments, Loans and Advances. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities, of or any assets constituting a business unit of, or make any other investment in, any Person, except:

(a) Permitted Investments;

(b) Investments existing on the Restatement Date and listed on Schedule 8.7(b) attached hereto;

(c) extensions of trade credit in the ordinary course of business;

(d) loans and advances to officers and employees of Borrower or any other US/Canadian Company in the ordinary course of business in an aggregate amount, not to exceed $2,000,000 at any one time outstanding, to the extent permitted by applicable law;

(e) (i) intercompany loans or intercompany investments by Borrower to any Guarantor or by any Guarantor to Borrower; provided that any intercompany loan hereunder shall be evidenced by and funded under an Intercompany Note pledged to the Agent under the appropriate Collateral Documents and provided further that at the time any such loan, advance or investment is made (before and after giving effect thereto) no Default or Event of Default has occurred and is continuing; (ii) intercompany loans or intercompany investments by any Loan Party to any Canadian Subsidiary in an aggregate amount not to exceed $1,000,000 at any one time outstanding; provided that any intercompany loan hereunder shall be evidenced by and funded under an Intercompany Note pledged to the Agent under the appropriate Collateral Documents and provided further that at the time any such loan, advance or investment is made (before and after giving effect thereto) no Default or Event of Default has occurred and is continuing; (iii) intercompany loans or intercompany investments by any Canadian Subsidiary to any Borrower or Guarantor, provided that such obligations are subordinated in right of payment and performance to the Indebtedness; and (iv) intercompany loans or intercompany investments by any Canadian Subsidiary to any other Canadian Subsidiary;

(f) Permitted Acquisitions permitted pursuant to Section 8.4 or 8.5;

(g) Investments, other than those set forth in clauses (a) through (f) above or on Schedule 8.7(b) attached hereto, in aggregate amount outstanding at any one time not to exceed $5,000,000;

(h) intercompany loans, advances or Investments made by Borrower or any Domestic Subsidiary to any Non-US/Canadian Company not to exceed $6,000,000 in the aggregate outstanding at any time (including the existing advances to Noble Metal Processing Australia, Inc.); provided that any intercompany loan hereunder shall be evidenced by and funded under an Intercompany Note pledged to the Agent under the appropriate Collateral Documents and provided further that at the time any such loan, advance or investment is made (before and after giving effect thereto) no Default or Event of Default has occurred and is continuing; provided, however, that no security agreement shall be required if a taxable event shall occur as a result of the execution of such security agreement by any Foreign Subsidiary.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 8.7 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

8.8 Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate of Borrower or any Subsidiary unless such transaction is otherwise permitted under this Agreement or is in the ordinary course of Borrower’s or such Subsidiary’s business and is upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than it would obtain in a comparable arms length transaction with a Person not a Subsidiary and such transaction would not contravene any financial assistance provision of applicable law.

8.9 Limitation on Other Restrictions. Except for this Agreement and any other Loan Document, enter into any agreement, document or instrument which would (i) restrict or prevent Borrower and the other US/Canadian Companies from granting to the Agent on behalf of the Agent and the Lenders liens upon, security interests in and pledges of their respective assets which are senior in priority to all other Liens, except for Permitted Liens and any other agreements, documents or instruments pursuant to which Liens not prohibited by the terms of this Agreement are created, entered into, or allowed to exist, or (ii) restrict the ability of any US/Canadian Company to pay or make dividends or distributions in cash or kind to Borrower or any Guarantor, to make loans, advances or other payments of whatever nature to any US/Canadian Company, or to make transfers or distributions of all or any part of its assets to any Loan Party; provided, however, that any such restrictions on any Canadian Subsidiaries shall not be deemed to violate this Section 8.9 to the extent that such restrictions are included in any documents executed in connection with Debt permitted under Sections 8.1(j) and 8.3(d) hereof; and provided further than any restriction on any US/Canadian Company of the type described in clause (ii) above in any Subordinated Debt Document shall not be deemed to be a violation of this Section 8.9.

8.10 Prepayment of Debts. Prepay, purchase, redeem or defease any Debt for money borrowed or any capital leases, except, subject to the terms hereof so long as no Default or Event of Default has occurred and is continuing (both before and after giving effect thereto), (i) prepayments of the Indebtedness, and (ii) prepayments of Debt secured by Liens described on Schedule 8.2(f) attached hereto. So long as no Default or Event of Default has occurred and is continuing (both before and after giving effect thereto) the parties hereto acknowledge that Borrower may make regularly scheduled payments of principal and/or interest on any Subordinated Debt, subject to the terms and conditions contained in the applicable Subordination Agreement and/or Subordinated Debt Documents, including without limitation, any blockage provisions.

8.11 Amendment of Subordinated Debt Documents. Amend, modify or otherwise alter (or suffer to be amended, modified or altered) any of the material terms and conditions of those documents or instruments evidencing or otherwise related to any Debt set forth on Schedule 8.1 attached hereto, any Subordinated Debt of any US/Canadian Company, or waive (or permit to be waived) any provision thereof in any material respect, without the prior written approval of Agent and the Majority Lenders; for purposes of those documents or instruments evidencing or otherwise related to such Debt, any increase in the original interest rate or principal amount, any shortening of the original amortization, any change in financial covenants, any change in terms of subordination, any addition of or change in any default, remedial or other repayment terms and any change in or waiver of conditions contained therein which are required under or necessary for compliance with this Agreement or the other Loan Documents shall (without reducing the scope of this Section 8.11) be deemed to be material.

8.12 Modification of Certain Agreements. Make, permit or consent to any amendment or other modification to the constitutional documents of any of the US/Canadian Companies or any Foreign Subsidiary whose Equity Interests are subject to a Lien granted to the Agent pursuant to a Foreign Pledge Agreement, or to any Acquisition Document, except to the extent that any such amendment (i) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (ii) does not materially adversely affect the interest of the Lenders as creditor under this Agreement, the other Loan Documents or any other document or instrument in any respect and (iii) could not reasonably be expected to have a Material Adverse Effect.

8.13 Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any Capital Expenditure, except for Capital Expenditures, the amount of which in any Fiscal Year does not exceed $25,000,000 in the aggregate, commencing with the Fiscal Year ending December 31, 2007. In addition, the difference between permitted Capital Expenditures and actual Capital Expenditures at the end of any Fiscal Year ending after December 31, 2007, for the year then ended, may be spent during the following Fiscal Year, provided that any amounts carried forward pursuant to this paragraph shall be applied to the last Capital Expenditures made in the such following Fiscal Year and shall expire at the end of such following Fiscal Year.

8.14 Fiscal Year. Permit the Fiscal Year of any US/Canadian Company to end on a day other than December 31.

9. DEFAULTS

9.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a) non-payment when due of (i) the principal of any Advance or interest thereon in accordance with the terms thereof, (ii) any Reimbursement Obligation, or (iii) any Fees, and in the case interest payments and Fees, continuance thereof for three (3) Business Days;

(b) non-payment of any money by Borrower under this Agreement or by Borrower or any Subsidiary under any of the other Loan Documents to which it is a party, other than as set forth in subsection (a), above within five (5) Business Days after notice from Agent that the same is due and payable;

(c) default in the observance or performance of any of the conditions, covenants or agreements of Borrower set forth in Sections 7.1, 7.2, 7.4(a), 7.5, 7.6, 7.7(a), 7.9 through 7.12, 7.19, 7.20, 7.21, 7.22, 7.23, or 8 (in its entirety);

(d) default in the observance or performance of any of the conditions, covenants or agreements of the Borrower set forth in Section 7.7(b), 7.7(c), 7.7(d), 7.7(e), 7.7(f) and continuance thereof for thirty (30) days;

(e) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement by Borrower or any other Loan Party and continuance thereof for a period of thirty (30) consecutive days after written notice from Agent;

(f) any representation or warranty made by Borrower or any Subsidiary herein or in any instrument submitted pursuant hereto or by any other party to the Loan Documents proves untrue or misleading in any material adverse respect when made;

(g) default in the observance or performance of or failure to comply with any of the conditions, covenants or agreements of Borrower or any Subsidiary set forth in any of the other Loan Documents, and the continuance thereof beyond any period of grace or cure specified in any such document or, in the case of the Collateral Documents, continuance thereof for a period of thirty (30) days after written notice from Agent;

(h) (i) default in the payment of any indebtedness for borrowed money (other than Indebtedness hereunder, but including without limitation any Subordinated Debt) of Borrower or any Subsidiary in excess of One Million Dollars ($1,000,000) individually or in the aggregate when due (whether by acceleration or otherwise) and continuance thereof beyond any applicable period of cure, or (ii) failure to comply with the terms of any other obligation of Borrower or any Subsidiary with respect to any indebtedness for borrowed money (other than Indebtedness hereunder but including, without limitation, the Subordinated Debt) in excess of One Million Dollars ($1,000,000) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money;

(i) the rendering of any judgment(s) for the payment of money in excess of the sum of One Million Five Hundred Thousand Dollars ($1,500,000) individually or in the aggregate against Borrower or any Subsidiary, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days, except as covered by adequate insurance with a reputable carrier and an action is pending in which an active defense is being made with respect thereto;

(j) the occurrence of a “reportable event”, as defined in ERISA, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of Borrower or any of its Subsidiaries for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Agent’s or any Lender’s other rights or remedies hereunder), or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such Pension Plan or to appoint a trustee by the appropriate United States District Court to administer any such Pension Plan, which in either case could reasonably be expected to have a Material Adverse Effect;

(k) Borrower or any Subsidiary (i) ceases or fails to be solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (ii) voluntarily ceases to conduct its business in the ordinary course (except with respect to those Subsidiaries identified in Section 7.23, so long as the Borrower is in compliance with Section 7.23); (iii) commences any Insolvency Proceeding with respect to itself; (iv) takes any action to effectuate or authorize any of the foregoing; or (A) any involuntary Insolvency Proceeding is commenced or filed against Borrower or any Subsidiary, or any writ, judgment, warrant of attachment, execution or similar process is issued, enforced or levied against a substantial part of Borrower or any Subsidiary’s properties, and such proceeding or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within 60 days after commencement, filing or levy; (B) Borrower or any Subsidiary admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief (or similar order under non-U.S. law) is ordered in any Insolvency

Proceeding; or (C) Borrower or any Subsidiary acquiesces in the appointment of a receiver, receiver and manager, administrative receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent therefor), or other similar Person for itself or a substantial portion of its property or business;

(l) a Change in Control shall occur;

(m) default in the observance or performance of or any failure to comply with any of the conditions, covenants or agreements of any Subordinated Debt Holder under the terms of any Subordination Agreement and continuance thereof for a period of thirty (30) days after written notice from Agent to the applicable Subordinated Debt Holder and Borrower; or

(n) any material provision of any Collateral Document shall at any time for any reason cease to be valid, binding and enforceable against Borrower or any Subsidiary, as applicable, or the validity, binding effect or enforceability thereof shall be contested by Borrower or any Subsidiary or Borrower or any Subsidiary shall deny that it has any or further liability or obligation under any Collateral Document, or any such Loan Document shall be terminated, invalidated, revoked or set aside or in any way cease to give or provide to the Lenders and the Agent the benefits purported to be created thereby.

9.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Majority Revolving Credit Lenders, declare the Revolving Credit Aggregate Commitment terminated; (b) the Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Borrower; (c) upon the occurrence of any Event of Default specified in Section 9.1(k) above and to the extent permitted by law, and notwithstanding the lack of any declaration by Agent under preceding clause (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Revolving Credit Aggregate Commitment shall be automatically and immediately terminated; (d) the Agent shall, upon being directed to do so by the Majority Revolving Credit Lenders, demand immediate delivery of cash collateral, and Borrower and each Account Party agrees to deliver such cash collateral upon demand, in an amount equal to the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit; and (e) the Agent may, and shall, if directed to do so by the Majority Lenders or the Lenders, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

9.3 Rights Cumulative. No delay or failure of Agent and/or Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of Agent and Lenders under this Agreement are cumulative and not exclusive of any right or remedies which Lenders would otherwise have.

9.4 Waiver by Borrower of Certain Laws. To the extent permitted by applicable law, Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

9.5 Waiver of Defaults. No Event of Default shall be waived by the Lenders except in a writing signed by an officer of the Agent in accordance with Section 13.11 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by Agent or the Lenders. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Lenders in enforcing any of their rights shall constitute a waiver of any of their rights. Borrower expressly agrees that this Section may not be waived or modified by the Lenders or Agent by course of performance, estoppel or otherwise.

9.6 Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender may at any time and from time to time, without notice to the Borrower but subject to the provisions of Section 10.3 hereof (any requirement for such notice being expressly waived by the Borrower), to the extent permitted by applicable law, set off and apply against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, whether owing to such Lender, any Affiliate of such Lender or any other Lender or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of Borrower and any property of Borrower from time to time in possession of such Lender, irrespective of whether or not such deposits held or indebtedness owing by such Lender may be contingent and unmatured and regardless of whether any Collateral then held by the Agent or any Lender is adequate to cover the Indebtedness. Promptly following any such setoff, such Lender shall give written notice to Agent and to Borrower of the occurrence thereof. Borrower hereby grants to the Lenders and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of their respective obligations under this Agreement and the other Loan Documents. The rights of the Agent and each Lender under this Section 9.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which the Agent and such Lender may have.

10. PAYMENTS, RECOVERIES AND COLLECTIONS

10.1 Payment Procedure.

(a) All payments by the Borrower in respect of principal of, or interest on, any Advance or in respect of any Letter of Credit Obligations or Fees shall be made without setoff or counterclaim on the date specified for payment under this Agreement not later than 11:00 a.m. (Detroit time) in immediately available funds to Agent, for the ratable account of the Lenders, at Agent’s office located at One Detroit Center, Detroit, Michigan 48226-3289. Payments made in respect of any Revolving Credit Advances or Swing Line Advances in euros or any Fees payable in euros shall be made in euros in immediately available funds to Agent, for the ratable account of the Revolving Credit Lenders or the Issuing Lender entitled to such payment at Agent’s office located at One Detroit Center, Detroit, Michigan 48226-3289. Upon receipt of each such payment, the Agent shall make prompt payment to each applicable Lender, or, in respect of Eurocurrency-based Advances, such Lender’s Eurocurrency Lending Office, in like funds and currencies, of all amounts received by it for the account of such Lender.

(b) Upon receipt of each such payment, the Agent shall make prompt payment to each Lender, or, in respect of Eurocurrency- based Advances, of all amounts received by it for the account of such Lender.

(c) Unless the Agent shall have been notified by Borrower prior to the date on which any payment to be made by Borrower is due that Borrower did not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that the Borrower has remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Revolving Credit Lender or Term Loan Lender, as the case may be, on such payment date an amount equal to such Lender’s share of such assumed payment. If Borrower has not in fact remitted such payment to the Agent, each Revolving Credit Lender or Term Loan Lender, as applicable, shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Lender, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent at a rate per annum equal to (i) for Prime-based Advances, the Federal Funds Effective Rate (daily average), as the same may vary from time to time, and (ii) with respect to Eurocurrency-based Advances, Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by Agent) of carrying such amount.

(d) Subject to the definition of Interest Period, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

(e) All payments to be made by Borrower under this Agreement or any of the Notes (including without limitation payments under the Swing Line) shall be made without set-off or counterclaim, as aforesaid, and, subject to compliance by the Lenders with Section 13.13, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any Governmental Authority may at the time of payment be a member, unless Borrower is compelled by law to make payment subject to such tax. In such event, Borrower shall:

(i) pay to the Agent for Agent’s own account and/or, as the case may be, for the account of the Lenders (and, in the case of Advances of the Swing Line, pay to the Swing Line Lender which funded such Advances) such additional amounts as may be necessary to ensure that the Agent and/or such Lender or Lenders receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

(ii) remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Lender (including the Swing Line Lender) or Lenders, as the case may be, such certificates or certified copy receipts as the Agent or such Lender or Lenders shall reasonably require as proof of the payment by the Borrower, of any such taxes payable by the Borrower.

As used herein, the terms “tax”, “taxes” and “taxation” include all taxes, levies, imposts, duties, charges, fees, deductions and withholdings and any restrictions or conditions resulting in a charge together with interest (and any taxes payable upon the amounts paid or payable pursuant to this Section 10.1) thereon and fines and penalties with respect thereto which may be imposed by reason of any violation or default with respect to the law regarding such tax, assessed as a result of or in connection with the transactions in euros hereunder, or the payment and/or receipt of funds in euros hereunder or the payment or delivery of funds into or out of any jurisdiction other than the United States (whether assessed against any of the Borrower, Agent or any of the Lenders). Borrower shall be reimbursed by the applicable Lender for any payment made by Borrower under this Section 10.1 if the applicable Lender is not in compliance with its obligations under Section 13.13.

10.2 Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, following the occurrence of an Event of Default and (i) termination of the Revolving Credit Aggregate Commitment, (ii) the acceleration of the Indebtedness or (iii) the exercise of any other remedy pursuant to the request of the requisite Lenders in accordance with Section 9.2 hereof, the proceeds of any Collateral, together with any offsets, voluntary payments by Borrower or any Subsidiary of the Borrower or others and any other sums received or collected in respect of the Indebtedness, shall be applied, first, to pay all incurred and unpaid fees and expenses of the Agent under the Loan Documents and any protective advances made by Agent with respect to the Collateral under or pursuant to the terms of any Loan Document, next, to pay any fees and expenses owed to the Issuing Lender hereunder, next, to pay the Indebtedness under the Revolving Credit (including the Swing Line) and the Term Loan and any Reimbursement Obligations and indebtedness owed under any Interest Rate Protection Agreements on a pro rata basis (or in such order and manner as determined by the Majority Lenders, the Maturity Revolving Credit Lenders and the Majority Term Loan Lenders; subject, however, to the applicable Percentages of the loans held by each of the Lenders), next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to Borrower and the Subsidiaries, as the case may be. Subject to the terms of this Section 10.2, the application of such proceeds and other sums to the Advances of the Revolving Credit and the Term Loan, the Reimbursement Obligations and under any Interest Rate Protection Agreements shall be based on each Lender’s Weighted Percentage of the aggregate of the loans.

10.3 Pro-rata Recovery. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of offset or otherwise) on account of principal of, or interest on, any of the Indebtedness in excess of its pro rata share of payments then or thereafter obtained by all Lenders upon principal of and interest on all Indebtedness, such Lender shall purchase from the other Lenders such participations in the Revolving Credit, the Term Loan and/or Reimbursement Obligation held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably in accordance with the Weighted Percentage with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

11. CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS

11.1 Reimbursement of Prepayment Costs. If Borrower makes any payment of principal with respect to any Eurocurrency-based Advance or Quoted Rate Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, by acceleration, or otherwise), or if Borrower converts or refunds (or attempts to convert or refund) any such Advance on any day other than the last day of the Interest Period applicable thereto; or if Borrower fails to borrow, refund or convert into any Eurocurrency-based Advance or Quoted Rate Advance after notice has been given by Borrower to Agent in accordance with the terms hereof requesting such Advance, or if Borrower fails to make any payment of principal or interest in respect of a Eurocurrency-based Advance or Quoted Rate Advance when due, the Borrower shall reimburse Agent for itself and/or on behalf of any Lender, as the case may be, on demand for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by Agent and Lenders, as the case may be as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not Agent and Lenders, as the case may be, shall have funded or committed to fund such Advance. Such amount payable by Borrower to Agent for itself and/or on behalf of any Lender, as the case may be, may include, without limitation, an amount equal to the excess, if any, of (a) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (b) the amount of interest (as reasonably determined by Agent and Lenders, as the case may be) which would have accrued to Agent and Lenders, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. Calculation of any amounts payable to any Lender under this paragraph shall be made as though such Lender shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Lender may fund any Eurocurrency-based Advance or Quoted Rate Advance, as the case may be, in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of Borrower, Agent and Lenders shall deliver to Borrower a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

11.2 Eurocurrency Lending Office. For any Advance to which the Eurocurrency-based Rate is applicable, if Agent or a Lender, as applicable, shall designate a Eurocurrency Lending Office which maintains books separate from those of the rest of Agent or such Lender, Agent or such Lender, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurocurrency Lending Office.

11.3 Circumstances Affecting Eurocurrency-based Rate Availability. If with respect to any Interest Period, Agent or the Majority Lenders (after consultation with Agent) shall reasonably determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the Agent or such Lenders for such Interest Period, then Agent shall forthwith give notice thereof to the Borrower. Thereafter, until Agent notifies the Borrower that such circumstances no longer exist, (i) the obligation of Lenders to make Eurocurrency-based Advances, and the right of the Borrower to convert an Advance to or refund an Advance as a Eurocurrency-based Advance, as the case may be, shall be suspended, and (ii) the Borrower shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Eurocurrency-based Advance covered hereby, together with accrued interest thereon, any amounts payable under Section 11.1 hereof, and all other amounts payable hereunder on the last day of the then current Interest Period applicable to such Advance. Upon the date for repayment as aforesaid and unless Borrower notifies Agent to the contrary within two (2) Business Days after receiving a notice from Agent pursuant to this Section, such outstanding principal amount shall be converted to a Prime-based Advance as of the last day of such Interest Period.

11.4 Laws Affecting Eurocurrency-based Advance Availability. If, after the date of this Agreement, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Lenders (or any of their respective Eurocurrency Lending Offices) to honor its obligations hereunder to make or maintain any Advance with interest at the Eurocurrency-based Rate, such Lender shall forthwith give notice thereof to Borrower and to Agent. Thereafter, (a) the obligations of Lenders to make Eurocurrency-based Advances and the right of Borrower to convert an Advance into or refund an Advance as a Eurocurrency-based Advance shall be suspended and thereafter the Borrower may select as Applicable Interest Rates only those which remain available and which are permitted to be selected hereunder, and (b) if any of the Lenders may not lawfully continue to maintain an Advance to the end of the then current Interest Period applicable thereto as a Eurocurrency-based Advance, the applicable Advance shall immediately be converted to a Prime-based Advance and the Prime-based Rate shall be applicable thereto for the remainder of such Interest Period. For purposes of this Section, a change in law, rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.

11.5 Increased Cost of Eurocurrency-based Advances. If the adoption after the date of this Agreement of, or any change after the date of this Agreement in, any applicable law, rule or regulation of or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Agent or any of the Lenders (or any of their respective Eurocurrency Lending Offices) with any request or directive (whether or not having the force of law) made by any such authority, central bank or comparable agency after the date hereof:

(a) shall subject any of the Lenders (or any of their respective Eurocurrency Lending Offices) to any tax, duty or other charge with respect to any Advance or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Eurocurrency Lending Offices) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof (except for changes in the rate of tax on the overall net income of any of the Lenders or any of their respective Eurocurrency Lending Offices imposed by the jurisdiction in which such Lender’s principal executive office or Eurocurrency Lending Office is located); or

(b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Lenders (or any of their respective Eurocurrency Lending Offices) or shall impose on any of the Lenders (or any of their respective Eurocurrency Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing is to increase the costs to any of the Lenders of maintaining any part of the Indebtedness hereunder as a Eurocurrency-based Advance or to reduce the amount of any sum received or receivable by any of the Lenders under this Agreement in respect of a Eurocurrency-based Advance, whether with respect to Advances to Borrower, then such Lender shall promptly notify Agent, and Agent (or such Lender, as aforesaid) shall promptly notify the Borrower of such fact and demand compensation therefor and, within fifteen (15) days after such notice, the Borrower agrees to pay to such Lender such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction. Agent will promptly notify the Borrower of any event of which it has knowledge which will entitle Lenders to compensation pursuant to this Section, or which will cause the Borrower to incur additional liability under Section 11.1 hereof, provided that Agent shall incur no liability whatsoever to the Lenders or the Borrower in the event it fails to do so. A certificate of Agent (or such Lender, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall be conclusively presumed to be correct save for manifest error. For purposes of this Section, a change in law, rule, regulation, interpretation, administration, request or directive shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation, administration, request or directive presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation, administration, request or directive.

11.6 Capital Adequacy and Other Increased Costs. In the event that after the Restatement Date the adoption of or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not presently applicable to any Lender or Agent, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Lender or Agent with any guideline, request or directive of any such authority (whether or not having the force of law), including any risk based capital guidelines, affects or would affect the amount of capital required or expected to be maintained by such Lender or Agent (or any corporation controlling such Lender or Agent) and such Lender or Agent, as the case may be, determines that the amount of such capital is increased by or based upon the existence of such Lender’s or Agent’s obligations or Advances hereunder and such increase has the effect of reducing the rate of return on such Lender’s or Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which such Lender or Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender or Agent to be material (collectively, “Increased Costs”), then Agent or such Lender shall notify the Borrower, and thereafter the Borrower shall pay to such Lender or Agent, as the case may be, from time to time, upon request by such Lender or Agent, additional amounts sufficient to compensate such Lender or Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Lender or Agent reasonably determines to be allocable to the existence of such Lender’s or Agent’s obligations or Advances hereunder. A statement as to the amount of such compensation, prepared in good faith and in reasonable detail by such Lender or Agent, as the case may be, shall be submitted by such Lender or by Agent to the Borrower, reasonably promptly after becoming aware of any event described in this Section 11.6 and shall be conclusive, absent manifest error in computation.

11.7 Availability of Alternative Currency; Refunding Advances in Same Currency.

(a) The Agent and the Lenders shall not be required to make any Advance in euros if, at any time prior to making such Advance, the Agent or the Majority Lenders (after consultation with Agent) shall determine, in its or their sole discretion, that (i) deposits in the euros in the amounts and maturities required to fund such Advance will not be available to the Agent and the Lenders; (ii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to euros (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls); or (iii) it has become otherwise materially impractical for the Agent or the Lenders, as applicable, to make such Advance in euros. The Agent or the applicable Lender, as the case may be, shall promptly notify the Borrower and the Lenders of any such determination.

(b) If pursuant to any provisions of this Agreement, the Borrower repays one or more Advances and on the same day borrows an amount in the same currency, the Agent shall apply the proceeds of such new borrowing to repay the principal of the Advance or Advances being repaid and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be remitted by the Agent to the Borrower, or by the Borrower to the Agent, as the case may be.

11.8 Substitution of Lenders. If (a) the obligation of any Lender to make Eurocurrency-based Advances has been suspended pursuant to Section 11.3 or 11.4 or (b) any Lender has demanded compensation under Section 3.4(c) or 11.5, (c) any Revolving Credit Lender does not consent to the extension of the Revolving Credit Maturity Date as provided in Section 2.16(b)(i) or (ii), (d) any Lender has failed to fund its Revolving Credit Percentage of any Revolving Credit Advance, or to fund a Revolving Credit Advance to repay a Swing Line Advance or any Reimbursement Obligations, or (e) any Lender has not approved an amendment, waiver or other modification of this Agreement, if such amendment or waiver has been approved by the Majority Lenders and the consent of such Lender is required (in each case, an “Affected Lender”), then the Borrower shall have the right (subject to Section 13.8 hereof), with the assistance of the Agent, to seek a substitute Lender or Lenders (which may be one or more of the Lenders (the “Purchasing Lender” or “Purchasing Lenders”) to purchase the Advances of the Revolving Credit and the Term Loan and assume the commitments (including without limitation its participations in Swing Line Advances and Letters of Credit) under this Agreement of such Affected Lender. The Affected Lender shall be obligated to sell its Advances of the Revolving Credit and the Term Loan and assign its commitments to such Purchasing Lender or Purchasing Lenders within fifteen days after receiving notice from Borrower requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof, plus unpaid interest accrued thereon up to but excluding the date of the sale. In connection with any such sale, and as a condition thereof, Borrower shall pay to the Affected Lender all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Affected Lender within ten Business Days after such sale, (i) the amount of any compensation which would be due to the Affected Lender under Section 11.1 if the Borrower has prepaid the outstanding Eurocurrency-based Advances of the Affected Lender on the date of such sale and (ii) any additional compensation accrued for its account under Sections 3.4(c), 11.5 and 11.6 to but excluding said date. Upon such sale, the Purchasing Lender or Purchasing Lenders shall assume the Affected Lender’s commitment, and the Affected Lender shall be released from its obligations hereunder to a corresponding extent. If any Purchasing Lender is not already one of the Lenders, the Affected Lender, as assignor, such Purchasing Lender, as assignee, Borrower and the Agent, shall enter into an Assignment Agreement pursuant to Section 13.8 hereof, whereupon such Purchasing Lender shall be a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender with a Revolving Credit Percentage equal to its ratable share of the then applicable Revolving Credit Aggregate Commitment and a Term Loan Percentage equal to its ratable share of the Term Loan. In connection with any assignment pursuant to this Section 11.8, the Borrower or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in Section 13.8.

11.9 Right of Lenders to Fund through Branches and Affiliates. Each Lender (including without limitation the Swing Line Lender) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Lender to make such Advance; provided that (a) such Lender shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to the Borrower.

12. AGENT

12.1 Appointment of Agent. Each Lender and the holder of each Note irrevocably appoints and authorizes the Agent to act on behalf of such Lender or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower. Each Lender agrees (which agreement shall survive any termination of this Agreement) to reimburse Agent for all reasonable out-of-pocket expenses (including house and outside attorneys’ fees and disbursements) incurred by Agent hereunder or in connection herewith or with an Event of Default or in enforcing the obligations of Borrower under this Agreement or the other Loan Documents or any other instrument executed pursuant hereto, and for which Agent is not reimbursed by Borrower, pro rata according to such Lender’s Weighted Percentage, but excluding any such expense resulting from Agent’s gross negligence or willful misconduct. Agent shall not be required to take any action under the Loan Documents, or to prosecute or defend any suit in respect of the Loan Documents, unless indemnified to its satisfaction by the Lenders against loss, costs, liability and expense (excluding liability resulting from its gross negligence or willful misconduct). If any indemnity furnished to Agent shall become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given.

12.2 Deposit Account with Agent. Borrower hereby authorizes Agent, in Agent’s sole discretion, upon notice to Borrower to charge its general deposit account(s), if any, maintained with Agent for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

12.3 Scope of Agent’s Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Lenders (or all of the Lenders for those acts requiring consent of all of the Lenders) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Borrower, or any Subsidiary or Affiliate of the Borrower, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by Borrower of respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation the making of any Advance or the issuance of any Letter of Credit. Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. Agent may treat the payee of any Note as the holder thereof. Agent may employ agents and may consult with legal counsel (who may be counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable to the Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

12.4 Successor Agent. Agent may resign as such at any time upon at least thirty (30) days prior notice to Borrower and all Lenders. If Agent at any time shall resign or if the office of Agent shall become vacant for any other reason, Majority Lenders shall, by written instrument, appoint successor agent(s) satisfactory to such Majority Lenders, and, so long as no Default or Event of Default has occurred and is continuing, to Borrower. Such successor agent shall thereupon become the Agent hereunder, as applicable, and shall be entitled to receive from the prior Agent such documents of transfer and assignment as such successor Agent may reasonably request. Any such successor Agent shall be a commercial bank organized under the laws of the United States or any state thereof and shall have a combined capital and surplus of at least $500,000,000. If a successor is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Lenders is made and accepted or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Lenders shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Lenders is made and accepted. Such successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed. Upon such succession of any such successor Agent, the resigning agent shall be discharged from its duties and obligations hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as Agent.

12.5 Agent in its Individual Capacity. Comerica Bank, its Affiliates and their respective successors and assigns, shall have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though Comerica Bank were not the Agent. Comerica Bank and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower (or its Subsidiaries) as if Comerica Bank were not acting as Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Lenders.

12.6 Credit Decisions. Each Lender acknowledges that it has, independently of Agent and each other Lender and based on the financial statements of Borrower and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement or any document executed pursuant hereto.

12.7 Authority of Agent to Enforce This Agreement. Each Lender, subject to the terms and conditions of this Agreement, authorizes the Agent with full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Lenders allowed in any proceeding relative to Borrower, or any of its Subsidiaries, or their respective creditors or affecting their respective properties, and to take such other actions which Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

12.8 Indemnification. The Lenders agree to indemnify the Agent and its Affiliates (to the extent not reimbursed by Borrower, but without limiting any obligation of Borrower to make such reimbursement), ratably according to their respective Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; provided, however, that no Lender shall be liable for any portion of such claims, damages, losses, liabilities, costs or expenses resulting from the Agent’s or its Affiliates’ gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any out-of-pocket expenses (including, without limitation, fees and expenses of counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its Affiliates are not reimbursed for such expenses by Borrower, but without limiting the obligation of Borrower to make such reimbursement. Each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Lenders pursuant to this Section, provided that, if the Agent and its Affiliates are subsequently reimbursed by the Borrower for such amounts, it shall refund to the Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall, in the judgment of the Agent, be insufficient or become impaired, the Agent may call for additional indemnity from the Lenders and cease, or not commence, to take any action until such additional indemnity is furnished. Any amounts paid by the Lenders hereunder to the Agent or its Affiliates shall be deemed to be part of the Indebtedness.

12.9 Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have been notified in a writing specifying such Event of Default and stating that such notice is a “notice of default” by a Lender or by Borrower. Upon receiving such a notice, the Agent shall promptly notify each Lender of such Event of Default and provide each Lender with a copy of such notice and, shall endeavor to provide such notice to the Lenders within three (3) Business Days (but without any liability whatsoever in the event of its failure to do so). Agent shall also furnish the Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by Borrower hereunder.

12.10 Agent’s Authorization; Action by Lenders. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of the Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Lenders or the Lenders, as applicable hereunder. Action that may be taken by Majority Lenders or all of the Lenders, as the case may be (as provided for hereunder) may be taken (i) pursuant to a vote at a meeting (which may be held by telephone conference call) as to which all of the Lenders have been given reasonable advance notice, or (ii) pursuant to the written consent of the requisite Percentages of the Lenders as required hereunder, provided that all of the Lenders are given reasonable advance notice of the requests for such consent.

12.11 Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Lenders or all of the Lenders, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the judgment of the Agent, such action or omission may expose the Agent to personal liability or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under any of the Loan Documents.

12.12 Collateral Matters.

(a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b) The Lenders agree to release, and hereby irrevocably authorize the Agent to release, any Lien granted to or held by the Agent upon any Collateral (i) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document (other than Indebtedness incurred in connection with any Hedging Transaction and/or other Lender Products); (ii) constituting property sold or to be sold or disposed of as part of or in connection with any express disposition permitted hereunder; or (iii) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in Section 13.11. Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.12(b).

12.13 Agent’s Fees. Until the Indebtedness has been repaid and discharged in full and no commitment to fund any loan hereunder is outstanding, the Borrower shall pay to the Agent, as applicable, an agency fee(s) set forth (or to be set forth from time to time) in any applicable fee letter in effect between Borrower and the Agent on the terms set forth therein. The Agent’s Fees described in this Section 12.13 shall not be refundable under any circumstances.

12.14 Co-Agent. Any Lender identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of the Agent in any assignment agreement as Co-Lead Arranger, Joint Bookrunner, Documentation Agent, Syndications Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender as a result of such title. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

13. MISCELLANEOUS

13.1 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP. Furthermore, all financial statements required to be delivered hereunder, subject to year-end audit adjustments thereto and the omission of footnote disclosure in the case of unaudited statements, shall be prepared in accordance with GAAP.

13.2 Consent to Jurisdiction. Borrower, Agent and Lenders hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Michigan state court sitting in Detroit, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and Borrower, Agent and Lenders hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Michigan state court. Borrower irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to Borrower at its addresses specified on Schedule 13.6 hereof or by certified mail directed to such address or such other address as may be designated by Borrower in a notice to the other parties that complies as to delivery with the terms of Section 13.6. Nothing in this Section shall affect the right of the Lenders and the Agent to serve process in any other manner permitted by law or limit the right of the Lenders or the Agent (or any of them) to bring any such action or proceeding against Borrower or any Subsidiary or any of its or their property in the courts with subject matter jurisdiction of any other jurisdiction. Borrower irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

13.3 Law of Michigan. This Agreement and the Notes have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.4 Interest. In the event the obligation of Borrower to pay interest on the principal balance of the outstanding Advances is or becomes in excess of the maximum interest rate which Borrower is permitted by law to contract or agree to pay, giving due consideration to the execution date of this Agreement, then, in that event, the rate of interest applicable with respect to such Lender’s Percentage shall be deemed to be immediately reduced to such maximum rate and all previous payments in excess of the maximum rate shall be deemed to have been payments in reduction of principal and not of interest.

13.5 Closing Costs and Other Costs; Indemnification.

(a) Borrower agrees to pay, or reimburse the Agent for payment of, within five (5) Business Days of demand therefor (except for closing costs which shall be payable on the Restatement Date) (i) all reasonable closing costs and expenses, including, by way of description and not limitation, house and outside attorneys’ fees (without duplication of fees and expenses for the same services) and advances, appraisal and accounting fees, and lien search fees reasonably incurred by Agent in connection with the commitment, consummation and closing of the loans contemplated hereby or in connection with the administration of this Agreement or any amendment, refinancing or restructuring of the credit arrangements provided under this Agreement, (ii) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing, recording or amendment of this Agreement and the Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or fees, and (iii) all reasonable costs and expenses of the Agent or any of the Lenders (including reasonable fees and expenses of outside counsel (but without duplication of fees and expenses for the same services) in connection with any action or proceeding relating to a court order, injunction or other process or decree restraining or seeking to restrain the Agent or any of the Lenders from paying any amount under, or otherwise relating in any way to, any Letter of Credit and any and all costs and expenses which any of them may incur relative to any payment under any Letter of Credit. At Agent’s option, all of said amounts required to be paid by Borrower, if not paid when due, may be charged by Agent as a Prime-based Advance to Borrower against the Indebtedness of Borrower.

(b) Borrower agrees to indemnify and save Agent and each of the Lenders harmless from all loss, cost, damage, liability or expenses, including reasonable house and outside attorneys’ fees and disbursements (but without duplication of fees and expenses for the same services), incurred by Agent and the Lenders by reason of an Event of Default, or enforcing the obligations of Borrower or any Subsidiary under this Agreement or any of the other Loan Documents or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, excluding, however, any loss, cost, damage, liability or expenses arising solely as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 13.5(b).

(c) Borrower agrees to defend, indemnify and hold harmless Agent and each of the Lenders, and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature arising out of or related to (i) the presence, disposal, release or threatened release of any Hazardous Materials in violation of applicable Hazardous Material Laws on, from or affecting any premises owned or occupied by Borrower or any of its Subsidiaries, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials in violation of applicable Hazardous Material Laws, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials in violation of applicable Hazardous Material Laws, (iv) the cost of removal of all Hazardous Materials from all or any portion of any premises owned by Borrower or its Subsidiaries, (v) the taking of necessary precautions to protect against the release of Hazardous Materials in violation of applicable Hazardous Material Laws on or affecting any premises owned by Borrower or any of its Subsidiaries, (vi) complying with all Hazardous Material Laws in all material respects and/or (vii) any material violation of Hazardous Material Laws, including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by Agent or any Lender in connection with the violation of Hazardous Material Laws (whether before or after the occurrence of any Default or Event of Default hereunder), court costs and litigation expenses, excluding however, any such matter arising as a result of its or their gross negligence or willful misconduct and any such matter which arises after the Agent or any of the Lenders has taken possession of title to any real property Collateral (by foreclosure or deed in lieu of foreclosure) and which results solely from the failure by Agent or such Lender to comply with its obligations under applicable Hazardous Materials Laws. The obligations of Borrower under this Section 13.5(c) shall be in addition to any and all other obligations and liabilities the Borrower may have to Agent or any of the Lenders at common law or pursuant to any other agreement.

13.6 Notices; Patriot Act Notice. Except as expressly provided otherwise in this Agreement, all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier, by telex or by facsimile and addressed or delivered to it at its address set forth on Schedule 13.6 attached hereto or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 13.6. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two (2) Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by telex or facsimile, shall be deemed given when received (answer back confirmed in the case of telexes and receipt confirmed in the case of telecopies). Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by telex or facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control. Furthermore, pursuant to Section 326 of the USA Patriot Act, the Agent and the Lenders hereby notify the Loan Parties that if they or any of their Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit with Agent or any Lender, the Agent or the applicable Lender will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such Person’s organizational documents or other identifying documents) to the extent necessary for the Agent and the applicable Lender to comply with the USA Patriot Act.

13.7 Further Action. Borrower, from time to time, upon written request of Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

13.8 Successors and Assigns; Participations; Assignments. This Agreement shall be binding upon and shall inure to the benefit of Borrower and the Lenders and their respective successors and assigns.

(a) The foregoing shall not authorize any assignment by Borrower, of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or effective) without the prior written approval of the Lenders.

(b) The Borrower and Agent acknowledge that each of the Lenders may at any time and from time to time, subject to the terms and conditions hereof, assign or grant participations in such Lender’s rights and obligations hereunder (on a pro rata basis only) and under the other Loan Documents to any Eligible Assignee, the identity of which institution is approved by Borrower and Agent, such approval not to be unreasonably withheld or delayed; provided, however, that (i) the approval of Borrower shall not be required upon the occurrence and during the continuance of an Event of Default, (ii) the approval of Borrower and Agent shall not be required for any such sale, transfer, assignment or participation to the Affiliate of an assigning Lender, any other Lender or any Federal Reserve Bank and (iii) no assignment shall be made or participation granted to an entity which is a competitor of Borrower and Subsidiaries without the consent of the Borrower, which consent may be withheld in the sole discretion of Borrower. The Borrower authorizes each Lender to disclose to any prospective assignee or participant, once approved by Borrower (if such approval is required) and Agent, any and all financial information in such Lender’s possession concerning the Borrower which has been delivered to such Lender pursuant to this Agreement; provided that each such prospective participant shall execute a confidentiality agreement consistent with the terms of Section 13.12 hereof.

(c) Each assignment by a Lender of all or any portion of its rights and obligations hereunder and under the other Loan Documents, which assignments shall be on a pro rata basis, shall be made pursuant to an Assignment Agreement (with appropriate insertions acceptable to Agent) (provided however that such Lender need not deliver an Assignment Agreement in connection with assignments to such Lender’s Affiliates or to a Federal Reserve Bank) and shall be subject to the terms and conditions hereof, and to the following restrictions:

(i) each assignment shall be in a minimum amount of the lesser of (x) Five Million Dollars ($5,000,000) or such lesser amount as the Agent shall agree and (y) the entire remaining amount of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and the Term Loan; provided, however, that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and the Term Loan be less than $5,000,000; and

(ii) no assignment shall be effective unless Agent has received from the assignee (or from the assigning Lender) an assignment fee of $3,500 for each such assignment.

In connection with any assignment, Borrower and Agent shall be entitled to continue to deal solely and directly with the assigning Lender in connection with the interest so assigned until (x) the Agent shall have received a notice of assignment duly executed by the assigning Lender and an Assignment Agreement (with respect thereto) duly executed by the assigning Lender and each assignee; and (y) the assigning Lender shall have delivered to the Agent the original of each Note held by the assigning Lender under this Agreement. From and after the date on which the Agent shall notify Borrower and the assigning Lender that the foregoing conditions shall have been satisfied and all consents (if any) required shall have been given, the assignee thereunder shall be deemed to be a party to this Agreement. To the extent that rights and obligations hereunder shall have been assigned to such assignee as provided in such notice of assignment (and Assignment Agreement), such assignee shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment). In addition, the assigning Lender, to the extent that rights and obligations hereunder shall have been assigned by it as provided in such notice of assignment (and Assignment Agreement), but not otherwise, shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

Within five (5) Business Days following Borrower’s receipt of notice from the Agent that Agent has accepted and executed a notice of assignment and the duly executed Assignment Agreement and assuming the Borrower has consented to such assignment (if their consent is required), Borrower shall, to the extent applicable, execute and deliver to the Agent in exchange for any surrendered Note, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to it pursuant to such notice of assignment (and Assignment Agreement), and with respect to the portion of the Indebtedness retained by the assigning Lender, to the extent applicable, new Note(s) payable to the order of the assigning Lender in an amount equal to the amount retained by such Lender hereunder. Agent, the Lenders and the Borrower acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the surrendered Notes and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by any surrendered Note, and each such new Note may contain a provision confirming such agreement. In addition, promptly following receipt of such Notes, Agent shall prepare and distribute to Borrower and the assigning Lender and the assignee Lender a revised Schedule 1.2 attached hereto setting forth the applicable new Percentages of the Lenders (including the assignee Lender), taking into account such assignment.

(d) Each Lender agrees that any participation agreement permitted hereunder shall comply with all applicable laws and shall be subject to the following restrictions (which shall be set forth in the applicable Participation Agreement):

(i) such Lender shall remain the holder of its Notes hereunder, notwithstanding any such participation;

(ii) except as expressly set forth in this Section 13.8(d) with respect to rights of setoff and the benefits of Section 11 hereof, a participant shall have no direct rights or remedies hereunder;

(iii) a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

(iv) such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (other than a participant which is an Affiliate of such Lender), except for those matters covered by Section 13.11(a) through (f) hereof (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Lender, and Borrower, Agent and the other Lenders may continue to deal directly with such Lender in connection with such Lender’s rights and duties hereunder).

Borrower agrees that each participant shall be deemed to have the right of setoff under Section 9.6 hereof in respect of its participation interest in amounts owing under this Agreement and the other Loan Documents to the same extent as if the Indebtedness were owing directly to it as a Lender under this Agreement and shall be entitled to the benefits of Section 11 hereof. The amount, terms and conditions of any participation shall be as set forth in the participation agreement between the issuing Lender and the Person purchasing such participation, and none of the Borrower, the Agent and the other Lenders shall have any responsibility or obligation with respect thereto, or to any Person to whom any such participation may be issued. No such participation shall relieve any issuing Lender of any of its obligations under this Agreement or any of the other Loan Documents, and all actions hereunder shall be conducted as if no such participation had been granted.

(e) The Agent shall maintain at its principal office a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Percentages of such Lenders and the principal amount of each type of Advance owing to each such Lender from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Borrower, the Agent, and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to Borrower of the making of any entry in the Register or any change in such entry.

(f) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

13.9 Indulgence. No delay or failure of Agent and the Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege. The rights of Agent and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies which Agent and the Lenders would otherwise have.

13.10 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

13.11 Amendment and Waiver. No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by Borrower or any Subsidiary therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders (or by the Agent at the written request of the Majority Lenders) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Lenders (and, with respect to any amendments to this Agreement or the other Loan Documents, by Borrower or the Subsidiaries which are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by the Lender or Lenders affected thereby, do any of the following: (a) increase any Lender’s commitments hereunder, (b) reduce the principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (c) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder, (d) except as expressly permitted hereunder or under the Collateral Documents, release or subordinate the Liens granted by any Person in favor of the Agent and the Lenders under the Collateral Documents in all or substantially all of the Collateral (provided that neither Agent nor any Lender shall be prohibited thereby from proposing or participating in a consensual or nonconsensual debtor-in-possession or similar financing), or release any guaranty provided by any Person in favor of Agent and the Lenders under any Loan Document, provided however that Agent shall be entitled, without notice to or any further action or consent of the Lenders, to release any Collateral which any Loan Party is permitted to sell, assign or otherwise transfer in compliance with this Agreement or the other Loan Documents or release any guaranty to the extent expressly permitted in this Agreement or any of the other Loan Documents (whether in connection with the sale, transfer or other disposition of the applicable Guarantor or otherwise), (e) terminate or modify any indemnity provided to the Lenders hereunder or under the other Loan Documents, except as shall be otherwise expressly provided in this Agreement or any other Loan Document, or (f) change the definitions of “Revolving Credit Percentage,” “Term Loan Percentage,” “Weighted Percentage,” “Interest Period”, “Majority Lenders,” “Majority Term Loan Lenders,” “Majority Revolving Credit Lenders” or this Section 13.11; and provided further, that notwithstanding the foregoing, the definitions of “Borrowing Base”, “Eligible Accounts” and “Eligible Inventory” may be amended and Revolving Credit Maturity Date may be extended only with the consent of all of the Revolving Credit Lenders; and provided further, that no amendment, waiver or consent shall, unless in writing signed by the Swing Line Lender, do any of the following: (x) reduce the principal of, or interest on, the Swing Line Note or (y) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note; and provided further, however, that no amendment, waiver, or consent shall, unless in writing and signed by the Agent in addition to all the Lenders, affect the rights or duties of the Agent under this Agreement or any other Loan Document. All references in this Agreement to “Lenders” or “the Lenders” shall refer to all Lenders, unless expressly stated to refer to Majority Lenders.

The Agent shall, upon the written request of the Borrower, execute and deliver to the Loan Parties such documents as may be necessary to evidence (1) the release of any Lien granted to or held by the Agent upon any Collateral: (a) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (b) which constitutes property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (c) which constitutes property in which a Loan Party owned no interest at the time the Lien was granted or at any time thereafter; or (d) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in this Section 13.11; or (2) the release of any Person from its obligations under the Loan Documents (including without limitation the Guaranty) if all of the Equity Interests of such Person that were held by a Loan Party are sold or otherwise transferred to any transferee other than Borrower or a Subsidiary of Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement; provided that (i) Agent shall not be required to execute any such release or subordination agreement under clauses (1) or (2) above on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty or such release shall not in any manner discharge, affect or impair the Indebtedness or any Liens upon any Collateral retained by any Loan Party, including (without limitation) the proceeds of the sale or other disposition, all of which shall constitute and remain part of the Collateral.

13.12 Confidentiality. Each Lender agrees that it will not disclose without the prior consent of Borrower (other than to its employees, its Subsidiaries, another Lender, an Affiliate of a Lender or to its auditors or counsel) any information with respect to Borrower, which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Lender may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Lender from any third party under no duty of confidentiality to Borrower, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation or ruling applicable to such Lender, and (e) to any permitted transferee or assignee or to any approved participant of, or with respect to, the Notes, as aforesaid. Notwithstanding anything herein to the contrary, “information” shall not include, and the Borrower, the Agent and each Lender (and each employee, representative or other agent of the Borrower, the Agent and each Lender) may disclose to any and all persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower, the Agent or such Lender relating to such tax treatment and tax structure.

13.13 Withholding Taxes. If any Lender is not a United States person within the meaning of Section 7701(a)(3) of the Internal Revenue Code, such Lender shall promptly (but in any event prior to the initial payment of interest hereunder) deliver to the Agent two executed copies of (i) Internal Revenue Service Form W-8BEN (or any successor form) specifying the applicable tax treaty between the United States and the jurisdiction of such Lender’s domicile which provides for the exemption from withholding on interest payments to such Lender, (ii) Internal Revenue Service Form W-8ECI (or any successor form) evidencing that the income to be received by such Lender hereunder is effectively connected with the conduct of a trade or business in the United States or (iii) other evidence satisfactory to the Agent and Borrower that such Lender is exempt from United States income tax withholding with respect to such income. Such Lender shall amend or supplement any such form or evidence as required to insure that it is accurate, complete and non-misleading at all times. Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Lender hereunder were subject to United States income tax withholding when made, such Lender shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount actually withheld by the Agent. In addition, from time to time upon the reasonable request and at the sole expense of the Borrower, each Lender and the Agent shall (to the extent it is able to do so based upon applicable facts and circumstances), complete and provide the Borrower with such forms, certificates or other documents as may be reasonably necessary to allow the Borrower to make any payment under this Agreement or the other Loan Documents without any withholding for or on the account of any tax under Section 10.1(d) hereof (or with such withholding at a reduced rate), provided that the execution and delivery of such forms, certificates or other documents does not adversely affect or otherwise restrict the right and benefits (including without limitation economic benefits) available to such of the Lender or the Agent, as the case may be, under this Agreement or any of the other Loan Documents, or under or in connection with any transactions not related to the transactions contemplated hereby.

13.14 Taxes and Fees. Should any tax (other than as a result of a Lender’s failure to comply with Section 13.13 or a tax based upon the net income or capitalization of any Lender or the Agent by any jurisdiction where a Lender or Agent is located), recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, the Borrower agrees to pay the same, together with any interest or penalties thereon arising from the Borrower’s act or omission, and agrees to hold the Agent and the Lenders harmless with respect thereto. Notwithstanding the foregoing, nothing contained in this Section 13.14 shall affect or reduce the rights of any Lender or the Agent under Section 11.5 hereof.

13.15 WAIVER OF JURY TRIAL. THE LENDERS, THE AGENT AND THE BORROWER AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE LENDERS, THE AGENT, NOR BORROWER SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDERS AND THE AGENT OR BORROWER EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

13.16 Complete Agreement; Conflicts. This Agreement, the Notes (if issued), any Requests for Revolving Credit Advance and Requests for Swing Line Advance hereunder, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern.

13.17 Severability. In case any one or more of the obligations of Borrower under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of Borrower shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of Borrower under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

13.18 Table of Contents and Headings. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof.

13.19 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

13.20 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

13.21 Reliance on and Survival of Various Provisions. All terms, covenants, agreements, representations and warranties of Borrower or any party to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of Borrower or any Subsidiary in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by any Lenders or on such Lenders’ behalf, and those covenants and agreements of Borrower set forth in Section 11.4 hereof (together with any other indemnities of Borrower or any Subsidiary contained elsewhere in this Agreement or in any of the other Loan Documents) and of Lenders set forth in Section 12.8 hereof shall survive the repayment in full of the Indebtedness and the termination of the Revolving Credit Aggregate Commitment.

13.22 Judgment Currency. If for the purpose of obtaining judgment in any court it is necessary to convert any amount owing or payable to the Agent or any Lender under this Agreement from the currency in which it is due (the “Agreed Currency”) into a particular currency (the “Judgment Currency”), the rate of exchange applied in that conversion shall be that at which the Agent, in accordance with its normal procedures, could purchase the Agreed Currency with the Judgment Currency at or about noon on the Business Day immediately preceding the date on which judgment is given. The obligation of the Borrower in respect of any amount owing or payable under this Agreement to the Agent or any Lender in the Agreed Currency shall, notwithstanding any judgment and payment in the Judgment Currency, be satisfied only to the extent that the Agent, in accordance with its normal procedures, could purchase the Agreed Currency with the amount of the Judgment Currency so paid at or about noon on the next Business Day following that payment; and if the amount of the Agreed Currency which the Agent could so purchase is less than the amount originally due in the Agreed Currency, Borrower shall, as a separate obligation and notwithstanding the judgment or payment, indemnify the agent or the applicable Lender against any loss.

13.23 Complete Agreement; Amendment and Restatement. This Agreement, the Notes (if issued), any Requests for Advance or Letters of Credit hereunder, the other Loan Documents and any agreements, certificates, or other documents given to secure the Indebtedness, contain the entire agreement of the parties hereto, and none of the parties hereto shall be bound by anything not expressed in writing. This Agreement constitutes an amendment and restatement of the Prior Credit Agreement, which Prior Credit Agreement is fully superseded and amended and restated in its entirety hereby; provided, however, that the Indebtedness governed by the Prior Credit Agreement shall remain outstanding and in full force and effect and provided further that this Agreement does not constitute a novation of such Indebtedness. The Liens created pursuant to the Collateral Documents shall secure the Indebtedness without interruption and with all priorities intact.

* * *

[Signatures Follow On Succeeding Page]

WITNESS the due execution hereof as of the day and year first above written.

COMERICA BANK,

as Joint Bookrunner, Co-Lead Arranger and Administrative Agent

By:	/s/ Ronald M. Ruks
Ronald M. Ruks
Its:	Vice President

NOBLE INTERNATIONAL, LTD.

By:	/s/ David J. Fallon
David J. Fallon
Its:	Chief Financial Officer

COMERICA BANK, as Swing Line Lender, Issuing Lender and a Lender

By:	/s/ Ronald M. Ruks
Ronald M. Ruks
Its:	Vice President

NATIONAL CITY BANK,
as Co-Lead Arranger, Joint Bookrunner, Co-Syndication Agent and a Lender

By:	/s/ Horst Sherriff
Horst Sherriff
Its:	Vice President

JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agent and a Lender

By:	/s/ Thomas A. Lakocy
Thomas A. Lakocy
Its:	Senior Vice President

BMO CAPITAL MARKETS FINANCING, INC., as Documentation Agent and a Lender

By:	/s/ Patrick McDonnell
Patrick McDonnell
Its:	Managing Director

CITIZENS BANK,
as a Lender

By:	/s/ Jim Madaus
Jim Madaus
Its:	Senior Vice President

Schedule 1.1

Pricing Matrix

Noble International, Ltd.

Revolving Credit and Term Loan Facilities

(basis points per annum)

Basis for Pricing	Level I	Level II	Level III**	Level IV
Total Debt to EBITDA Ratio*	<2.00 to 1.00	≥ 2.00 to 1.00 but < 2.50 to 1.00	≥ 2.50 to 1.00 but < 3.00 to 1.00	≥ 3.00 to 1.00
Revolving Credit Eurocurrency-Based Rate Margin	150.00	175.00	195.00	215.00
Revolving Credit Prime-Based Rate Margin	0	0	20.00	40.00
Revolving Credit Facility Fee	25.00	25.00	30.00	35.00
Letter of Credit Fees (exclusive of facing fees)	150.00	175.00	195.00	215.00
Term Loan Eurocurrency-Based Rate Margin	200.00	225.00	250.00	275.00
Term Loan Prime-Based Rate Margin	25.00	50.00	75.00	100.00

*	Definitions as set forth in the Credit Agreement.
**	The Applicable Margins and Applicable Fee Percentages will be set at Level III, until the delivery of the financial statements for the quarter ending December 31, 2006, at which time the pricing level shall be determined on a quarterly basis based on the above pricing grid.

Schedule 1.2

Percentages and Allocations

Noble International, Ltd.

Revolving Credit and Term Loan Facilities

LENDERS	REVOLVING CREDIT PERCENTAGE	REVOLVING CREDIT ALLOCATIONS	TERM LOAN PERCENTAGE	TERM LOAN ALLOCATIONS	WEIGHTED PERCENTAGE
Comerica Bank	26.500%	$10,600,000.00	26.500%	$18,550,000.00	26.500%
National City Bank	23.000%	$9,200,000.00	23.000%	$16,100,000.00	23.000%
JPMorgan Chase Bank, N.A.	18.500%	$7,400,000.00	18.500%	$12,950,000.00	18.500%
BMO Capital Markets Financing, Inc.	18.500%	$7,400,000.00	18.500%	$12,950,000.00	18.500%
Citizens Bank	13.500%	$5,400,000.00	13.500%	$9,450,000.00	13.500%
TOTALS	100.000%	$40,000,000	100.000%	$70,000,000	100.000%

EXHIBIT B

FORM OF REVOLVING CREDIT NOTE

$	Dated:

On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, [Name of Borrower], a                              corporation (“Borrower”), promises to pay to the order of [Name of Lender] (“Lender”) at Detroit, Michigan, care of Agent, for the account of Lender’s Eurocurrency Lending Office with respect to any Eurocurrency-based Advances hereunder, in lawful money of the United States of America, so much of the sum of [insert amount derived from Percentages ] Dollars ($                        ), as may from time to time have been advanced to the Borrower and then be outstanding hereunder pursuant to the Noble International Ltd. Sixth Amended and Restated Credit Agreement dated as of December 11, 2006, by and among Noble International, Ltd., certain Lenders signatory thereto, including Lender, and Comerica Bank as Agent for such Lenders, as the same may be amended or otherwise modified from time to time (“Credit Agreement”), together with interest thereon as hereinafter set forth.

Each of the Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Credit Agreement.

This Note is a note under which Advances (including refundings and conversions), repayments and readvances may be made from time to time, but only in accordance with the terms and conditions of the Credit Agreement (including any applicable sublimits). This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Credit Agreement to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

This Note shall be interpreted and the rights of the parties hereunder shall be governed by, construed and enforced in accordance with the laws of the State of Michigan, without regard to conflict of laws principles.

Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

This Note amends, restates and replaces, in part, that certain Revolving Credit Note dated as of October 12, 2006, issued by the undersigned (the “Prior Note”); provided, however, the execution and delivery by the undersigned of this Note shall not, in any manner or circumstance, be deemed to be a novation of or to have terminated, discharged or extinguished any obligations of the undersigned under or pursuant to the Prior Note or any of the indebtedness or obligations evidenced thereby.

Nothing herein shall limit any right granted Lender by any other instrument or by law.

NOBLE INTERNATIONAL, LTD.

By:
[Name]
Its:	[Title]

EXHIBIT C

FORM OF SWING LINE NOTE

$	Dated: [ ]

On or before the Revolving Credit Maturity Date, FOR VALUE RECEIVED, Noble International, Ltd., a Delaware corporation (“Borrower”), promises to pay to the order of Comerica Bank (“Swing Line Lender”) at Detroit, Michigan, in lawful money of the United States of America, so much of the sum of                                  Dollars ($                        ), as may from time to time have been advanced and then be outstanding hereunder pursuant to the Noble International, Ltd. Sixth Amended and Restated Credit Agreement dated as of December 11, 2006, by and among Noble International, Ltd., certain Lenders signatory thereto, including the Swing Line Lender, in its individual capacity and as Agent for such Lenders, as the same may be or otherwise modified from time to time (the “Credit Agreement”), together with interest thereon as hereinafter set forth.

Each of the Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Credit Agreement or as otherwise determined thereunder, and interest shall be computed, assessed and payable as set forth in the Credit Agreement.

This Note is a note under which advances (including refundings and conversions), repayments and readvances may be made from time to time, but only in accordance with the terms and conditions (including any applicable sublimits) of the Credit Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Credit Agreement, to which reference is hereby made. Capitalized terms used herein, except as defined to the contrary, shall have the meanings given them in the Credit Agreement.

This Note shall be interpreted and the rights of the parties hereunder shall be governed by, construed and enforced in accordance with the laws of the State of Michigan, without regard to conflict of laws principles.

Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

This Note amends, restates and replaces that certain Swing Line Note dated as of October 12, 2006, issued by the undersigned (the “Prior Note”); provided, however, the execution and delivery by the undersigned of this Note shall not, in any manner or circumstance, be deemed to be a novation of or to have terminated, discharged or extinguished any obligations of the undersigned under or pursuant to the Prior Note or any of the indebtedness or obligations evidenced thereby.

Nothing herein shall limit any right granted Swing Line Lender by any other instrument or by law.

NOBLE INTERNATIONAL, LTD.

By:
[Name]
Its:	[Title]

EXHIBIT J

FORM OF TERM NOTE

$	Dated:

FOR VALUE RECEIVED, Noble International, Ltd., a Delaware corporation (the “Borrower”), promises to pay to the order of [Insert Lender] (“Lender”) at Detroit, Michigan, care of Agent, in lawful money of the United States of America, the sum of [insert amount derived from Percentages] Dollars ($                        ), payable in monthly principal installments each in the amount and on the dates set forth in the Credit Agreement (as defined below) until the Term Loan Maturity Date, when the entire unpaid balance of principal and interest thereon shall be due and payable. Interest shall be payable at the rate (including the default rate) and on the dates provided in the Noble International Ltd. Sixth Amended and Restated Credit Agreement dated as of December 11, 2006, by and among Borrower, certain lenders, including Lender and Comerica Bank, as Agent for such lenders, as the same may be amended from time to time (the “Credit Agreement”). Capitalized terms used herein, unless defined to the contrary, have the meanings given them in the Credit Agreement.

This Note evidences borrowing under, is subject to, may be accelerated and may be prepaid in accordance with, the terms of the Credit Agreement, to which reference is hereby made.

This Note shall be interpreted and the rights of the parties hereunder shall be governed by, construed and enforced in accordance with the laws of the State of Michigan, without regard to conflict of laws principles.

Borrower hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon.

This Note amends, restates and replaces, in part, that certain Term Note dated as of October 12, 2006, issued by the undersigned (the “Prior Note”); provided, however, the execution and delivery by the undersigned of this Note shall not, in any manner or circumstance, be deemed to be a novation of or to have terminated, discharged or extinguished any obligations of the undersigned under or pursuant to the Prior Note or any of the indebtedness or obligations evidenced thereby.

Nothing herein shall limit any right granted Lender by any other instrument or by law.

NOBLE INTERNATIONAL, LTD.

By:
[Name]
Its:	[Title]

EXHIBIT K

FORM OF INTERCOMPANY NOTE

Borrower or Guarantor, as Maker

                    , 200

ON DEMAND, FOR VALUE RECEIVED, the undersigned (“Maker”) promises to pay to the order of Noble International, Ltd. from which it has received advances of credit (“Holder”) at such place as shall be designated from time to time by each such Holder to Maker, in lawful money of the United States of America or in such other currencies applicable to any particular advance made hereunder (each an “Advance” and, collectively, the “Advances”) which may, from time to time, be outstanding hereunder, such sum as may from time to time have been advanced by Holder to Maker and then be outstanding hereunder, together with interest thereon as hereinafter set forth.

Each Advance shall bear interest at Holder’s average cost of Borrowing as certified by Holder from time to time.

Interest on the unpaid balance of all Advances shall be payable in immediately available funds quarterly commencing on                                     , 200     and on the first day of each calendar quarter thereafter. Interest accruing shall be computed on the basis of a 365 day year and assessed for the actual number of days elapsed.

This Note is a note under which advances, repayments and readvances may be made from time to time.

Upon the occurrence and during the continuance of an Event of Default, as defined in that certain Noble International, Ltd. Sixth Amended and Restated Credit Agreement dated as of December 11, 2006 (as amended, or otherwise modified from time to time, the “Credit Agreement”) by and among Noble International, Ltd., a Delaware corporation (“Noble” or “Company”), certain financial institutions from time to time signatory thereto (the “Lenders”) and Comerica Bank, as Agent for the Lenders (the “Agent”), and following receipt of notice from the Agent, (A) no payments may be made of the principal of or interest on this Note, and (B) this Note shall be fully subordinated in all respects to the Indebtedness (as defined in the Credit Agreement).

As used herein, “Senior Creditors” shall refer to the Lenders and “Senior Indebtedness” shall refer to the Indebtedness under the Credit Agreement.

During the period when payments of interest hereon are not permitted by the second preceding paragraph, interest shall accrue and be added to principal on each interest payment date.

Maker agrees, and Holder by accepting this Note agrees, that: (A) the obligations evidenced by this Note are subordinated in right of payment, to the prior payment in full of all the Senior Indebtedness; the subordination is for the benefit of the Senior Creditors, and each Senior Creditor whether now outstanding or hereafter created, incurred, assumed or guaranteed shall be deemed to have acquired Indebtedness in reliance upon the covenants and provisions contained in this Note; (B) if Maker is prohibited by the terms of this Note from making any payment of principal, interest or any other sum under or in respect of this Note when due, and therefore the Maker shall fail to pay when due any such sum, such failure shall not constitute a default or event of default under and in respect of this Note (provided that interest shall continue to accrue as provided herein and be added to principal as herein set forth); and (C) no revision to any provision of this Note applicable or relevant to the subordination of this Note to the Senior Indebtedness shall be made or become effective until approved in writing by the Agent.

Upon any distribution (whether cash, securities or other property, by setoff or otherwise) to creditors of Maker in a liquidation or dissolution of Maker or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Maker or its property: (A) Senior Creditors shall be entitled to payment in full of all obligations with respect to the Senior Indebtedness (including interest after the commencement of any such proceeding at the rates specified for the applicable Indebtedness) to the date of payment of the Indebtedness before Holder shall be entitled to receive any payment of any obligations with respect to this Note; and (B) until all obligations with respect to the Senior Indebtedness are paid in full, any distribution to which Holder would be entitled shall be made to Senior Creditors as their interests may appear.

No right of any Senior Creditor to enforce the subordination of the indebtedness evidenced by this Note shall be impaired by any act or failure to act by the Maker or by its failure to comply with the terms and conditions of this Note.

This Note shall be interpreted and the rights of the parties hereunder shall be governed by, construed and enforced in accordance with the laws of the State of Michigan, without regard to conflict of laws principles.

Maker hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

Terms not defined herein shall have the meanings set forth in the Credit Agreement.

Nothing herein shall limit any right granted Holder by any other instrument or by law.

By:
Its:
Dated: , 200

Pay to the order of Comerica Bank, as Agent

NOBLE INTERNATIONAL, LTD.

By:

EXECUTION COPY

EXHIBIT M

FORM OF GUARANTY

SECOND AMENDED AND RESTATED GUARANTY

THIS SECOND AMENDED AND RESTATED GUARANTY (“Guaranty”) is made as of October 12, 2006, by the undersigned guarantors (each a “Guarantor” and any and all collectively, the “Guarantors”) to Comerica Bank, as Agent (“Agent”) for and on behalf of the Lenders (as defined below).

RECITALS

A. Pursuant to that certain Fifth Amended and Restated Credit Agreement dated as of even date herewith (as amended or otherwise modified from time to time, the “Credit Agreement”) between Noble International, Ltd., a Delaware corporation (“Noble”), Agent, and the Lenders that are named in and signatories to the Credit Agreement (together with their respective Affiliates, the “Lenders”), the Lenders have agreed to extend credit to Noble on the terms set forth in the Credit Agreement, with such credit consisting of (i) the Revolving Credit, (ii) as part of the Revolving Credit, a facility for the issuance of letter(s) of credit (“Letter(s) of Credit”) for the account of the Account Parties pursuant to Section 3 of the Credit Agreement, (iii) as part of the Revolving Credit, a Swing Line facility pursuant to Section 2.5 of the Credit Agreement, and (iv) the Term Loan pursuant to Article 3A of the Credit Agreement.

B. As a condition to entering into and performing their respective obligations under the Credit Agreement, the Lenders and Agent have required that each of the Guarantors provide to Agent, for and on behalf of the Lenders, this Guaranty.

C. Each of the Guarantors desires to see the success of Noble and furthermore, each of the Guarantors shall receive direct and/or indirect benefits from extensions of credit made or to be made pursuant to the Credit Agreement to the Borrowers.

D. The business operations of Noble and the Guarantors are interrelated and complement one another, and such entities have a common business purpose, with intercompany bookkeeping and accounting adjustments used to separate their respective properties, liabilities, and transactions; and (i) to permit their uninterrupted and continuous operations, such entities now require and will from time to time hereafter require funds and credit accommodations for general business purposes and (ii) the proceeds of advances under the Revolving Credit, the Swing Line and other credit facilities extended under the Credit Agreement will directly or indirect benefit Noble and the Guarantors hereunder, severally and jointly.

E. Agent is acting as Agent for the Lenders pursuant to Section 12.1 of the Credit Agreement.

F. Pursuant to the Prior Credit Agreement, Noble and certain of its Subsidiaries executed and delivered the Amended and Restated Guaranty dated as of December 31, 2002 (the “Prior Guaranty”). This Guaranty is an amendment and restatement of the Prior Guaranty as provided in Section 9.14 hereof.

NOW, THEREFORE, to induce each of the Lenders to enter into and perform its obligations under the Credit Agreement, each of the Guarantors has executed and delivered this Guaranty (as amended and otherwise modified from time to time).

1. Definitions. Unless otherwise provided herein, all capitalized terms in this Guaranty shall have the meanings specified in the Credit Agreement. The term “Lenders” as used herein shall include any successors or assigns of the Lenders in accordance with the Credit Agreement.

2. Guaranty. Each of the Guarantors (excepting only any Guarantor which is directly obligated as a Borrower under the Credit Agreement, as to its own Indebtedness thereunder), hereby, jointly and severally, guarantees to the Lenders the due and punctual payment to the Lenders when due, whether by acceleration or otherwise, of all amounts, including, without limitation, principal, interest (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding by or against any Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such a proceeding), and all other liabilities and obligations, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with all Indebtedness under or in connection with the Credit Agreement or the other Loan Documents, whether such Indebtedness is now existing or hereafter arising including but not limited to:

a. the aggregate principal amount of all outstanding Advances under the Credit Agreement together with all interest accrued thereon from time to time pursuant to the terms and conditions of the Credit Agreement;

b. any and all Letter of Credit Agreements executed or to be executed by the Borrowers, or any of them, from time to time pursuant to the Credit Agreement, and any Letters of Credit issued or to be issued thereunder;

c. all extensions, renewals and amendments of or to the Credit Agreement, any Notes (to the extent issued thereunder), or such other Indebtedness, or any replacements or substitutions therefor; and

d. any and all obligations of Noble under any Interest Rate Protection Agreement;

whether on account of principal, interest, reimbursement obligations, fees, indemnities, and reasonable costs and expenses (including without limitation, all reasonable fees and disbursements of counsel to Agent or any Lender to the extent payable under the Credit Agreement) or otherwise, and each of the Guarantors hereby jointly and severally agrees that if Noble shall fail to pay any of such amounts when and as the same shall be due and payable, or shall fail to perform and discharge any covenant, representation or warranty in accordance with the terms of the Credit Agreement, the Letter of Credit Agreements or any of the other Loan Documents (subject, in each case, to any applicable periods of grace or cure), each of such Guarantors, will forthwith pay to Agent, on behalf of the Lenders, an amount equal to any such

2

amount or cause Noble to do so, and will pay any and all damages that may be incurred or suffered in consequence thereof by Agent or any of the Lenders and all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by Agent in enforcing such covenant, representation or warranty of Noble, and in enforcing the covenants and agreements of this Guaranty.

3. Unconditional Character of Guaranty. The obligations of each of the Guarantors under this Guaranty shall be absolute and unconditional, and shall be a guaranty of payment and not of collection, irrespective of the validity, regularity or enforceability of the Credit Agreement, the Letter of Credit Agreements, the Letters of Credit, or any of the other Loan Documents, or any provision thereof, the absence of any action to enforce the same, any waiver or consent with respect to or any amendment of any provision thereof, the recovery of any judgment against any Person or action to enforce the same, any failure or delay in the enforcement of the obligations of Noble under the Credit Agreement, or any of the other Loan Documents, or any setoff, counterclaim, recoupment, limitation, defense or termination whether with or without notice to the Guarantors (except defense based on irrevocable payment in full in cash). Each of the Guarantors hereby waives diligence, demand for payment, filing of claims with any court, any proceeding to enforce any provision of the Credit Agreement, the Letter of Credit Agreements, the Letters of Credit or any of the other Loan Documents, any right to require a proceeding first against Noble, or against any other guarantor or other party providing collateral, or to exhaust any security for the performance of the obligations of Noble, any protest, presentment, notice or demand whatsoever, and each Guarantor hereby covenants that this Guaranty shall not be terminated, discharged or released except, subject to Section 9.8 hereof, upon final payment in full subject to no revocation or rescission of all amounts due and to become due from Noble as and to the extent described above, and only to the extent of any such payment, performance and discharge. Each Guarantor hereby further covenants that no security now or subsequently held by Agent or the Lenders for the payment of the Indebtedness to Agent or to the Lenders under the Credit Agreement, the Letter of Credit Agreements, the Letters of Credit or the other Loan Documents (including, without limitation, any security for any of the foregoing), whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity, insurance or otherwise, and no act, omission or other conduct of Agent or to the Lenders in respect of such security, shall affect in any manner whatsoever the unconditional obligations of this Guaranty, and that Agent and each of the Lenders, in their respective sole discretion and without notice to any of the Guarantors, may release, exchange, enforce, apply the proceeds of and otherwise deal with any such security without affecting in any manner the unconditional obligations of this Guaranty.

Without limiting the generality of the foregoing, such obligations, and the rights of Agent to enforce the same, on behalf of the Lenders by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected to the extent permitted by applicable law, by (i) any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up or other proceeding involving or affecting Noble, any or all of the Guarantors or any other person or (ii) any change in the ownership of any of the capital stock of Noble or any or all of the Guarantors, or any other party providing collateral for any Indebtedness covered by the Guaranty, or any of their respective Affiliates; (iii) the election by Agent or any Lender, in any bankruptcy proceeding of any person, to apply or not apply Section 1111(b)(2) of the Bankruptcy Code; (iv) any extension of credit or the grant of any security interest or lien under Section 364 of the Bankruptcy Code; (v) any agreement or stipulation with

3

respect to the provision of adequate protection in any bankruptcy proceeding of any person; (vi) the avoidance of any security interest or lien in favor of Agent or any Lender for any reason; (vii) any action taken by Agent or any Lender that is authorized by this paragraph or any other provision of this Guaranty; or (viii) any other principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms hereof.

4. Waivers. Each of the Guarantors hereby waives to the fullest extent possible under applicable law:

a. any defense based upon the doctrine of marshaling of assets or upon an election of remedies by Agent or the Lenders, including, without limitation, an election to proceed by non-judicial rather than judicial foreclosure, which destroys or otherwise impairs the subrogation rights of any of the Guarantors or the rights of any of the Guarantors to proceed against any or all of the other Guarantors, for reimbursement, or both;

b. any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

c. any duty on the part of Agent or the Lenders to disclose to any of the Guarantors any facts Agent or the Lenders may now or hereafter know about Noble, regardless of whether Agent or any of the Lenders has reason to believe that any such facts materially increase the risk beyond that which any such Guarantor intends to assume or has reason to believe that such facts are unknown to such Guarantor or has a reasonable opportunity to communicate such facts to the Guarantors, since each of such Guarantors acknowledges that it is fully responsible for being and keeping informed of the financial condition of Noble and of all circumstances bearing on the risk of non-payment of any Indebtedness hereby guaranteed;

d. any other event or action (excluding compliance by the Guarantors with the provisions hereof) that would result in the discharge by operation of law or otherwise of the Guarantors, or any of them, from the performance or observance of any obligation, covenant or agreement contained in this Guaranty; and

e. all rights to participate in any security now or hereafter held by Agent or any Lender.

Each of the Guarantors acknowledges and agrees that this is a knowing and informed waiver of the undersigned’s rights as discussed above and that Agent and the Lenders are relying on this waiver in extending credit under the Loan Agreement and other Loan Documents.

5. Waiver of Subrogation. Each Guarantor hereby waives any claim for reimbursement, contribution, exoneration, indemnity or subrogation, or any other similar claim, which such Guarantor may have or obtain against Noble, by reason of the existence of this Guaranty, or by reason of the payment by such Guarantor of any Indebtedness or the performance of this Guaranty, the Credit Agreement or any of the other Loan Documents, until the Indebtedness has been repaid and discharged in full, no Letters of Credit shall remain outstanding and all commitments to extend credit under the Credit Agreement or any of the other Loan Documents (whether optional or obligatory) have been terminated. Any amounts paid to

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such Guarantor on account of any such claim at any time when the obligations of such Guarantor under this Guaranty shall not have been fully and finally paid shall be held by such Guarantor in trust for Agent and the Lenders, segregated from other funds of such Guarantor, and forthwith upon receipt by such Guarantor shall be turned over to Agent in the exact form received by such Guarantor (duly endorsed to Agent by such Guarantor, if required), to be applied to such Guarantor’s obligations under this Guaranty, whether matured or unmatured, in such order and manner as Agent may determine.

Each of the Guarantors acknowledges and agrees that this is a knowing and informed waiver of the undersigned’s rights as discussed above and that Agent and the Lenders are relying on this waiver in extending credit under the Loan Agreement and other Loan Documents.

6. Other Transactions. Agent and each of the Lenders may deal with Noble and any security held by it for the obligations of Noble (as aforesaid) in the same manner and as freely as if this Guaranty did not exist, and Agent shall be entitled, on behalf of the Lenders, without notice to any of the Guarantors, among other things, to grant to Noble such extension or extensions of time to perform any act or acts as may seem advisable to Agent (on behalf of the Lenders) at any time and from time to time, and to permit Noble to incur additional indebtedness to Agent, the Lenders, or any of them, without terminating, affecting or impairing the validity or enforceability of this Guaranty or the obligations of the Guarantors hereunder.

7. Remedies; Right to Offset. Agent may proceed, either in its own name (on behalf of the Lenders) or in the name of each or any of the Guarantors, or otherwise, to protect and enforce any or all of its rights under this Guaranty by suit in equity, action at law or by other appropriate proceedings, or to take any action authorized or permitted under applicable law, and shall be entitled to require and enforce the performance of all acts and things required to be performed hereunder by the Guarantors. Each and every remedy of Agent and of the Lenders shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

No waiver or release shall be deemed to have been made by Agent or any of the Lenders of any of their respective rights hereunder unless the same shall be in writing and signed by or on behalf of the requisite Lenders as determined pursuant to the Credit Agreement, and any such waiver shall be a waiver or release only with respect to the specific matter and Guarantor or Guarantors involved, and shall in no way impair the rights of Agent or any of the Lenders or the obligations of the Guarantors under this Guaranty in any other respect at any other time.

At the option of Agent, any or all of the Guarantors may be joined in any action or proceeding commenced by Agent against Noble, or any of the other parties providing Collateral for any Indebtedness covered by this Guaranty in connection with or based upon the Credit Agreement, the Letter of Credit Agreements, the Letters of Credit or any of the other Loan Documents or other Indebtedness, or any provision thereof, and recovery may be had against any or all of the Guarantors in such action or proceeding or in any independent action or proceeding against any of them, without any requirement that Agent or the Lenders first assert, prosecute or exhaust any remedy or claim against Noble, and/or any of the other parties providing Collateral for any Indebtedness covered by this Guaranty.

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8. Representations and Warranties. Each Guarantor (i) ratifies, confirms and, by reference thereto (as fully as though such matters were expressly set forth herein), represents and warrants with respect to itself those matters set forth in Sections 6.1 through 6.19, inclusive, and 6.21 through 6.23, inclusive, of the Credit Agreement to the extent applicable and those matters set forth in the recitals, and such representations and warranties shall be deemed to be continuing representations and warranties true and correct in all material respects so long as this Guaranty shall be in effect; and (ii) agrees not to engage in any action or inaction, the result of which would cause a violation of any term or condition of the Credit Agreement.

9. Miscellaneous.

i. Governing Law. This Guaranty has been delivered in Michigan and shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and be enforceable in, the State of Michigan, each Guarantor hereby consenting to the jurisdiction of state and all federal courts sitting in such state.

ii. Severability. If any term or provision of this Guaranty or the application thereof to any circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.

iii. Notice. All notices or other communications to be made or given pursuant to this Guaranty shall be sufficient if made or given as provided in Section 13.6 of the Credit Agreement; or at such other addresses as directed by any of such parties to the others, as applicable, in compliance with this paragraph.

iv. Right of Offset. Each of the Guarantors acknowledges the rights of Agent and each of the Lenders, subject to the applicable terms and conditions of the Credit Agreement, to offset against the Indebtedness of any Guarantor to the Lenders under this Guaranty, any amount owing by Agent or the Lenders, or either or any of them to such Guarantors, whether represented by any deposit of such Guarantors (or any of them) with Agent or any of the Lenders or otherwise.

v. Right to Cure. Each of the Guarantors shall have the right to cure any Event of Default under the Credit Agreement or the other Loan Documents with respect to obligations of the other Guarantors thereunder; provided that such cure is effected within the applicable grace period or period for cure thereunder, if any; and provided further that such cure can be effected in compliance with the Credit Agreement (with respect to the obligations of any of the Permitted Borrowers). Except to the extent of payments of principal, interest and/or other sums actually received by Agent or the Lenders pursuant to such cure, the exercise of such right to cure by any Guarantor shall not reduce or otherwise affect the liability of any other Guarantor under this Guaranty.

vi. Amendments; Joinder of Additional Guarantors. The terms of this Guaranty may not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except as provided herein and in accordance with the Credit Agreement. In

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accordance with Section 7.19 of the Credit Agreement, future Significant Subsidiaries of each of the Borrowers shall become obligated as Guarantors hereunder (each as fully as though an original signatory hereto) by executing and delivering to Agent and the Lenders that certain joinder agreement in the form attached to this Guaranty as Exhibit A.

vii. Joint and Several Obligation, etc. The obligation of each of the Guarantors under this Guaranty shall be several and also joint, each with all and also each with any one or more of the others, and may be enforced against each severally, any two or more jointly, or some severally and some jointly. Any one or more of the Guarantors may be released from its obligations hereunder with or without consideration for such release and the obligations of the other Guarantors hereunder shall be in no way affected thereby. Agent, on behalf of the Lenders, may fail or elect not to prove a claim against any bankrupt or insolvent Guarantor and thereafter, Agent and the Lenders may, without notice to any Guarantors, extend or renew any part or all of any Indebtedness of Noble under the Credit Agreement or otherwise, and may permit any such Person to incur additional Indebtedness, without affecting in any manner the unconditional obligation of each of the Guarantors hereunder. Such action shall not affect any right of contribution among the Guarantors.

viii. Release. Upon the satisfaction of the obligations of the Guarantors hereunder, and when none of the Guarantors is subject to any obligation hereunder or under the Credit Agreement or any of the other Loan Documents, Agent shall deliver to the Guarantors, upon written request therefor, (i) a written release of this Guaranty and (ii) appropriate discharges of any Collateral provided by the Guarantors for this Guaranty; provided however that, the effectiveness of this Guaranty shall continue or be reinstated, as the case may be, in the event: (x) that any payment received or credit given by Agent or the Lenders, or any of them, is returned, disgorged, rescinded or required to be recontributed to any party as an avoidable preference, impermissible setoff, fraudulent conveyance, restoration of capital or otherwise under any applicable state, federal or national law of any jurisdiction, including laws pertaining to bankruptcy or insolvency, and this Guaranty shall thereafter be enforceable against the Guarantors as if such returned, disgorged, recontributed or rescinded payment or credit has not been received or given by Agent or the Lenders, and whether or not Agent or any Lender relied upon such payment or credit or changed its position as a consequence thereof or (y) that any liability is imposed, or sought to be imposed against Agent or the Lenders, or any of them, relating to the environmental condition of any of property mortgaged or pledged to Agent on behalf of the Lenders by any Guarantor, Noble, or any other party as collateral (in whole or part) for any indebtedness or obligation evidenced or secured by this Guaranty, whether such condition is known or unknown, now exists or subsequently arises (excluding only conditions which arise after acquisition by Agent or any Lender of any such property, in lieu of foreclosure or otherwise, due to the wrongful act or omission of Agent or such Lenders) in which event this Guaranty shall thereafter be enforceable against the Guarantors to the extent of all liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by Agent or Lenders as the direct or indirect result of any such environmental condition. For purposes of this Guaranty “environmental condition” shall include, without limitation, conditions existing with respect to the surface or ground water, drinking water supply, land surface or subsurface strata and the ambient air.

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ix. Consent to Jurisdiction. Each of the Guarantors hereby irrevocably submits to the non-exclusive jurisdiction of any United States Federal or Michigan state court sitting in the City of Detroit in any action or proceeding arising out of or relating to this Guaranty or any of the other Loan Documents (other than any mortgage, deed of trust or other agreement concerning real property located outside the State of Michigan) and Guarantors hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal or Michigan state court. Each of the Guarantors irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan (and to the receipt of any and all notices hereunder) by the delivery of copies of such process to Guarantors at their respective addresses specified in Section 9.3 hereof or by certified mail direct to such address.

x. Headings. The headings, captions, and arrangements used in this Guaranty are for convenience only and shall not affect the interpretation of this Guaranty.

xi. Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

xii. JURY TRIAL WAIVER. EACH OF THE GUARANTORS (AND AGENT AND EACH OF THE LENDERS BY ACCEPTING THE BENEFITS HEREOF) HEREBY IRREVOCABLY AGREES TO WAIVE THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY AND ALL ACTIONS OR PROCEEDINGS IN WHICH AGENT OR THE LENDERS (OR ANY OF THEM), ON THE ONE HAND, AND NOBLE OR ANY OF THE GUARANTORS, ON THE OTHER HAND, ARE PARTIES, WHETHER OR NOT SUCH ACTIONS OR PROCEEDINGS ARISE OUT OF THIS GUARANTY OR THE OTHER LOAN DOCUMENTS OR OTHERWISE.

xiii. Limitation under Applicable Insolvency Laws. Notwithstanding anything to the contrary contained herein, it is the intention of the Guarantors, Agent, and the Lenders that the amount of the respective Guarantors’ obligations hereunder shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (collectively, “Applicable Insolvency Laws”). To that end, but only in the event and to the extent that the Guarantors’ respective obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under Applicable Insolvency Laws, the amount of the Guarantors’ respective obligations hereunder shall be limited to the largest amount which, after giving effect thereto, would not, under Applicable Insolvency Laws, render the Guarantors’ respective obligations hereunder unenforceable or avoidable or subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made hereunder exceeds the limitation contained in this Section 9.13, then the amount of such excess shall, from and after the time of payment by the Guarantors (or any of them), be reimbursed by the Lenders upon demand by such Guarantors. The foregoing proviso is intended solely to preserve the rights of Agent and the Lenders hereunder against the Guarantors to the maximum extent permitted by Applicable Insolvency Laws and neither Noble nor any Guarantor nor any other Person shall have any right or claim under this Section 9.13 that would not otherwise be available under Applicable Insolvency Laws.

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xiv. Amendment and Restatement. This Guaranty is an amendment and restatement of the Prior Guaranty. The obligations under the Prior Guaranty of those Guarantors who executed it are hereby continued without interruption.

xv. Joinder of the Pullman Entities to Guaranty. Upon the consummation of the Acquisition (as defined in the Credit Agreement), the signatures of Pullman Industries, Inc., Pullman Industries of Indiana, Inc. and Pullman Investments LLC (collectively, the “Pullman Entities” and each individually, a “Pullman Entity”) to this Guaranty shall be deemed to confirm their respective agreement to each of the following provisions:

a. Each Pullman Entity shall, and does hereby, become a Guarantor under this Guaranty as if an original signatory thereto, and agrees to execute and deliver any such additional agreements, documents and instruments as Agent shall reasonably request.

b. Each Pullman Entity hereby ratifies and confirms its obligations under this Guaranty, all in accordance with the terms thereof, and shall be deemed to have made each representation and warranty set forth herein to the extent applicable to it, except that such representations and warranties shall be deemed to have been made on and as of the date of the consummation of the Acquisition rather than on and as of the date of this Guaranty.

c. Each Pullman Entity (a) acknowledges and agrees that it has been afforded the opportunity to completely read and understand this Guaranty; (b) consents to all of the provisions of this Guaranty; and (c) acknowledges and agrees that this Guaranty has been freely executed without duress and after an opportunity was provided to it for review by competent legal counsel of its choice.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, each of the undersigned Guarantors has executed this Guaranty as of the day and year first above written.

NOBLE COMPONENTS & SYSTEMS, INC., a Michigan corporation

By:
David Fallon
Its:	Chief Financial Officer

NOBLE ADVANCED TECHNOLOGIES, INC., a Michigan corporation

By:
David Fallon
Its:	Chief Financial Officer

NOBLE TUBE TECHNOLOGIES, LLC, a Michigan limited liability company

By:
David Fallon
Its:	Chief Financial Officer

10

NOBLE LOGISTIC SERVICES, INC., a California corporation

By:
David Fallon
Its:	Chief Financial Officer

NOBLE METAL PROCESSING-OHIO, LLC, a Michigan limited liability company

By:
David Fallon
Its:	Chief Financial Officer

PULLMAN INDUSTRIES, INC., a Michigan corporation

By:
David Fallon
Its:	Chief Financial Officer

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PULLMAN INVESTMENTS LLC, a Delaware corporation

By:
David Fallon
Its:	Chief Financial Officer

PULLMAN INDUSTRIES OF INDIANA, INC., an Indiana corporation

By:
David Fallon
Its:	Chief Financial Officer

NOBLE MANUFACTURING GROUP, INC., a Michigan corporation

By:
David Fallon
Its:	Chief Financial Officer

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NOBLE METAL PROCESSING, INC., a Michigan corporation

By:
David Fallon
Its:	Chief Financial Officer

NOBLE METAL PROCESSING – KENTUCKY, G.P., a Michigan general partnership

By:	Noble Metal Processing, Inc.
Its:	Partner

By:
David Fallon
	Its:	Chief Financial Officer

NOBLE LAND HOLDINGS, INC., a Michigan corporation

By:
David Fallon
Its:	Chief Financial Officer

PROTOTECH LASER WELDING, INC., a Michigan corporation

By:
David Fallon
Its:	Chief Financial Officer

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NOBLE SWISS HOLDINGS, LLC, a Michigan corporation

By:
David Fallon
Its:	Chief Financial Officer

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EXECUTION COPY

EXHIBIT O

FORM OF SECURITY AGREEMENT

THIRD AMENDED AND RESTATED

SECURITY AGREEMENT

THIS THIRD AMENDED AND RESTATED SECURITY AGREEMENT (“this Agreement”) dated as of October 12, 2006, is entered into by and between Noble (as defined below) and such other parties or entities that from time to time become parties hereto (collectively, including Noble, the “Debtors” and each individually, a “Debtor”) and Comerica Bank, a Michigan banking corporation (“Comerica”), as agent for and on behalf of the Lenders (as defined below) (in such capacity, the “Agent”). The addresses for the Debtors and the Agent are set forth on the signature pages hereto.

RECITALS

A. Noble International, Ltd., a Delaware corporation (“Noble”), has entered into that certain Fifth Amended and Restated Credit Agreement dated as of the date hereof (as amended or otherwise modified from time to time, hereinafter referred to as the “Credit Agreement”) with each of the financial institutions party thereto (collectively, including their respective successors and assigns, the “Lenders”), and with Comerica in its capacity as the Agent, pursuant to which the Lenders have agreed, subject to the satisfaction of certain terms and conditions, to extend or to continue to extend financial accommodations to Noble, as provided in the Credit Agreement.

B. Pursuant to the Credit Agreement, Noble and each of its Subsidiaries has executed and delivered to the Lenders that certain Amended and Restated Guaranty dated as of the date hereof (as amended or otherwise modified from time to time, hereinafter referred to as the “Guaranty”) of the obligations of Noble and the Permitted Borrowers under the Credit Agreement.

C. As a condition to the performance of its obligations under the Credit Agreement, the Lenders have required that the Debtors provide this Agreement to the Lenders to secure the obligations of Noble and the Permitted Borrowers under the Credit Agreement and Notes and the obligations of Noble and each of its Subsidiaries under the Guaranty.

D. In connection with the Prior Credit Agreement, Noble executed and delivered to the Agent a Second Amended and Restated Security Agreement dated as of December 31, 2002 (the “Prior Security Agreement”).

E. Noble, its Subsidiaries, the Agent and the Lenders wish to amend and restate the Prior Security Agreement as provided in Section 7.17.

NOW THEREFORE, in consideration of the mutual premises, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree that the Prior Security Agreement is amended and restated as follows:

(a)

DEFINITIONS

(i) Definitions. As used in this Agreement, capitalized terms not otherwise defined herein shall have the meaning set forth in the Credit Agreement. References to “Sections,” “subsections,” “Exhibits”, and “Schedules” shall be to Sections, subsections, Exhibits and Schedules, respectively, of this Agreement unless otherwise specifically provided. All references to statutes and regulations shall include any amendments of the same and any successor statutes and regulations. References to particular sections of the UCC should be read to refer also to parallel sections of the Uniform Commercial Code as enacted in each state or other jurisdiction where any portion of the Collateral is or may be located.

The following terms have the meanings indicated below, all such definitions to be equally applicable to the singular and plural forms of the terms defined:

“Account” means any “account,” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by Debtor, and, in any event, shall include, without limitation, each of the following, whether now owned or hereafter acquired by such Debtor: (a) all rights of Debtor to payment for goods sold or leased or services rendered, whether or not earned by performance, (b) all accounts receivable of Debtor, (c) all rights of Debtor to receive any payment of money or other form of consideration, (d) all security pledged, assigned or granted to or held by Debtor to secure any of the foregoing, (e) all guaranties of, or indemnifications with respect to, any of the foregoing, and (f) all rights of Debtor as an unpaid seller of goods or services, including, but not limited to, all rights of stoppage in transit, replevin, reclamation and resale.

“Lenders” shall have the meaning set forth in the Credit Agreement.

“Chattel Paper” means any “chattel paper,” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by Debtor, and shall include electronic chattel paper and tangible chattel paper.

“Collateral” has the meaning specified in Section 2.1 of this Agreement.

“Commercial Tort Claim” shall mean a claim arising in tort with respect to which: (a) the claimant is an organization; or (b) the claimant is an individual and the claim: (i) arose in the course of the claimant’s business or profession; and (ii) does not include damages arising out of personal injury to or the death of an individual.

“Computer Records” has the meaning specified in Section 2.1(g) of this Agreement.

“Default” has the meaning specified in the Credit Agreement.

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“Deposit Account” shall mean a demand, time, savings, passbook, or similar account maintained with a bank. The term does not include investment property or accounts evidenced by an instrument.

“Document” means any “document,” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by Debtor, including, without limitation, all documents of title and all receipts covering, evidencing or representing goods now owned or hereafter acquired by Debtor.

“Equipment” means any “equipment,” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by Debtor and, in any event, shall include, without limitation, all machinery, equipment, furniture, trade fixtures, tractors, trailers, rolling stock, vessels, aircraft and vehicles now owned or hereafter acquired by such Debtor and any and all additions, substitutions and replacements of any of the foregoing, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.

“Event of Default” has the meaning specified in the Credit Agreement.

“General Intangibles” means any “general intangibles,” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by Debtor and, in any event, shall include, without limitation, each of the following, whether now owned or hereafter acquired by such Debtor: (a) all of Debtor’s patents, copyrights, trademarks, service marks, trade names, trade secrets, registrations, goodwill, franchises, licenses, permits, proprietary information, customer lists, designs, inventions and all other intellectual property and proprietary rights, including, without limitation, those described on Schedule E attached hereto and incorporated herein by reference (collectively, the “Intellectual Property Collateral”); (b) all of Debtor’s books, records, data, plans, manuals, computer software, computer tapes, computer disks, computer programs, source codes, object codes and all rights of Debtor to retrieve data and other information from third parties; (c) all of Debtor’s contract rights, partnership interests, membership interests, joint venture interests, securities, deposit accounts, investment accounts and certificates of deposit; (d) all rights of Debtor to payment under chattel paper, documents, instruments and similar agreements; (e) letters of credit, letters of credit rights supporting obligations and rights to payment for money or funds advanced or sold of Debtor; (f) all tax refunds and tax refund claims of Debtor; (g) all choses in action and causes of action of Debtor (whether arising in contract, tort or otherwise and whether or not currently in litigation) and all judgments in favor of Debtor; (h) all rights and claims of Debtor under warranties and indemnities; and (i) all rights of Debtor under any insurance, surety or similar contract or arrangement.

“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Indebtedness” has the meaning specified in the Credit Agreement.

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“Instrument” means any “instrument,” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by Debtor, and, in any event, shall include all promissory Notes (including without limitation, the Intercompany Notes of such Debtor), drafts, bills of exchange and trade acceptances, whether now owned or hereafter acquired.

“Intellectual Property Collateral” is defined in clause (a) of the definition of General Intangibles.

“Intercompany Note” means any promissory Note issued or to be issued by Noble or any Subsidiary to any other Borrower or Debtor to evidence an intercompany loan.

“Inventory” means any “inventory,” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by Debtor, and, in any event, shall include, without limitation, each of the following, whether now owned or hereafter acquired by such Debtor: (a) all goods and other personal property of Debtor that are held for sale or lease or to be furnished under any contract of service; (b) all raw materials, work-in-process, finished goods, supplies and materials of Debtor; (c) all wrapping, packaging, advertising and shipping materials of Debtor; (d) all goods that have been returned to, repossessed by or stopped in transit by Debtor; and (e) all Documents evidencing any of the foregoing.

“Investment Property” means any “investment property” as such term is defined in Article or Chapter 9 of the UCC, now owned or hereafter acquired by Debtor, and in any event, shall include without limitation all shares of stock and other equity, partnership or membership interests constituting securities, of the domestic Subsidiaries of such Debtor from time to time owned or acquired by such Debtor in any manner (including, without limitation, the Pledged Shares), and the certificates and all dividends, cash, instruments, rights and other property from time to time received, receivable or otherwise distributed or distributable in respect of or in exchange for any or all of such shares.

“Letter of Credit Right” shall mean a right to payment or performance under a letter of credit, whether or not the beneficiary has demanded or is at the time entitled to demand payment or performance. The term does not include the right of a beneficiary to demand payment or performance under a letter of credit.

“Loan Documents” has the meaning specified in the Credit Agreement.

“Permitted Liens” shall mean any lien or encumbrance which is a Permitted Lien under the Credit Agreement.

“Pledged Shares” means the shares of capital stock or other equity, partnership or membership interests described on Schedule D attached hereto and incorporated herein by reference.

“Proceeds” means any “proceeds,” as such term is defined in Article or Chapter 9 of the UCC and, in any event, shall include, without limitation, (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Debtor from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to Debtor from time to time in connection with any requisition, confiscation,

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condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting, or purporting to act, for or on behalf of any governmental authority), and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Records” is defined in Section 4.9 of this Agreement.

“Software” means all (i) computer programs and supporting information provided in connection with a transaction relating to the program, and (ii) computer programs embedded in goods and any supporting information provided in connection with a transaction relating to the program whether or not the program is associated with the goods in such a manner that it customarily is considered part of the goods, and whether or not, by becoming the owner of the goods, a person acquires a right to use the program in connection with the goods, and whether or not the program is embedded in goods that consist solely of the medium in which the program is embedded.

“Subsidiary” has the meaning specified in the Credit Agreement.

“UCC” means the Uniform Commercial Code as in effect in the State of Michigan; provided, that if, by applicable law, the perfection or effect of perfection or non-perfection of the security interest created hereunder in any Collateral is governed by the Uniform Commercial Code as in effect on or after the date hereof in any other jurisdiction, “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or the effect of perfection or non-perfection.

(b)

SECURITY INTEREST

(i) Security Interest. As collateral security for the prompt payment and performance in full when due of the Indebtedness (whether at stated maturity, by acceleration or otherwise), each Debtor hereby pledges and assigns (as collateral) to the Agent, and grants the Agent a continuing lien on and security interest in, all of such Debtor’s right, title and interest in and to the following, whether now owned or hereafter arising or acquired and wherever located (collectively, the “Collateral”):

(1) all Accounts;

(2) all Chattel Paper;

(3) all Commercial Tort Claims;

(4) all Deposit Accounts;

(5) all General Intangibles;

(6) all Equipment;

(7) all Inventory;

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(8) all Documents;

(9) all computer records (“Computer Records”) and Software, whether relating to the foregoing Collateral or otherwise, but in the case of such Software, subject to the rights of any non-affiliated licensee of software and any cash collateral, deposit account or investment account established or maintained hereunder, including, without limitation, under Section 6.3 hereof,

(10) all Instruments;

(11) all Investment Property;

(12) all Letter of Credit Rights; and

(13) the Proceeds, in cash or otherwise, of any of the property described in the foregoing clauses (a) through (i) and all liens, security, rights, remedies and claims of such Debtor with respect thereto;

provided, however, that “Collateral” shall not include rights under or with respect to any General Intangible, license, permit or authorization to the extent any such General Intangible, license, permit or authorization, by its terms or by law, prohibits the assignment of, or the granting of a security interest in, the rights of a grantor thereunder or which would be invalid or unenforceable upon any such assignment or grant. The pledge and grant of a security interest in Proceeds shall not be deemed to give the applicable Debtor any right to dispose of any of the Collateral, except as may otherwise be permitted herein or in the Credit Agreement.

(ii) Debtors Remain Liable. Notwithstanding anything to the contrary contained herein, (a) the Debtors shall remain liable under the contracts, agreements, documents and instruments included in the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Agent or any Lender or any of their respective rights or remedies hereunder shall not release the Debtors from any of their duties or obligations under the contracts, agreements, documents and instruments included in the Collateral, and (c) neither the Agent nor any of the Lenders shall have any indebtedness, liability or obligation (by assumption or otherwise) under any of the contracts, agreements, documents and instruments included in the Collateral by reason of this Agreement, and none of such parties shall be obligated to perform any of the obligations or duties of the Debtors thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

(iii) Delivery of Collateral. All certificates or instruments representing or evidencing the Pledged Shares or Debtor’s rights therein, promptly upon Debtor gaining any rights therein, shall be delivered to and held by or on behalf of the Agent pursuant hereto in suitable form for transfer by delivery, or accompanied by duly executed stock powers or instruments of transfer or assignments in blank, all in form and substance reasonably satisfactory to the Agent.

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(c)

REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Lenders to enter into this Agreement and the Credit Agreement, each Debtor represents and warrants to the Agent and to each Lender that as of the date hereof:

(i) Title. Such Debtor is, and with respect to Collateral acquired after the date hereof such Debtor will be, the legal and beneficial owner of the Collateral free and clear of any Lien or other encumbrance, except for the Permitted Liens and the other Liens permitted under Section 8.2 of the Credit Agreement, provided that, other than the Lien established hereby, no Lien on the Investment Property shall constitute a Permitted Lien or a Lien otherwise permitted under Section 8.2 of the Credit Agreement.

(ii) Financing Statements. No financing statement, security agreement or other Lien instrument covering all or any part of the Collateral is on file in any public office with respect to any outstanding obligation of such Debtor except (i) as may have been filed in favor of the Agent pursuant to this Agreement and the other Loan Documents and (ii) financing statements filed to perfect Permitted Liens or other Liens permitted under Section 8.2 of the Credit Agreement. As of the date hereof, and to the best of Debtor’s knowledge, except as otherwise disclosed on Schedule E hereto, Debtor does not do business and has not done business under a trade name or any name other than its legal name set forth at the beginning of this Agreement.

(iii) Principal Place of Business; Registered Organization. The principal place of business and chief executive office of Debtor, and the office where Debtor keeps its books and records, is located at the address of Debtor shown on the signature page hereto. Each Debtor is duly organized and validly existing as a corporation (or other business organization) under the laws of its jurisdiction of organization, as set forth on Schedule C, and has the registration number set forth on such Schedule C.

(iv) Location of Collateral. All Inventory (except Inventory in transit) and Equipment (other than vehicles) of Debtor in the possession of Debtor are located at the places specified on Schedule A hereto. If any such location is leased by Debtor as of the date hereof, the name and address of the landlord leasing such location is identified on Schedule A hereto. None of the Inventory or Equipment of Debtor (other than trailers, rolling stock, vessels, aircraft and vehicles) is evidenced by a Document (including, without limitation, a negotiable document of title). All certificates of Debtor representing shares of stock of any domestic Subsidiary (including, without limitation, the Pledged Shares) will be delivered to the Agent, accompanied by duly executed stock powers or instruments of transfer or assignments in blank with respect thereto.

(v) Perfection. Upon the filing of Uniform Commercial Code financing statements in the jurisdictions listed on Schedule B attached hereto, and upon the Agent’s obtaining possession of the certificates evidencing the Pledged Shares accompanied by duly executed stock powers or instruments of transfer or assignments in blank, or upon the execution and delivery of control agreements or similar documentation (with respect to any cash collateral or deposit account established hereunder), the security interest in favor of the Agent created herein will constitute a valid and perfected Lien upon and security interest in the Collateral which may be created and perfected under the UCC by filing financing statements or obtaining possession thereof, subject to: (i) no other Liens with respect to the Pledged Shares, (ii) no other Liens with respect to the

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other Investment Property, except for those (if any) which constitute Permitted Liens or other Liens permitted under Section 8.2(f) of the Credit Agreement and (iii) no equal or prior Liens with respect to all other Collateral except for those (if any) which constitute Permitted Liens or other Liens permitted under Section 8.2 of the Credit Agreement.

(vi) Pledged Shares.

(1) The Pledged Shares that are shares of a corporation have been duly authorized and validly issued and are fully paid and nonassessable, and the Pledged Shares that are membership interests or partnership units (if any) have been validly granted, under the laws of the jurisdiction of organization of the issuers thereof, and, to the extent applicable, are fully paid and nonassessable. No such membership or partnership interests constitute “securities” within the meaning of Article 8 of the UCC, and each Debtor covenants and agrees not to allow any such membership or partnership interest to become “securities” for purposes of Article 8 of the UCC.

(2) Each Debtor is the legal and beneficial owner of the Pledged Shares, free and clear of any Lien (other than the Liens created by this Agreement), and Debtor has not sold, granted any option with respect to, assigned, transferred or otherwise disposed of any of its rights or interest in or to the Pledged Shares. None of the Pledged Shares are subject to any contractual or other restrictions upon the pledge or other transfer of such Pledged Shares, other than those imposed by securities laws generally. No issuer of Pledged Shares is party to any agreement granting “control” (as defined in Section 8-106 of the UCC) of such Debtor’s Pledged Shares to any third party. All such Pledged Shares are held by each Debtor directly and not through any securities intermediary.

(3) On the date hereof, the Pledged Shares constitute the percentage of the issued and outstanding shares of stock, partnership units or membership interests of the issuers thereof indicated on Schedule D and such schedule contains a description of all shares of capital stock, membership interests and other equity interests of or in any domestic Subsidiaries owned by Debtor (as such Schedule D may from time to time be supplemented, amended or modified in accordance with the terms of this Agreement).

(vii) Intellectual Property. Schedule E is true, accurate and complete list of all patents, trademarks, copyrights and other intellectual property owned or licensed (pursuant to an exclusive or non-exclusive license) except to the extent any such property is nonassignable by its terms without the consent of the licensor thereof (as such Schedule E may from time to time be supplemented, amended or modified in accordance with the terms of this Agreement), and all such intellectual property has been registered or filed with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable.

(d)

COVENANTS

Each Debtor covenants and agrees with the Agent that until the Indebtedness is paid and performed in full and all commitments to lend or provide other credit accommodations under the Credit Agreement have been terminated:

(i) Encumbrances. Debtor shall not create, permit or suffer to exist, and shall defend the Collateral against, any Lien (other than the Liens created by this Agreement, the Permitted Liens or other Liens permitted under Section 8.2 of the Credit Agreement) or any restriction upon the pledge or other transfer thereof (other than as provided in the Credit Agreement), and shall, subject only to the Permitted Liens and the other Liens permitted under Section 8.2 of the Credit Agreement, defend Debtor’s title to and other rights in the Collateral and the Agent’s pledge and collateral assignment of and security interest in the Collateral against the claims and demands of all Persons. Except to the extent permitted by the Credit Agreement or in connection with any release of Collateral under Section 7.13 hereof (but only to the extent of any Collateral so released), Debtor shall do nothing to impair the rights of the Agent in the Collateral.

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(ii) Collection of Accounts and Contracts. Debtor shall, in accordance with its usual business practices, endeavor to collect or cause to be collected from each account debtor under its Accounts, as and when due, any and all amounts owing under such Accounts.

(iii) Disposition of Collateral. To the extent prohibited by the terms of the Credit Agreement, Debtor shall not enter into or consummate any transfer or other disposition of assets without the prior written consent of the Lenders, according to the terms of the Credit Agreement.

(iv) Further Assurances. At any time and from time to time, upon the request of the Agent, and at the sole expense of Debtor, Debtor shall promptly execute and deliver all such further agreements, documents and instruments and take such further action as the Agent may reasonably deem necessary or appropriate to preserve and perfect its security interest in and pledge and collateral assignment of the Collateral and carry out the provisions and purposes of this Agreement or to enable the Agent to exercise and enforce its rights and remedies hereunder with respect to any of the Collateral. Except as otherwise expressly permitted by the terms of the Credit Agreement relating to disposition of assets except for Permitted Liens and other Liens permitted by Section 8.2 of the Credit Agreement, Debtor agrees to maintain and preserve the Agent’s security interest in and pledge and collateral assignment of the Collateral hereunder. Without limiting the generality of the foregoing, Debtor shall (a) execute and deliver to the Agent such financing statements as the Agent may from time to time require; and (b) execute and deliver to the Agent such other agreements, documents and instruments, including, without limitation, control agreements or stock powers, as the Agent may require to perfect and maintain the validity, effectiveness and priority of the Liens intended to be created by the Loan Documents. Debtor authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relating to all or any part of the Collateral without the signature of Debtor unless otherwise prohibited by law.

(v) Insurance. The Collateral pledged by such Debtor or the Debtors will be insured (to the extent such Collateral is insurable) with insurance coverage in such amounts and of such types as are customarily carried by companies similar in size and nature. In the case of all such insurance policies, each such Debtor shall designate the Agent, as mortgagee or agent loss payee, and such policies shall provide that any loss be payable to the Agent, as mortgagee or agent loss payee, as its interests may appear. Further, upon the request of the Agent, each such Debtor shall deliver certificates evidencing such policies, including all endorsements thereon and those required hereunder, to the Agent; and each such Debtor assigns to the Agent, as additional security hereunder, all its rights to receive proceeds of insurance with respect to the Collateral.

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All such insurance shall, by its terms, provide that the applicable carrier shall, prior to any cancellation before the expiration date thereof, mail thirty (30) days’ prior written notice to the Agent of such cancellation. Each Debtor further shall provide the Agent upon request with evidence reasonably satisfactory to the Agent that each such Debtor is at all times in compliance with this paragraph. Upon the occurrence and during the continuance of an Event of Default, the Agent may act as each such Debtor’s attorney-in-fact in obtaining, adjusting, settling and compromising such insurance and endorsing any drafts. Upon any Debtor’s failure to insure the Collateral as required in this covenant, the Agent may procure such insurance and its costs therefor shall be charged to Debtor, payable on demand, with interest at the highest rate set forth in the Credit Agreement and added to the Indebtedness secured hereby. The disposition of proceeds payable to such Debtor of any insurance on the Collateral (“Insurance Proceeds”) shall be governed by the following:

(1) provided that no Event of Default has occurred and is continuing hereunder, (a) if the amount of Insurance Proceeds in respect of any loss or casualty does not exceed One Million Dollars ($1,000,000), such Debtor shall be entitled, in the event of such loss or casualty, to receive all such Insurance Proceeds and to apply the same toward the replacement of the Collateral affected thereby or to the purchase of other assets to be used in Debtor’s business (provided that such assets shall be subjected to a first lien in favor of the Agent); and (b) if the amount of Insurance Proceeds in respect of any loss or casualty exceeds One Million Dollars ($1,000,000), such Insurance Proceeds shall be paid to and received by the Agent, for release to such Debtor for the replacement of the Collateral affected thereby or to the purchase of other assets to be used in Debtor’s business (provided that such assets shall be subjected to a first lien in favor of the Agent); or, upon written request of such Debtor (accompanied by reasonable supporting documentation), for such other use or purpose as approved by the Majority Lenders, in their reasonable discretion, it being understood and agreed in connection with any release of funds under this subparagraph (b), that the Agent and the Majority Lenders may impose reasonable and customary conditions on the disbursement of such Insurance Proceeds; and

(2) if an Event of Default has occurred or is continuing and is not waived as provided in the Credit Agreement, all Insurance Proceeds in respect of any loss or casualty shall be paid to and received by the Agent, to be applied by the Agent against the Indebtedness and/or to be held by the Agent as cash collateral for the Indebtedness, as the Majority Lenders may direct in their sole discretion.

(vi) Bailees. If any of the Collateral is at any time in the possession or control of any warehouseman, bailee or any of Debtor’s agents or processors, Debtor shall notify the Agent (and revise Schedule A to this Agreement to this effect), and at the request of the Agent, notify such warehouseman, bailee, agent or processor of the security interest created hereunder, shall instruct such Person to hold such Collateral for the Agent’s account subject to the Agent’s instructions and shall obtain for the Agent such Person’s acknowledgment of the same.

(vii) Furnishing of Information and Inspection Rights. Debtor will, at any time and from time to time during regular business hours, upon reasonable advance notice (except if any Event of Default has occurred and is continuing, when no prior notice shall be required), permit

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the Agent, or its agents or representatives, to examine all Records, to visit the offices and properties of Debtor for the purpose of examining such Records, and to discuss matters relating to Debtor’s performance hereunder and under the other Credit Agreement with any of the officers, directors, employees or independent public accountants of Debtor having knowledge of such matters; provided, however, that the Agent acknowledges that, in exercising the rights and privileges conferred in this Section 4.7, it or its agents and representatives may, from time to time, obtain knowledge of information, practices, books, correspondence and records of a confidential nature and in which Debtor has a proprietary interest. The Agent agrees that all such information, practices, books, correspondence and records are to be regarded as confidential information and agrees that it shall be subject to Section 13.12 of the Credit Agreement. Notwithstanding anything to the contrary in this Agreement or in Section 13.12 of the Credit Agreement, the Agent may reply to a request from any Person for information related to any Collateral referred to in any financing statement filed to perfect the security interest and liens established hereby, to the extent necessary to maintain the perfection or priority of such security interests or liens, or otherwise required under applicable law. Furthermore, Debtor shall permit the Agent and its representatives to examine, inspect and audit the Collateral and to examine, inspect and audit Debtor’s books and Records to the extent provided under the Credit Agreement.

(viii) Corporate Changes. Debtor shall not change its name, identity, corporate structure or jurisdiction of organization in any manner that might make any financing statement filed in connection with this Agreement seriously misleading within the meaning of Section 9-506 of the UCC unless Debtor shall have given the Agent thirty (30) days’ prior written notice with respect to any change in Debtor’s corporate structure or jurisdiction of organization and fifteen (15) days’ prior written notice with respect to any change in Debtor’s name or identity and shall have taken all action deemed necessary by the Agent to protect its Liens and the perfection and priority thereof. Debtor shall give prompt written notice of any change in its principal place of business, chief executive office or the place where it keeps its books and records.

(ix) Books and Records. Debtor shall keep accurate and complete books and records (the “Records”) of the Collateral and Debtor’s business and financial condition in accordance with the Credit Agreement.

(x) Equipment and Inventory.

(1) Debtor shall keep the Equipment (other than vehicles) and Inventory (other than Inventory in transit) which is in Debtor’s possession or in the possession of any bailee or warehouseman at any of the locations specified on Schedule A hereto or, upon prompt written notice to the Agent, at such other places within the United States of America where all action required to perfect the Agent’s security interest in the Equipment and Inventory with the priority required by this Agreement shall have been taken.

(2) Debtor shall maintain the Equipment and Inventory in accordance with the terms of the Credit Agreement.

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(xi) Notification. Debtor shall promptly notify the Agent in writing of any Lien, encumbrance or claim (other than a Permitted Lien or other Liens permitted under Section 8.2 of the Credit Agreement, to the extent not otherwise subject to any notice requirements under the Credit Agreement) that has attached to or been made or asserted against any of the Collateral upon becoming aware of the existence of such Lien, encumbrance or claim.

(xii) Collection of Accounts. So long as no Event of Default has occurred and is continuing and except as otherwise provided in this Section 4.12 and Section 6.3, Debtor shall have the right to collect and receive payments on the Accounts, and to use and expend the same in its operations in each case in compliance with the terms of each of the Credit Agreement.

(xiii) Voting Rights; Distributions, Etc.

(1) So long as no Event of Default shall have occurred and be continuing (both before and after giving effect to any of the actions or other matters described in clauses (i) or (ii) of this subparagraph):

(1) Debtor shall be entitled to exercise any and all voting and other consensual rights (including, without limitation, the right to give consents, waivers and ratifications) pertaining to any of the Pledged Shares or any part thereof; provided, however, that no vote shall be cast or consent, waiver or ratification given or action taken without the prior written consent of the Agent which would violate any provision of this Agreement or the Credit Agreement; and

(2) Except as otherwise provided by the Credit Agreement, Debtor shall be entitled to receive and retain any and all dividends, distributions and interest paid in respect to any of the Pledged Shares.

(2) Upon the occurrence and during the continuance of an Event of Default:

(1) the Agent may, without notice to Debtor, transfer or register in the name of the Agent or any of its nominees, for the equal and ratable benefit of the Lenders, any or all of the Pledged Shares and the Proceeds thereof (in cash or otherwise) held by the Agent hereunder, and the Agent or its nominee may thereafter, after delivery of notice to Debtor, exercise all voting and corporate rights at any meeting of any corporation issuing any of the Pledged Shares and any and all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any of the Pledged Shares as if the Agent were the absolute owner thereof, including, without limitation, the right to exchange, at its discretion, any and all of the Pledged Shares upon the merger, consolidation, reorganization, recapitalization or other readjustment of any corporation issuing any of such Pledged Shares or upon the exercise by any such issuer or the Agent of any right, privilege or option pertaining to any of the Pledged Shares, and in connection therewith, to deposit and deliver any and all of the Pledged Shares with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Agent may determine, all without liability except to account for property actually received by it, but the Agent shall have no duty to exercise any of the aforesaid rights, privileges or options, and the Agent shall not be responsible for any failure to do so or delay in so doing.

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(2) All rights of Debtor to exercise the voting and other consensual rights which it would otherwise be entitled to exercise pursuant to Subsection 4.14(a)(i) and to receive the dividends, interest and other distributions which it would otherwise be authorized to receive and retain pursuant to Subsection 4.14(a)(ii) shall be suspended until such Event of Default shall no longer exist, and all such rights shall, until such Event of Default shall no longer exist, thereupon become vested in the Agent which shall thereupon have the sole right to exercise such voting and other consensual rights and to receive, hold and dispose of as Pledged Shares such dividends, interest and other distributions.

(3) All dividends, interest and other distributions which are received by Debtor contrary to the provisions of this Subsection 4.14(b) shall be received in trust for the benefit of the Agent, shall be segregated from other funds of Debtor and shall be forthwith paid over to the Agent as Collateral in the same form as so received (with any necessary endorsement).

(4) Debtor shall execute and deliver (or cause to be executed and delivered) to the Agent all such proxies and other instruments as the Agent may reasonably request for the purpose of enabling the Agent to exercise the voting and other rights which it is entitled to exercise pursuant to this Subsection 4.14(b) and to receive the dividends, interest and other distributions which it is entitled to receive and retain pursuant to this Subsection 4.14(b). The foregoing shall not in any way limit Lender’s power and authority granted pursuant to Section 5.1.

(xiv) Transfers and Other Liens; Additional Investments. Debtor agrees that, (a) except with the written consent of the Agent, it will not permit any domestic Subsidiary to issue to Debtor or any of Debtor’s other Subsidiaries any shares of stock, membership interests, partnership units, Notes or other securities or instruments (including without limitation the Pledged Shares) in addition to or in substitution for any of the Collateral, unless, concurrently with each issuance thereof, any and all such shares of stock, membership interests, partnership units, Notes or instruments are encumbered in favor of the Agent under this Agreement or otherwise (it being understood and agreed that all such shares of stock, membership interests, partnership units, Notes or instruments issued to Debtor shall, without further action by Debtor or the Agent, be automatically encumbered by this Agreement as Pledged Shares) and (b) it will promptly upon the written request of the Agent following the issuance thereof (and in any event within five (5) Business Days following such request) deliver to the Agent (i) an amendment, duly executed by Debtor, in substantially the form of Exhibit A hereto (an “Amendment”), in respect of such shares of stock, membership interests, partnership units, Notes or instruments issued to Debtor or (ii) a new stock pledge, duly executed by the applicable Subsidiary, in substantially the form of this Agreement (a “New Pledge”), in respect of such shares of stock, membership interests, partnership units, Notes or instruments issued to any Subsidiary granting to the Agent, for the benefit of the Lenders, a first priority security interest, pledge and lien thereon, together in each case with all certificates, Notes or other instruments representing or evidencing the same. Debtor hereby (x) authorizes the Agent to attach each Amendment to this

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Agreement, (y) agrees that all such shares of stock, membership interests, partnership units, Notes or instruments listed in any Amendment delivered to the Agent shall for all purposes hereunder constitute Pledged Shares, and (z) is deemed to have made, upon the delivery of each such Amendment, the representations and warranties contained in Sections 3.1, 3.2, 3.4, 3.5 and 3.6 of this Agreement with respect to the Collateral covered thereby.

(xv) Possession; Reasonable Care. Regardless of whether a Default or an Event of Default has occurred or is continuing, the Agent shall have the right to hold in its possession all Pledged Shares pledged, assigned or transferred hereunder and from time to time constituting a portion of the Collateral. The Agent may appoint one or more agents (which in no case shall be Debtor or an affiliate of Debtor) to hold physical custody, for the account of the Agent, of any or all of the Collateral. The Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for (a) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Agent has or is deemed to have knowledge of such matters, or (b) taking any necessary steps to preserve rights against any parties with respect to any Collateral, except, subject to the terms hereof, upon the written instructions of the Lenders. Following the occurrence and continuance of an Event of Default, the Agent shall be entitled to take possession of the Collateral in accordance with the UCC.

(xvi) Future Subsidiaries / Additional Collateral.

(1) With respect to each Person which becomes a Significant Domestic Subsidiary (which, for all purposes of this Agreement, shall not include any Foreign Subsidiary) subsequent to the date hereof, within thirty (30) days of the date such Person becomes a Significant Domestic Subsidiary, Debtor will cause such Subsidiary to execute and deliver to the Agent, for the benefit of the Lenders, a security agreement, substantially in the form of this Agreement (or joinder agreement in the form attached hereto as Exhibit B satisfactory to the Agent), granting to the Agent, for the benefit of the Lenders, a first priority security interest, mortgage and lien encumbering all right, title and interest of such Person in property, rights and interests of the type included in the definition of the Collateral, subject only to the Permitted Liens and other Liens permitted under Section 8.2 of the Credit Agreement.

(2) With respect to any intellectual property owned, licensed or otherwise acquired by any Debtor after the date hereof, and with respect to any patent, trademark or copyright which is not registered or filed with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office at the time such Collateral is pledged by Debtor to the Agent pursuant to this Agreement, and which is subsequently registered or filed by such Debtor in the appropriate office, such Debtor shall execute or cause to be executed, not later than thirty (30) days after such property is acquired, obtained or registered (i) an amendment, duly executed by Debtor, in substantially the form of Exhibit A hereto (an “Amendment”), in respect of such additional or newly registered collateral or (ii) a new security agreement, duly executed by the applicable Debtor, in substantially the form of this Agreement, in respect of such additional or newly registered collateral, granting to the Agent, for the benefit of the Lenders, a first priority security interest, pledge and lien thereon (subject only to the Permitted Liens and the other Liens permitted under

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Section 8.2 of the Credit Agreement), together in each case with all certificates, Notes or other instruments representing or evidencing the same, and shall, upon the Agent’s request, execute or cause to be executed any financing statement or other document (including, without limitation, filings required by the U.S. Patent and Trademark Office and/or the U.S. Copyright Office in connection with any such additional or newly registered collateral). Debtor hereby (x) authorizes the Agent to attach each Amendment to this Agreement, (y) agrees that all such additional collateral listed in any Amendment delivered to the Agent shall for all purposes hereunder constitute Collateral, and (z) is deemed to have made, upon the delivery of each such Amendment, the representations and warranties contained in Sections 3.1, 3.2, 3.4, 3.5, 3.7 of this Agreement with respect to the Collateral covered thereby.

(e)

RIGHTS OF AGENT

(i) Power of Attorney. Each Debtor hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the name of Debtor or in its own name, to take, after the occurrence and during the continuance of an Event of Default, any and all actions, and to execute any and all documents and instruments which Lender at any time and from time to time deems necessary, to accomplish the purposes of this Agreement and, without limiting the generality of the foregoing, Debtor hereby gives the Agent the power and right on behalf of Debtor and in its own name to do any of the following after the occurrence and during the continuance of an Event of Default, without notice to or the consent of Debtor:

(1) to demand, sue for, collect or receive, in the name of Debtor or in its own name, any money or property at any time payable or receivable on account of or in exchange for any of the Collateral and, in connection therewith, endorse checks, Notes, drafts, acceptances, money orders, documents of title or any other instruments for the payment of money under the Collateral or any policy of insurance;

(2) to pay or discharge taxes, Liens (other than Permitted Liens and the other Liens permitted under Section 8.2 of the Credit Agreement) or other encumbrances levied or placed on or threatened against the Collateral;

(3) (A) to direct account debtors and any other parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Agent or as the Agent shall direct; (B) to receive payment of and receipt for any and all monies, claims and other amounts due and to become due at any time in respect of or arising out of any Collateral; (C) to sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, proxies, stock powers, verifications and notices in connection with accounts and other documents relating to the Collateral; (D) to commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect the Collateral or any part thereof and to enforce any other right in respect of any Collateral; (E) to defend any suit, action or proceeding brought against Debtor with respect to any Collateral; (F) to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such

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discharges or releases as the Agent may deem appropriate; (G) to exchange any of the Collateral for other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms as the Agent may determine; (H) to add or release any guarantor, indorser, surety or other party to any of the Collateral; (I) to renew, extend or otherwise change the terms and conditions of any of the Collateral; (J) to make, settle, compromise or adjust any claim under or pertaining to any of the Collateral (including claims under any policy of insurance); and (K) to sell, transfer, pledge, convey, make any agreement with respect to, or otherwise deal with, any of the Collateral as fully and completely as though the Agent were the absolute owner thereof for all purposes, and to do, at the Agent’s option and Debtor’s expense, at any time, or from time to time, all acts and things which the Agent deems necessary to protect, preserve, maintain, or realize upon the Collateral and the Agent’s security interest therein.

This power of attorney is a power coupled with an interest and shall be irrevocable. The Agent shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Agent in this Agreement, and shall not be liable for any failure to do so or any delay in doing so. This power of attorney is conferred on the Agent solely to protect, preserve, maintain and realize upon its security interest in the Collateral. The Agent shall not be responsible for any decline in the value of the Collateral and shall not be required to take any steps to preserve rights against prior parties or to protect, preserve or maintain any Lien given to secure the Collateral.

(ii) Setoff. In addition to and not in limitation of any rights of any Lenders under applicable law, the Agent and each Lender shall, upon the occurrence and continuance of an Event of Default, without notice or demand of any kind, have the right to appropriate and apply to the payment of the Indebtedness owing to it (whether or not then due) any and all balances, credits, deposits, accounts or moneys of the Debtors then or thereafter on deposit with such Lenders; provided, however, that any such amount so applied by any Lender on any of the Indebtedness owing to it shall be subject to the provisions of the Credit Agreement.

(iii) Assignment by Agent. The Agent may at any time assign or otherwise transfer all or any portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, the Indebtedness) to any other Person, to the extent permitted by, and upon the conditions contained in, the Credit Agreement and such Person shall thereupon become vested with all the benefits and obligations thereof granted to the Agent herein or otherwise.

(iv) Performance by Agent. If any Debtor shall fail to perform any covenant or agreement contained in this Agreement, the Agent may (but shall not be obligated to) perform or attempt to perform such covenant or agreement on behalf of the Debtors, in which case the Agent shall exercise good faith and make diligent efforts to give the Debtors prompt prior written notice of such performance or attempted performance. In such event, the Debtors shall, at the request of the Agent, promptly pay any reasonable amount expended by the Agent in connection with such performance or attempted performance to the Agent, together with interest thereon at the interest rate set forth in the Credit Agreement, from and including the date of such

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expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that the Agent shall not have any liability or responsibility for the performance (or non-performance) of any obligation of the Debtors under this Agreement.

(v) Certain Costs and Expenses. The Debtors shall pay or reimburse the Agent within five (5) Business Days after demand for all reasonable costs and expenses (including reasonable attorneys’ and paralegal fees) incurred by it in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of any of the Indebtedness (including in connection with any “workout” or restructuring regarding the Indebtedness, and including in any insolvency proceeding or appellate proceeding). The agreements in this Section 5.5 shall survive the payment in full of the Indebtedness. Notwithstanding the foregoing, the reimbursement of any fees and expenses incurred by the Lenders shall be governed by the terms and conditions of the applicable Credit Agreement.

(vi) Indemnification. The Debtors shall indemnify, defend and hold the Agent, and each Lender, and each of its respective officers, directors, employees, counsel, agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable attorneys’ and paralegals’ fees) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Indebtedness and the termination, resignation or replacement of the Agent or replacement of any Lender) be imposed on, incurred by or asserted against any such Indemnified Person in any way relating to or arising out of this Agreement or any other Loan Document or any document relating to or arising out of or referred to in this Agreement or any other Loan Document, or the transactions contemplated hereby, or any action taken or omitted by any such Indemnified Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any “Bankruptcy Proceeding,” as defined in the Credit Agreement, or appellate proceeding) relating to or arising out of this Agreement or the Indebtedness or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities); provided, that the Debtors shall have no obligation under this Section 5.6 to any Indemnified Person with respect to Indemnified Liabilities to the extent resulting from the gross negligence or willful misconduct of such Indemnified Person. The agreements in this Section 5.6 shall survive payment of all other Indebtedness.

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(f)

DEFAULT

(i) Rights and Remedies. If an Event of Default shall have occurred and be continuing, the Agent shall have the following rights and remedies subject to the direction and/or consent of the Lenders as required under the Credit Agreement:

(1) the Agent may exercise any of the rights and remedies set forth in the Credit Agreement (including, without limitation, in Section 5 of this Agreement) or by applicable law.

(2) In addition to all other rights and remedies granted to the Agent in this Agreement, the Credit Agreement or by applicable law, the Agent shall have all of the rights and remedies of a secured party under the UCC (whether or not the UCC applies to the affected Collateral) and the Agent may also, without previous demand or notice except as specified below or in the Credit Agreement, sell the Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may, in its reasonable discretion, deem commercially reasonable or otherwise as may be permitted by law. Each Debtor waives any right to require the Agent to comply with the provisions of Section 9-504 of the California or other applicable Uniform Commercial Code to the maximum extent permitted by law. Without limiting the generality of the foregoing, the Agent may (A) without demand or notice to the Debtors (except as required under the Credit Agreement or applicable law), collect, receive or take possession of the Collateral or any part thereof, and for that purpose the Agent (and/or its agents, servicers or other independent contractors) may enter upon any premises on which the Collateral is located and remove the Collateral therefrom or render it inoperable, and/or (B) sell, lease or otherwise dispose of the Collateral, or any part thereof, in one or more parcels at public or private sale or sales, at the Agent’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Agent may, in its reasonable discretion, deem commercially reasonable or otherwise as may be permitted by law. The Agent and, subject to the terms of the Credit Agreement, each of the Lenders shall have the right at any public sale or sales, and, to the extent permitted by applicable law, at any private sale or sales, to bid (which bid may be, in whole or in part, in the form of cancellation of indebtedness) and become a purchaser of the Collateral or any part thereof free of any right of redemption on the part of the Debtors, which right of redemption is hereby expressly waived and released by the Debtors to the extent permitted by applicable law. The Agent may require the Debtors to assemble the Collateral and make it available to the Agent at any place designated by the Agent to allow the Agent to take possession or dispose of such Collateral. The Debtors agree that the Agent shall not be obligated to give more than seven (7) days prior written notice of the time and place of any public sale or of the time after which any private sale may take place and that such notice shall constitute reasonable notice of such matters. The foregoing shall not require notice if none is required by applicable law. The Agent shall not be obligated to make any sale of Collateral if, in the exercise of its reasonable discretion, it shall determine not to do so, regardless of the fact that notice of sale of Collateral may have been given. The Agent

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may, without notice or publication (except as required by applicable law), adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. The Debtors shall be liable for all reasonable expenses of retaking, holding, preparing for sale or the like, and all reasonable attorneys’ fees, legal expenses and other costs and expenses incurred by the Agent in connection with the collection of the Indebtedness and the enforcement of the Agent’s rights under this Agreement and the Credit Agreement. The Debtors shall, to the extent permitted by applicable law, remain liable for any deficiency if the proceeds of any such sale or other disposition of the Collateral (conducted in conformity with this clause (ii) and applicable law) applied to the Indebtedness are insufficient to pay the Indebtedness in full. The Agent shall apply the proceeds from the sale of the Collateral hereunder against the Indebtedness in such order and manner as provided in the Credit Agreement.

(3) The Agent may cause any or all of the Collateral held by it to be transferred into the name of the Agent or the name or names of the Agent’s nominee or nominees.

(4) The Agent may exercise any and all rights and remedies of the Debtors under or in respect of the Collateral, including, without limitation, any and all rights of the Debtors to demand or otherwise require payment of any amount under, or performance of any provision of any of the Collateral and any and all voting rights and corporate powers in respect of the Collateral.

(5) On any sale of the Collateral, the Agent is hereby authorized to comply with any limitation or restriction with which compliance is necessary (based on a reasoned opinion of the Agent’s counsel) in order to avoid any violation of applicable law or in order to obtain any required approval of the purchaser or purchasers by any applicable Governmental Authority.

(6) The Agent may direct account debtors and any other parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Agent or as the Agent shall direct.

(7) For purposes of enabling the Agent to exercise its rights and remedies under this Section 6.1 and enabling the Agent and its successors and assigns to enjoy the full benefits of the Collateral, the Debtors hereby grant to the Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Debtors) to use, assign, license or sublicense any of the Computer Records or Software (including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and all computer programs used for the completion or printout thereof), exercisable upon the occurrence and during the continuance of an Event of Default (and thereafter if the Agent succeeds to any of the Collateral pursuant to an enforcement proceeding or voluntary arrangement with Debtor), except as may be prohibited by any licensing agreement relating to such Computer Records or Software. This license shall also inure to the benefit of all successors, assigns, transferees of and purchasers from the Agent.

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(8) If and to the extent that any Debtor is permitted to license the Intellectual Property Collateral, the Agent shall promptly enter into a non-disturbance agreement or other similar arrangement, at such Debtor’s request and expense, with such Debtor and any licensee of any Intellectual Property Collateral permitted hereunder, such non-disturbance or similar agreement to be in form and substance reasonably satisfactory to the Agent, pursuant to which (i) the Agent shall agree to assume the rights of Debtor under such non-exclusive license, and (ii) such licensee shall acknowledge and agree that the Intellectual Property Collateral licensed to it subject to the security interest created in favor of the Agent and other terms of this Agreement.

(ii) Private Sales.

(1) In view of the fact that applicable securities laws may impose certain restrictions on the method by which a sale of the Pledged Shares may be effected after an Event of Default, the Debtors agree that upon the occurrence and during the continuance of an Event of Default, the Agent may from time to time attempt to sell all or any part of the Pledged Shares by a private sale in the nature of a private placement, restricting the bidders and prospective purchasers to those who will represent and agree that they are “accredited investors” within the meaning of Regulation D promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and are purchasing for investment only and not for distribution. In so doing, the Agent may solicit offers for the Pledged Shares, or any part thereof, from a limited number of investors who might be interested in purchasing the Pledged Shares. Without limiting the methods or manner of disposition which could be determined to be commercially reasonable, if the Agent hires a firm of regional or national reputation that is engaged in the business of rendering investment banking and brokerage services to solicit such offers and facilitate the sale of the Pledged Shares, then the Agent’s acceptance of the highest offer (including its own offer, or the offer of any of the Lenders at any such sale) obtained through such efforts of such firm shall be deemed to be a commercially reasonable method of disposition of such Pledged Shares. The Agent shall not be under any obligation to delay a sale of any of the Pledged Shares for the period of time necessary to permit the issuer of such securities to register such securities under the laws of any jurisdiction outside the United States, under the Securities Act or under any applicable state securities laws, even if such issuer would agree to do so.

(2) The Debtors further agree to do or cause to be done, to the extent that the Debtors may do so under applicable law, all such other reasonable acts and things as may be necessary to make such sales or resales of any portion or all of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at the Debtors’ expense.

(iii) Establishment of Cash Collateral Account; Lock Box.

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(1) Unless otherwise agreed in writing by the Agent and the Majority Lenders, there shall be established by each Debtor with the Agent, for the benefit of the Lenders in the name of the Agent, a segregated non-interest bearing cash collateral account (“Cash Collateral Account”) bearing a designation clearly indicating that the funds deposited therein are held for the benefit of the Agent and the Lenders; provided, however, that the Cash Collateral Account may be an interest-bearing account with a commercial bank (including Comerica or any other Lender which is a commercial bank) if determined by the Agent, in its reasonable discretion, to be practicable, invested by the Agent in its sole discretion, but without any liability for losses or the failure to achieve any particular rate of return. Furthermore, in connection with the establishment of a Cash Collateral Account under the first sentence of this Section 6.3 (and on the terms and within the time periods provided thereunder), (i) each Debtor agrees to establish and maintain (and the Agent, acting at the request of the Lenders, may establish and maintain) at Debtor’s sole expense a United States Post Office lock box (the “Lock Box”), to which the Agent shall have exclusive access and control. Each Debtor expressly authorizes the Agent, from time to time, to remove the contents from the Lock Box for disposition in accordance with this Agreement; and (ii) each Debtor shall notify all account debtors that all payments made to Debtor (a) other than by electronic funds transfer, shall be remitted, for the credit of Debtor, to the Lock Box, and Debtor shall include a like statement on all invoices, and (b) by electronic funds transfer, shall be remitted to the Cash Collateral Account, and Debtor shall include a like statement on all invoices. Each Debtor agrees to execute all documents and authorizations as reasonably required by the Agent to establish and maintain the Lock Box and the Cash Collateral Account. It is acknowledged by the parties hereto that any lockbox presently maintained or subsequently established by Debtor with the Agent may be used, subject to the terms hereof, to satisfy the requirements set forth in the first sentence of this Section 6.3.

(2) Immediately upon the occurrence and during the continuance of an Event of Default, any and all cash (including amounts received by electronic funds transfer), checks, drafts and other instruments for the payment of money received by each Debtor at any time, in full or partial payment of any of the Collateral consisting of Accounts or Inventory, shall forthwith upon receipt be transmitted and delivered to the Agent, properly endorsed, where required, so that such items may be collected by the Agent. Any such amounts and other items received by Debtor shall not be commingled with any other of such Debtor’s funds or property, but will be held separate and apart from such Debtor’s own funds or property, and upon express trust for the benefit of the Agent until delivery is made to the Agent. All items or amounts which are remitted to a Lock Box or otherwise delivered by or for the benefit of Debtor to the Agent on account of partial or full payment of, or any other amount payable with respect to, any of the Collateral shall, at the Agent’s option, to any of the Indebtedness, whether then due or not, in the order and manner set forth in the Credit Agreement. No Debtor shall have any right whatsoever to withdraw any funds so deposited. Each Debtor further grants to the Agent a first security interest in and lien on all funds on deposit in such account. Each Debtor hereby irrevocably authorizes and directs the Agent to endorse all items received for deposit to the Cash Collateral Account, notwithstanding the inclusion on any such item of a restrictive notation, e.g., “paid in full,” “balance of account,” or other restriction.

(iv) Default Under Credit Agreement. The occurrence of any Event of Default, as defined in the Credit Agreement, shall be deemed to be an Event of Default under this Agreement. This Section 6.4 shall not limit the Events of Default set forth in the Credit Agreement.

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(g)

MISCELLANEOUS

(i) No Waiver; Cumulative Remedies. No failure on the part of the Agent to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

(ii) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Debtor and the Agent and their respective heirs, successors and assigns, except that Debtor may not assign any of its rights or obligations under this Agreement without the prior written consent of the Agent.

(iii) AMENDMENT; ENTIRE AGREEMENT. THIS AGREEMENT AND THE CREDIT AGREEMENT REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDES ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the parties hereto.

(iv) Notices. All notices, requests, consents, approvals, waivers and other communications hereunder shall be in writing (including, by facsimile transmission) and mailed, faxed or delivered to the address or facsimile number specified for notices on signature pages hereto; or, as directed to Debtor or the Agent, to such other address or number as shall be designated by such party in a written notice to the other. All such notices, requests and communications shall, when sent by overnight delivery, or faxed, be effective when delivered for overnight (next business day) delivery, or transmitted in legible form by facsimile machine, respectively, or if mailed, upon the third (3rd) Business Day (as defined in the Credit Agreement) after the date deposited into the U.S. mail, or if otherwise delivered, upon delivery; except that notices to the Agent shall not be effective until actually received by the Agent.

(v) GOVERNING LAW; SUBMISSION TO JURISDICTION; SERVICE OF PROCESS.

(1) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF MICHIGAN.

(2) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE

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COURTS OF THE STATE OF MICHIGAN OR OF THE UNITED STATES FOR THE EASTERN DISTRICT OF MICHIGAN, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF DEBTOR AND AGENT CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF DEBTOR AND AGENT IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY LOAN DOCUMENT.

(vi) Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

(vii) Survival of Representations and Warranties. All representations and warranties made in this Agreement or in any certificate delivered pursuant hereto shall survive the execution and delivery of this Agreement, and no investigation by the Agent shall affect the representations and warranties or the right of the Agent, the Lenders or the Noteholders to rely upon them.

(viii) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(ix) Waiver of Bond. In the event the Agent seeks to take possession of any or all of the Collateral by judicial process, Debtor hereby irrevocably waives any bonds and any surety or security relating thereto that may be required by applicable law as an incident to such possession, and waives any demand for possession prior to the commencement of any such suit or action.

(x) Severability. Any provision of this Agreement that is determined by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(xi) Construction. Debtor and the Agent acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by Debtor and the Agent.

(xii) Termination. If all of the Indebtedness (other than contingent liabilities pursuant to any indemnity, including, without limitation, Sections 5.5 and 5.6 hereof, for claims which have not been asserted, or which have not yet accrued) shall have been indefeasibly paid and performed in full (in cash) and all commitments to extend credit or other credit accommodations under the Credit Agreement have been terminated, the Agent shall, upon the written request of Debtor, execute and deliver to Debtor a proper instrument or instruments acknowledging the release and termination of the security interests created by this Agreement, and shall duly assign and deliver to Debtor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Agent and has not previously been sold or otherwise applied pursuant to this Agreement.

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(xiii) Release of Collateral. The Agent shall, upon the written request of Debtor, execute and deliver to Debtor a proper instrument or instruments acknowledging the release of the security interest and liens established hereby on any Collateral (other than the Pledged Shares): (a) if the sale or other disposition of such Collateral is permitted under the terms of the Credit Agreement and, at the time of such proposed release, both before and after giving effect thereto, no Default or Event of Default has occurred and is continuing, (b) if the sale or other disposition of such Collateral is not permitted under the terms of the Credit Agreement, provided that the requisite Lenders under such Credit Agreement shall have consented to such sale or disposition in accordance with the terms thereof, or (c) if such release has been approved by the requisite Lenders in accordance with Section 13.10 of the Credit Agreement.

(xiv) WAIVER OF JURY TRIAL. EACH DEBTOR AND AGENT WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY EITHER SUCH PARTY AGAINST THE OTHER, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH DEBTOR AND AGENT AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, EACH SUCH PARTY FURTHER AGREES THAT ITS RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT.

(xv) Consistent Application. The rights and duties created by this Agreement shall, in all cases, be interpreted consistently with, and shall be in addition to (and not in lieu of), the rights and duties created by the Credit Agreement. In the event that any provision of this Agreement shall be inconsistent with any provision of the Credit Agreement, such provision of the Credit Agreement shall govern.

(xvi) Continuing Lien. The security interest granted under this Agreement shall be a continuing security interest in every respect (whether or not the outstanding balance of the Indebtedness is from time to time temporarily reduced to zero) and the Agent’s security interest in the Collateral as granted herein shall continue in full force and effect for the entire duration that the Credit Agreement remains in effect and until all of the Indebtedness are repaid and discharged in full, and no commitment (whether optional or obligatory) to extend any credit under the Credit Agreement remain outstanding.

(xvii) Prior Security Agreement. This Agreement is an amendment and restatement of the Prior Security Agreement. The liens and security interests granted pursuant to the Prior Security Agreement are hereby continued and shall remain in full force and effect, with all priorities intact.

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(xviii) Joinder of the Pullman Entities to Security Agreement.

Upon the consummation of the Acquisition (as defined in the Credit Agreement), the signatures of Pullman Industries, Inc., Pullman Industries of Indiana, Inc. and Pullman Investments LLC (collectively, the “Pullman Entities” and each individually, a “Pullman Entity”) to this Agreement shall be deemed to confirm their respective agreement to each of the following provisions:

(1) Each Pullman Entity shall, and does hereby, become a Debtor under this Agreement as if an original signatory thereto, and agrees to execute and deliver any such additional agreements, documents and instruments as Agent shall reasonably request.

(2) Each Pullman Entity hereby ratifies and confirms its obligations under this Agreement, all in accordance with the terms thereof, and shall be deemed to have made each representation and warranty set forth herein to the extent applicable to it, except that such representations and warranties shall be deemed to have been made on and as of the date of the consummation of the Acquisition rather than on and as of the date of this Agreement.

(3) Each Pullman Entity (a) acknowledges and agrees that it has been afforded the opportunity to completely read and understand this Agreement; (b) consents to all of the provisions of this Agreement; and (c) acknowledges and agrees that this Agreement has been freely executed without duress and after an opportunity was provided to it for review by competent legal counsel of its choice.

(4) Each Pullman Entity represents and warrants that the Schedules attached to this Agreement include all of the respective information applicable to it, and that such Schedules are true, correct and complete as of the date of the consummation of the Acquisition.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

DEBTORS:

NOBLE INTERNATIONAL, LTD., a Delaware corporation

By:
Name:	David J. Fallon
Title	Chief Financial Officer
Address for Notices:
28213 Van Dyke
Warren, MI 48093
Fax No.: (586) 751-3618
Telephone No.: (586) 834-1011
Attention: Andrew J. Tavi, General Counsel

NOBLE COMPONENTS & SYSTEMS, INC., a Michigan corporation

By:
Name:	David J. Fallon
Title	Chief Financial Officer
Address for Notices:
28213 Van Dyke
Warren, MI 48093
Fax No.: (586) 751-3618
Telephone No.: (586) 834-1011
Attention: Andrew J. Tavi, General Counsel

40

NOBLE ADVANCED TECHNOLOGIES, INC., a Michigan corporation

By:
Name:	David J. Fallon
Title	Chief Financial Officer
Address for Notices:
28213 Van Dyke
Warren, MI 48093
Fax No.: (586) 751-3618
Telephone No.: (586) 834-1011
Attention: Andrew J. Tavi, General Counsel

NOBLE TUBE TECHNOLOGIES, LLC, a Michigan limited liability company

By:
Name:	David J. Fallon
Title	Chief Financial Officer
Address for Notices:
28213 Van Dyke
Warren, MI 48093
Fax No.: (586) 751-3618
Telephone No.: (586) 834-1011
Attention: Andrew J. Tavi, General Counsel

NOBLE LOGISTIC SERVICES, INC., a California corporation

By:
Name:	David J. Fallon
Title	Chief Financial Officer
Address for Notices:
28213 Van Dyke
Warren, MI 48093
Fax No.: (586) 751-3618
Telephone No.: (586) 834-1011
Attention: Andrew J. Tavi, General Counsel

41

NOBLE METAL PROCESSING-OHIO, LLC, a Michigan limited liability company

By:
Name:	David J. Fallon
Title	Chief Financial Officer
Address for Notices:
28213 Van Dyke
Warren, MI 48093
Fax No.: (586) 751-3618
Telephone No.: (586) 834-1011
Attention: Andrew J. Tavi, General Counsel

PULLMAN INDUSTRIES, INC., a Michigan corporation

By:
Name:	David J. Fallon
Title	Chief Financial Officer
Address for Notices:
28213 Van Dyke
Warren, MI 48093
Fax No.: (586) 751-3618
Telephone No.: (586) 834-1011
Attention: Andrew J. Tavi, General Counsel

PULLMAN INVESTMENTS LLC, a Delaware corporation

By:
Name:	David J. Fallon
Title	Chief Financial Officer
Address for Notices:
28213 Van Dyke
Warren, MI 48093
Fax No.: (586) 751-3618
Telephone No.: (586) 834-1011
Attention: Andrew J. Tavi, General Counsel

42

PULLMAN INDUSTRIES OF INDIANA, INC., an Indiana corporation

By:
Name:	David J. Fallon
Title	Chief Financial Officer
Address for Notices:
28213 Van Dyke
Warren, MI 48093
Fax No.: (586) 751-3618
Telephone No.: (586) 834-1011
Attention: Andrew J. Tavi, General Counsel

NOBLE MANUFACTURING GROUP, INC., a Michigan corporation

By:
Name:	David J. Fallon
Title	Chief Financial Officer
Address for Notices:
28213 Van Dyke
Warren, MI 48093
Fax No.: (586) 751-3618
Telephone No.: (586) 834-1011
Attention: Andrew J. Tavi, General Counsel

NOBLE METAL PROCESSING, INC., a Michigan corporation

By:
Name:	David J. Fallon
Title	Chief Financial Officer
Address for Notices:
28213 Van Dyke
Warren, MI 48093
Fax No.: (586) 751-3618
Telephone No.: (586) 834-1011
Attention: Andrew J. Tavi, General Counsel

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NOBLE METAL PROCESSING –KENTUCKY, G.P., a Michigan general partnership

By: Noble Metal Processing, Inc.
Its: Partner

By:
	Name:	David J. Fallon
	Title	Chief Financial Officer
Address for Notices:
28213 Van Dyke
Warren, MI 48093
Fax No.: (586) 751-3618
Telephone No.: (586) 834-1011
Attention: Andrew J. Tavi, General Counsel

NOBLE LAND HOLDINGS,INC., a Michigan corporation

By:
Name:
Its:	Treasurer
Address for Notices:
28213 Van Dyke
Warren, MI 48093
Fax No.: (586) 751-3618
Telephone No.: (586) 834-1011
Attention: Andrew J. Tavi, General Counsel

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PROTOTECH LASER WELDING INC., a Michigan corporation

By:
Name:	David J. Fallon
Title	Chief Financial Officer
Address for Notices:
28213 Van Dyke
Warren, MI 48093
Fax No.: (586) 751-3618
Telephone No.: (586) 834-1011
Attention: Andrew J. Tavi, General Counsel

NOBLE SWISS HOLDINGS, INC., a Michigan corporation

By:
Name:	David J. Fallon
Its:	Chief Financial Officer
Address for Notices:
28213 Van Dyke
Warren, MI 48093
Fax No.: (586) 751-3618
Telephone No.: (586) 834-1011
Attention: Andrew J. Tavi, General Counsel

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AGENT:

COMERICA BANK, as Agent

By:
Name:
Title
Address for Notices:
One Detroit Center, 9th Floor 500 Woodward Avenue Detroit, Michigan 48226
Telephone No.: (313) 222-9434

Attention:

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